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Exhibit 2.4

DISTRIBUTION AGREEMENT

BY AND BETWEEN

VERIZON COMMUNICATIONS INC.

AND

NORTHERN NEW ENGLAND SPINCO INC.

DATED AS OF JANUARY 15, 2007

		Page
ARTICLE I	Definitions	2
Section 1.1	General	12
Section 1.2	References to Time	20
ARTICLE II	The Contribution	12
Section 2.1	Transfers of Spinco Assets and Spinco Liabilities	12
Section 2.2	Conveyancing and Assumption Agreements	13
Section 2.3	Certain Resignations	13
Section 2.4	Special Dividend; New Financing; Debt Exchange	14
ARTICLE III	Conditions	15
Section 3.1	Conditions to the Distribution	15
Section 3.2	Waiver of Conditions	15
ARTICLE IV	The Distribution	15
Section 4.1	Record Date and Distribution Date	15
Section 4.2	Spinco Reclassification	15
Section 4.3	The Agent	15
Section 4.4	Delivery of Shares to the Agent	16
Section 4.5	The Distribution	16
ARTICLE V	Post Closing Adjustments	216
Section 5.1	Post-Closing Adjustments	16
ARTICLE VI	Transaction Agreements	18
Section 6.1	Transaction Agreements	18
ARTICLE VII	Additional Covenants	18
Section 7.1	Survival; Exclusive Remedy	18
Section 7.2	Mutual Release	18
Section 7.3	Intercompany Agreements; Intercompany Accounts	19
Section 7.4	Guarantee Obligations and Liens	19
Section 7.5	Insurance	20
Section 7.6	Subsequent Transfers	21
Section 7.7	Further Assurances	21
ARTICLE VIII	Access to Information	21
Section 8.1	Provision of Information	21
Section 8.2	Privileged Information	22
Section 8.3	Production of Witnesses	23
Section 8.4	Retention of Information	23
Section 8.5	Confidentiality	24
Section 8.6	Cooperation with Respect to Government Reports and Filings	24
ARTICLE IX	No Representations or Warranties	24
Section 9.1	No Representations or Warranties	24
ARTICLE X	Miscellaneous	25
Section 10.1	Complete Agreement	25
Section 10.2	Expenses	25
Section 10.3	Governing Law	25
Section 10.4	Notices	25
Section 10.5	Amendment and Modification	25
Section 10.6	Successors and Assigns; No Third-Party Beneficiaries	25

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Section 10.7	Counterparts	25
Section 10.8	Interpretation	25
Section 10.9	Severability	25
Section 10.10	References; Construction	26
Section 10.11	Termination	26
Section 10.12	Consent to Jurisdiction and Service of Process	26
Section 10.13	Waivers	26
Section 10.14	Waiver of Jury Trial	26
Exhibit A	Form of Idearc Agreements
Exhibit B	Form of Intellectual Property Agreement
Exhibit C	Terms of Spinco Securities

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DISTRIBUTION AGREEMENT

        This DISTRIBUTION AGREEMENT (this "Agreement"), dated as of January 15, 2007, by and between Verizon Communications Inc., a Delaware corporation ("Verizon"), and Northern New England Spinco Inc., a Delaware corporation ("Spinco").

RECITALS

        WHEREAS, Spinco is a newly-formed, wholly-owned, direct Subsidiary of Verizon;

        WHEREAS, Verizon, Spinco and FairPoint Communications, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may be amended from time to time the "Merger Agreement"), pursuant to which, at the Effective Time (as defined in the Merger Agreement), Spinco will merge with and into the Company, with the Company continuing as the surviving corporation (the "Merger");

        WHEREAS, this Agreement and the other Transaction Agreements (as defined herein) set forth certain transactions that are conditions to consummation of the Merger;

        WHEREAS, prior to the Distribution (as defined herein) upon the terms and subject to the conditions set forth in this Agreement, Verizon will, pursuant to a series of restructuring transactions that will occur prior to the Distribution, (a) transfer or cause to be transferred by one or more of its Subsidiaries to the Non-ILEC Spinco Subsidiary (as defined herein) all of the ILEC Spinco Assets (as defined herein), such transfer to be subject to the assumption by such entity of the Non-ILEC Spinco Liabilities (as defined herein) and (b) transfer or cause to be transferred by Verizon New England Inc., a New York corporation ("Verizon New England") to the ILEC Spinco Subsidiary (as defined herein) all of the ILEC Spinco Assets (as defined herein), subject to the assumption by such entity of the ILEC Spinco Liabilities (as defined herein), and shall transfer the ILEC Spinco Subsidiary (after receiving its stock from its Subsidiaries in a series of internal distributions) to Spinco;

        WHEREAS, in exchange for the transfers to the Spinco Subsidiaries contemplated by the immediately preceding recital, Spinco will upon the terms and subject to the conditions set forth in this Agreement (a) distribute to Verizon the Spinco Securities (as defined herein) and (b) pay to Verizon the Special Dividend (as defined herein), all upon the terms and subject to the conditions set forth herein (the transactions described in this recital and in the immediately preceding recital, collectively, the "Contribution");

        WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Verizon will distribute (the "Distribution") all of the issued and outstanding shares of common stock, par value $.10 per share, of Spinco ("Spinco Common Stock") to the holders as of the Record Date (as defined herein) of the outstanding shares of common stock, par value $.10 per share, of Verizon ("Verizon Common Stock") and, to the extent applicable, to such persons who received Verizon Common Stock pursuant to the exercise of Record Date Options (as defined below);

        WHEREAS, the parties to this Agreement intend that (i) the First Internal Spinoff (as defined in the Merger Agreement) qualify as a reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code") and a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (ii) the Second Internal Spinoff (as defined in the Merger Agreement) qualify as a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (iii) the Contribution, together with the Distribution, qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (iv) the Distribution qualify as a distribution of Spinco stock to Verizon stockholders eligible for nonrecognition under Sections 355(a) and 361(c) of the Code, (v) no gain or loss be recognized by Verizon for federal income tax purposes in connection with the receipt of the Spinco Securities (as defined herein) or the consummation of the Debt Exchange (as defined herein); (vi) the Special Dividend qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, to the extent that Verizon distributes the Special Dividend to its creditors and/or shareholders in connection with the Contribution, (vii) the Merger qualify as a tax-free reorganization pursuant to

Section 368 of the Code; and (viii) no gain or loss be recognized as a result of such transactions for federal income tax purposes by any of Verizon, Spinco, and their respective stockholders and Subsidiaries (except to the extent of cash received in lieu of fractional shares); and

        WHEREAS, the parties to this Agreement intend that throughout the internal restructurings taken in contemplation of this Agreement, including the Internal Spinoffs (as defined in the Merger Agreement), Internal Restructurings (as defined in the Merger Agreement), the Contribution, and the Distribution, the Spinco Employees shall maintain uninterrupted continuity of employment, compensation and benefits, and also for union represented employees, uninterrupted continuity of representation for purposes of collective bargaining and uninterrupted continuity of coverage under their collective bargaining agreements, as described in the Employee Matters Agreement.

        NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Affiliate" means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that for purposes of this Agreement, (i) from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group and (ii) none of Cellco Partnership or any of its Subsidiaries shall be deemed Affiliates or Subsidiaries of Verizon.

        "Agent" means the distribution agent agreed upon by Verizon and the Company, to be appointed by Verizon to distribute the shares of Spinco Common Stock pursuant to the Distribution.

        "Agreement" has the meaning set forth in the preamble.

        "Alternative Financing" has the meaning set forth in the Merger Agreement.

        "Applicable Rate" means the three-month LIBOR rate published on Telerate Page 3750 as of 11:00 a.m. London time, on the date which is two days prior to the date such rate is determined, less 10 basis points, such rate to be reset every 90 days.

        "Asset" means any and all assets, properties and rights, wherever located, whether real, personal or mixed, tangible or intangible, including the following (in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person): (i) notes and accounts and notes receivable (whether current or non-current); (ii) Cash and Cash Equivalents, debentures, bonds, notes, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, letters of credit and performance and surety bonds, voting-trust certificates, puts, calls, straddles, options and other securities of any kind, and all loans, advances or other extensions of credit or capital contributions to any other Person; (iii) rights under leases (including real property leases), contracts, licenses, permits, distribution arrangements, sales and purchase agreements, joint operating agreements, other agreements and business

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arrangements; (iv) owned real property; (v) leased real property, fixtures, trade fixtures, machinery, equipment (including oil and gas, transportation and office equipment), tools, dies and furniture; (vi) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind, including all antennas, apparatus, cables, electrical devices, fixtures, equipment, furniture, office equipment, broadcast towers, motor vehicles and other transportation equipment, special and general tools, test devices, transmitters and other tangible personal property; (vii) computers and other data processing equipment and software; (viii) raw materials, work-in-process, finished goods, consigned goods and other inventories; (ix) prepayments or prepaid expenses; (x) claims, causes of action, rights under express or implied warranties, rights of recovery and rights of setoff of any kind; (xi) Information; (xii) advertising materials and other printed or written materials; (xiii) goodwill as a going concern and other intangible properties; (xiv) employee contracts, including any rights thereunder to restrict an employee from competing in certain respects; (xv) licenses and authorizations issued by any governmental authority; and (xvi) Real Property Interests.

        "Backstop Facility Commitment" has the meaning set forth in the Merger Agreement.

        "Blended Customer Contracts" means billing and collection Contracts, operator service Contracts, directory assistance Contracts and Contracts with end user customers, in each case to which one of the Contributing Companies or another Subsidiary of Verizon is a party, and in each case which provide for such customers to receive one or more products and/or services that are offered by the Spinco Business as well as one or more products and/or services that are offered by the Verizon Business, other than those Contracts listed on Section 1.1(a) of the Disclosure Letter.

        "Business" means the Spinco Business or the Verizon Business, as the case may be.

        "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the City of Charlotte, North Carolina or the City of New York, New York are authorized or obligated by law or executive order to close.

        "Cash and Cash Equivalents" means all cash, cash equivalents, including certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof, marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or an agency thereof, and investments in money market funds and other liquid investments, including all deposited but uncleared bank deposits.

        "Claims Made Policies" has the meaning set forth in Section 7.5(a).

        "Closing Date" has the meaning set forth in the Merger Agreement.

        "Closing Statement" has the meaning set forth in Section 5.1(a).

        "Code" has the meaning set forth in the Recitals.

        "Commitment Letter" has the meaning set forth in the Merger Agreement.

        "Company" has the meaning set forth in the Recitals.

        "Company Consent" means the written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

        "Contract" means any contract, agreement or binding arrangement or understanding, whether written or oral and whether express or implied.

        "Contributing Companies" means Verizon New England, NYNEX Long Distance Company, Bell Atlantic Communications Inc., Verizon Select Services Inc., Verizon Internet Services Inc., and, any Subsidiary of Verizon that employs Continuing Employees (as defined in the Merger Agreement) as of the Closing Date.

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        "Contribution" has the meaning set forth in the Recitals.

        "Current Assets" means total current assets of Spinco and the Spinco Subsidiaries, determined in accordance with the last sentence of Section 5.1(a), as of the opening of business on the Distribution Date.

        "Current Liabilities" means the total current liabilities of Spinco and the Spinco Subsidiaries, determined in accordance with the last sentence of Section 5.1(a), as of the opening of business on the Distribution Date, but excluding (i) the current portion of any Indebtedness and excluding all Spinco Debt Expenses and (ii) for the avoidance of doubt, any amounts that are the responsibility of the Surviving Corporation pursuant to Section 11.1 of the Merger Agreement.

        "Debt Exchange" has the meaning set forth in Section 2.4(d)

        "Disclosure Letter" means the schedule prepared and delivered by Verizon to Spinco as of the date of this Agreement.

        "Dispute Resolution Request" has the meaning set forth in Section 5.1(c).

        "Distribution" has the meaning set forth in the Recitals.

        "Distribution Date" means the date that the Distribution shall become effective.

        "Distribution Date Spinco Indebtedness" means the aggregate amount of Indebtedness of Spinco and its Subsidiaries as of the opening of business on the Distribution Date, calculated pro forma for the Contribution.

        "Distribution Date Working Capital" means the amount, if any, by which Current Assets exceeds Current Liabilities (or, if Current Liabilities exceeds Current Assets, the amount of such excess expressed as a negative number) as of the opening of business on the Distribution Date prior to the application of purchase accounting entries to the Company's opening balance sheet.

        "Effective Time" has the meaning set forth in the Merger Agreement.

        "Election" has the meaning set forth in Section 2.4(e).

        "Employee Matters Agreement" means the Employee Matters Agreement entered into among Verizon, Spinco and the Company on the date hereof, as such agreement may be hereafter amended from time to time.

        "Excluded Contract" means (i) any Contract entered into by Verizon or any Subsidiary of Verizon (other than Spinco or a Spinco Subsidiary), on the one hand, with a non-Affiliate of Verizon, on the other hand, which is used or offered in the conduct of the Spinco Business as well as the Verizon Business, other than any Blended Customer Contract and (ii) any Contract entered into solely between or among Verizon and/or Affiliates of Verizon, other than the Transferred Affiliate Arrangements, including, in each case, those Contracts listed in Section 1.1(b) of the Disclosure Letter.

        "Final Closing Statement" has the meaning set forth in Section 5.1(c).

        "Final Distribution Date Working Capital" has the meaning set forth in Section 5.1(d).

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Authority" has the meaning set forth in the Merger Agreement.

        "Group" means the Verizon Group or the Spinco Group, as the case may be.

        "Idearc Agreements" means the Publishing Agreement, the Non-competition Agreement and the Branding Agreement, each to be entered into between Idearc Media Inc., a Delaware corporation, and

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Spinco and such Subsidiaries of Spinco as are designated by Verizon prior to the Distribution (in consultation with the Company), each in the form attached hereto as Exhibits A-1, A-2 and A-3.

        "Indebtedness" means, with respect to Spinco and the Spinco Subsidiaries, all indebtedness for borrowed money, including the aggregate principal amount thereof, and any accrued interest thereon.

        "Identified Persons" has the meaning set forth in the Merger Agreement.

        "ILEC" means an incumbent local exchange carrier.

        "ILEC Spinco Assets" means Spinco Assets which are subject to regulations applicable to ILECs promulgated by one or more of the State of Vermont Public Service Board, the State of Maine Public Utilities Commission or the New Hampshire Public Utilities Commission.

        "ILEC Spinco Liabilities" means Spinco Liabilities that arise from or relate to ILEC Spinco Assets.

        "ILEC Spinco Subsidiary" means Northern New England Telephone Operations Inc., a newly formed Delaware corporation.

        "Information" means all lists of customers, records pertaining to customers and accounts, copies of Contracts, personnel records, lists and records pertaining to customers, suppliers and agents, and all accounting and other books, records, ledgers, files and business records, data and other information of every kind (whether in paper, microfilm, computer tape or disc, magnetic tape or any other form).

        "Intellectual Property Agreement" means the Intellectual Property Agreement to be entered into among Verizon and its Affiliates and Spinco and its Affiliates, in the form of Exhibit B hereto.

        "Intellectual Property Assets" means all "Statutory Intellectual Property" and "Non-Statutory Intellectual Property", as each such term is defined in the Intellectual Property Agreement.

        "Leased Real Property" means all leasehold or subleasehold estates and other rights of Verizon or one of its Affiliates to use or occupy any land, buildings or structures located in the Territory and used primarily in the conduct of the Spinco Business, including those listed in Section 1.1(c) of the Disclosure Letter.

        "Liability" or "Liabilities" means all debts, liabilities and obligations (including those arising under contracts) whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet. "Liabilities" shall not include (a) any liabilities in respect of any Intellectual Property, (b) any liabilities for or in respect of Taxes, which shall be governed solely by the Tax Sharing Agreement and, to the extent applicable, the Merger Agreement or (c) any liabilities for or in respect of any benefit plans, programs, agreements, and arrangements, which shall be governed exclusively by the Employee Matters Agreement and, to the extent applicable, the Merger Agreement.

        "Litigation Matters" means all pending or threatened litigation, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, Verizon and/or Spinco (or members of either Group).

        "Merger" has the meaning set forth in the Recitals.

        "Merger Agreement" has the meaning set forth in the Recitals.

        "New Financing" has the meaning set forth in the Merger Agreement.

        "Non-ILEC Spinco Assets" means Spinco Assets other than ILEC Spinco Assets.

        "Non-ILEC Spinco Liabilities" means Spinco Liabilities other than ILEC Spinco Liabilities.

        "Non-ILEC Spinco Subsidiary" means Enhanced Communications of Northern New England Inc., a newly-formed Delaware corporation.

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        "Occurrence Basis Policies" has the meaning set forth in Section 7.5(a).

        "Owned Real Property" means all land in the Territory that is owned by Verizon or one of its Affiliates and used primarily in the conduct of the Spinco Business, together with all buildings, structures, improvements and fixtures located thereon, subject to all easements and other rights and interests appurtenant thereto, including those listed in Section 1.1(d) of the Disclosure Letter.

        "Person" or "person" means a natural person, corporation, company, partnership, limited partnership, limited liability company, or any other entity, including a Governmental Authority.

        "Policies" means all insurance policies, insurance contracts and claim administration contracts of any kind of Verizon and its Subsidiaries (including members of the Spinco Group) and their predecessors which were or are in effect at any time at or prior to the Distribution Date, including but not limited to commercial general liability, automobile, workers' compensation, excess and umbrella, aircraft, crime, property and business interruption, directors' and officers' liability, fiduciary liability, employment practices liability, errors and omissions, special accident, environmental, inland and marine, and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

        "Privileged Information" means with respect to either Group, Information regarding a member of such Group, or any of its operations, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable privilege, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.

        "Real Property Interests" means all easements, rights of way, and licenses (whether as licensee or licensor) in the real property that is used primarily in the conduct of the Spinco Business, and excluding all Owned Real Property and property and interests subject to Real Property Leases.

        "Real Property Leases" means all leases, subleases, concessions and other agreements (written or oral) pursuant to which any Leased Real Property is held, including the right to all security deposits and other amounts and instruments deposited thereunder.

        "Reclassification" has the meaning set forth in Section 4.2.

        "Record Date" means the close of business on the date to be determined by the Board of Directors of Verizon as the record date for determining stockholders of Verizon entitled to participate in the Distribution, which date shall be a Business Day preceding the day of the Effective Time.

        "Record Date Options" has the meaning set forth in the Employee Matters Agreement.

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        "Representative" means with respect to any Person, any of such Person's directors, managers or persons acting in a similar capacity, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

        "Special Dividend" means a dividend in an amount to be set forth in a certificate delivered by Verizon to Spinco, with a copy to the Company, no later than 30 days prior to the Distribution Date, which amount shall not exceed Verizon's estimate of its tax basis in Spinco.

        "Spinco" has the meaning set forth in the preamble; provided, that with respect to any period following the Effective Time, all references to Spinco herein shall be deemed to be references to the Surviving Corporation.

        "Spinco Assets" means, subject to Section 2.1(c), collectively:

            (i)  all of the right, title and interest of Verizon and its Subsidiaries in all Assets that are primarily used or held for use in, or that primarily arise from, the conduct of the Spinco Business, including:

            (A)  those set forth on the Spinco Interim Balance Sheet (after giving effect for this purpose to any exclusion of Assets resulting from application of the principles, methodologies and policies set forth in Section 5.1 of the Disclosure Letter) to the extent held on the Distribution Date;

            (B)  all Owned Real Property and all Leased Real Property, together with all buildings, towers, facilities and other structures and improvements located thereon;

            (C)  all Real Property Interests;

            (D)  Telephone Plant; and

            (E)  Contracts, including the Contracts listed in Section 1.1(g) of the Disclosure Letter;

           (ii)  all other Assets of Spinco and the Spinco Subsidiaries to the extent specifically assigned to any member of the Spinco Group pursuant to this Agreement or any other Transaction Agreement;

          (iii)  the capital stock of each Spinco Subsidiary (it being agreed that the physical certificates representing such capital stock shall be delivered to Spinco at the closing of the Merger by Verizon no later than the Distribution Date);

          (iv)  all rights of the Contributing Companies in respect of the Transferred Affiliate Arrangements;

           (v)  those rights in the Blended Customer Contracts as are allocated to Spinco as contemplated by Section 7.8(e) of the Merger Agreement; and

          (vi)  any additional Assets set forth on Section 1.1(e) of the Disclosure Letter;

provided, that in no event will Spinco Assets include:

            (A)  any Intellectual Property Asset (except to the extent specified in a Transaction Agreement);

            (B)  any Verizon Assets;

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            (C)  any Assets of Verizon Business Global LLC, f/k/a MCI, LLC, which is the successor to the business of MCI, Inc., and direct and indirect subsidiaries of Verizon Business Global LLC;

            (D)  any Assets of Verizon Network Integration Corp.;

            (E)  any Assets of Verizon Federal Inc.;

            (F)   any Assets of Federal Network Systems LLC;

            (G)  any Assets of Verizon Global Networks Inc.;

            (H)  any Assets of Verizon Select Services Inc., other than Assets that constitute customer relationships or Contracts that relate solely to the Spinco Business or are referred to in clause (v) above, including, for the avoidance of doubt, the Verizon Select Services Inc. customer relationships managed by Verizon Business Global LLC or its subsidiaries;

            (I)   any Assets of Cellco Partnership (d/b/a Verizon Wireless); or

            (J)   any Cash or Cash Equivalents or short term investments except as may be elected by Verizon.

        "Spinco Audited Balance Sheet" means the audited Combined Statements of Selected Assets, Selected Liabilities and Parent Funding as of December 31, 2005 for the local exchange businesses and related landline activities of Verizon in the states of Maine, New Hampshire and Vermont (including Internet access, long distance and customer premises equipment services provided to customers in those states).

        "Spinco Business" means:

            (i)  all of the incumbent local exchange carrier business activities and operations of Verizon and its Affiliates in the Territory (consisting of local exchange service, intraLATA toll service, network access service, enhanced voice and data services, DSL services and wholesale services); and

           (ii)  all of the following activities of Verizon and its Affiliates in the Territory:

            (A)  consumer and small business switched and dedicated long distance service to customers located in the Territory;

            (B)  large business switched and dedicated long distance service to customers of Verizon Select Services Inc. located in the Territory;

            (C)  the delivery by Verizon Internet Services Inc. of dial-up, DSL and fiber to the premises (a/k/a FiOS) data and dedicated internet access services to customers located in the Territory;

            (D)  customer premise equipment sales, and installation and maintenance services currently offered by Verizon Select Services, Inc. to customers located in the Territory; and

            (E)  private line service to customers of Verizon Select Services Inc. where the line originates and terminates in the Territory;

provided that, for the avoidance of doubt, "Spinco Business" shall not include any other business activities or operations of Verizon or its Affiliates that may be conducted in the Territory, including, without limitation,

            (A)  the offering of wireless voice, data and other services by Cellco Partnership (d/b/a Verizon Wireless) and the offering of air-to-ground or rail-to-ground services by Verizon Airfone;

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            (B)  publishing and printing telephone directories and publishing electronic directories;

            (C)  monitoring, installation, maintenance and repair of data customer premises equipment and software, structured cabling, call center solutions and professional services as provided generally by Verizon Network Integration Corp.;

            (D)  multi-dwelling unit voice, data and video services as provided generally by Verizon Avenue Corp.;

            (E)  wireless telecommunications services, customer premises equipment, inside wiring and cabling, and consulting services to or for federal government agencies offered by Federal Network Systems LLC, and customer premises inside wiring and cabling, and consulting services to or for federal government agencies offered by Verizon Federal Inc.;

            (F)  interstate, intrastate and local exchange services offered by Verizon or its Affiliates (other than the Contributing Companies) consisting primarily of those conducted by them as successors to the business of MCI, Inc.;

            (G)  monitoring, provision, maintenance and repair of intrastate, interstate and international telecommunications and information services, managed services, internet protocol services, data center services, professional services, hosting services, web infrastructure and application management and other products, services and software provided to government and large business customers as provided generally by Verizon Business Global LLC, f/k/a MCI, LLC, which is the successor to the business of MCI, Inc., or direct and indirect subsidiaries of Verizon Business Global LLC;

            (H)  consumer and small business CPE services (including DSL modem and router fulfillment) as provided generally by Verizon TeleProducts;

            (I)   long haul switching, routing, and transmission and other carrier services as provided generally by Verizon Global Networks Inc.;

            (J)   prepaid card products, payphone dial around services (VSSI-CARD) and dedicated Internet access services as provided generally by Verizon Select Services Inc;

            (K)  Verizon Voice Over Internet Protocol service as provided generally by Verizon d/b/a Verizon Long Distance and NYNEX Long Distance; or

            (L)  activities relating to the foregoing or in substitution for the foregoing by the named entities or any successor thereto.

        "Spinco Common Stock" has the meaning set forth in the Recitals.

        "Spinco Debt Expenses" means (i) the aggregate amount of all fees and expenses payable to lenders or lenders' advisors by Spinco or the Surviving Corporation pursuant to the terms of the New Financing (or Alternative Financing) in connection with the consummation of the New Financing (or Alternative Financing) multiplied by (ii) a fraction, the numerator of which is (A) the amount drawn by Spinco under the terms of the New Financing (or Alternative Financing) immediately prior to the Effective Time and the denominator is (B) the sum of the aggregate amount of indebtedness contemplated by the New Financing (or Alternative Financing).

        "Spinco Group" means Spinco and the Spinco Subsidiaries.

        "Spinco Guarantees" has the meaning set forth in Section 7.4(b).

        "Spinco Interim Balance Sheet" means the balance sheet that is part of the Interim Financial Statements (as defined in the Merger Agreement).

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        "Spinco Liabilities" means, subject to Section 2.1(c), collectively:

            (i)  all Liabilities of Verizon or any of its Subsidiaries (including Spinco and the Spinco Subsidiaries) to the extent relating to or arising from the Spinco Business, including the Liabilities set forth on the Spinco Interim Balance Sheet (after giving effect for this purpose to any exclusion of Liabilities resulting from application of the principles, methodologies and policies set forth in Section 5.1 of the Disclosure Letter) or arising after the date thereof and the Liabilities of Spinco under the Transaction Agreements;

           (ii)  all Liabilities to the extent relating to or arising from any Spinco Assets;

          (iii)  all Liabilities of the Spinco Business in respect of the Transferred Affiliate Arrangements;

          (iv)  those Liabilities in the Blended Customer Contracts that are assigned to and assumed by the Company pursuant to Section 7.7(e) of the Merger Agreement;

           (v)  all Liabilities relating to or arising from any Verizon Guarantee; and

          (vi)  all Liabilities set forth on Section 1.1(f) of the Disclosure Letter. Notwithstanding the foregoing, Spinco Liabilities shall not include any Liabilities specifically agreed not to be assumed by Spinco under any other Transaction Agreement. For the avoidance of doubt, Spinco Liabilities do not include Verizon Liabilities.

        "Spinco Securities" means the notes to be issued by Spinco to Verizon, as contemplated in Section 2.4 hereof and having the principal terms set forth on Exhibit C hereto and other terms determined in accordance with Section 7.20 of the Merger Agreement.

        "Spinco Subsidiaries" means, collectively, the Non-ILEC Spinco Subsidiary and the ILEC Spinco Subsidiary.

        "Subsidiary" has the meaning set forth in the Merger Agreement.

        "Surviving Corporation" has the meaning set forth in the Merger Agreement.

        "Target Working Capital" means $50,500,000, provided that such amount will be reduced by the amount, if any, equal to (x) the sum of (i) any amount the Company pays or becomes obligated to pay to a Commitment Party (as defined in the Commitment Letter) pursuant to the fifth paragraph of the fee letter that is part of the Commitment Letter, and (ii) any amount the Company pays or becomes obligated to pay pursuant to the fee letter that is part of the Backstop Commitment, divided by (y) 0.39579.

        "Taxes" has the meaning set forth in the Merger Agreement.

        "Tax Sharing Agreement" means the Tax Sharing Agreement entered into on the date hereof, between Verizon, the Company and Spinco, as such agreement may be amended from time to time.

        "Telephone Plant" means the plant, systems, structures, regulated construction work in progress, telephone cable (whether in service or under construction), microwave facilities (including frequency spectrum assignment), telephone line facilities, machinery, furniture, fixtures, tools, implements, conduits, stations, substations, equipment (including central office equipment, subscriber station equipment and other equipment in general), instruments and house wiring connections located in the Territory used in the Spinco Business.

        "Territory" means the local franchise area of Verizon New England in the states of Maine, Vermont and New Hampshire.

        "Total Verizon Shares" means (i) the total number of shares of Verizon Common Stock as of the Record Date plus (ii) the total number of shares of Verizon Common Stock issued to all persons who acquired such Verizon Common Stock pursuant to the exercise of Record Date Options.

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        "Transaction Agreements" means this Agreement, the Employee Matters Agreement, the Intellectual Property Agreement, the Merger Agreement, the Tax Sharing Agreement, the Idearc Agreements and the Transition Services Agreement.

        "Transferred Affiliate Arrangements" means (i) any intercompany trade accounts payable or receivable of the Spinco Business as of the date of the Contribution, including amounts payable by or to Verizon or any Verizon Subsidiaries under Contracts for the provision of billing and collection, network access and other services, (ii) any reimbursements due as of the date of the Contribution in respect of the Spinco Business for corporate services under the pro-rate agreement or other arrangements with Verizon or any Verizon Subsidiary consistent with past practice, (iii) any Transaction Agreement and any arrangement expressly contemplated by a Transaction Agreement, (iv) any Affiliate interconnection Contract or (v) any Contract listed on Section 1.1(g) of the Disclosure Letter.

        "Transition Services Agreement" means that Transition Services Agreement entered into on the date hereof, between Verizon and Spinco, as such agreement may be amended from time to time.

        "Verizon" has the meaning set forth in the preamble.

        "Verizon Assets" means, subject to Section 2.1(c), collectively,

            (i)  all of the right, title and interest of Verizon and its Subsidiaries in all Assets held by them other than those identified in clauses (i) through (vi) of the definition of Spinco Assets, it being acknowledged that Verizon Assets include (a) all Excluded Contracts (it being agreed that Spinco and the Spinco Subsidiaries shall be permitted to (x) retain any product or license under an Excluded Contract delivered and paid for prior to the Closing in the conduct of the Spinco Business and (y) receive any product or license under an Excluded Contract that was ordered and paid for prior to the Closing in the conduct of the Spinco Business but which shall be delivered after the Closing), (b) all Contracts between Verizon and the Verizon Subsidiaries on one hand and Spinco and the Spinco Subsidiaries on the other hand (other than to the extent they constitute Transferred Affiliate Arrangements), (c) any Asset, other than any customer relationships, of the dial-up and ISP and the consumer or small business long distance portions of the Spinco Business and (d) tangible Assets used exclusively by personnel who are retained by Verizon but who work in one of the work centers or other locations located in the Territory which serve both the Spinco Business and the Verizon Business, all of which are set forth in Section 1.1(h) of the Disclosure Letter.

           (ii)  all other Assets of Verizon and Verizon Subsidiaries to the extent specifically assigned to or retained by any member of the Verizon Group pursuant to this Agreement or any other Transaction Agreement,

          (iii)  the capital stock of each Verizon Subsidiary,

          (iv)  all rights of Verizon under the Transaction Agreements,

           (v)  all defenses and counterclaims relating to any Liability retained by Verizon or its Affiliates, and

          (vi)  any additional Assets set forth on Section 1.1(i) of the Disclosure Letter.

        "Verizon Business" means all of the businesses and operations conducted by Verizon and the Verizon Subsidiaries (other than the Spinco Business) at any time, whether prior to, on or after the Distribution Date.

        "Verizon Common Stock" has the meaning set forth in the Recitals.

        "Verizon Group" means Verizon and the Verizon Subsidiaries.

        "Verizon Guarantees" has the meaning set forth in Section 7.4(a).

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        "Verizon Liabilities" means, subject to Section 2.1(c), collectively, (i) all Liabilities of Verizon or any of its Subsidiaries relating to or arising out of the Verizon Business, including the Liabilities of Verizon under the Transaction Agreements, in each case other than the Spinco Liabilities, (ii) all Liabilities in respect of the Transferred Affiliate Arrangements other than the Spinco Liabilities related thereto, (iii) those Liabilities under the Blended Customer Contracts except to the extent assumed by the Company pursuant to Section 7.8(e) of the Merger Agreement, (iv) all Liabilities in respect of Excluded Contracts, (v) all Liabilities set forth on Section 1.1(j) of the Disclosure Letter, (vi) all Liabilities relating to or arising from any Spinco Guarantee, and (vii) all expenses allocated to Verizon pursuant to Section 11.1 of the Merger Agreement, (viii) all obligations in respect of guarantees issued by any member of the Spinco Group prior to the Closing Date in respect of the Verizon Business, (ix) Spinco Debt Expenses, (x) the amount, if any, by which Distribution Date Spinco Indebtedness exceeds $1.7 billion and (xi) Liabilities in respect of claims asserted against any Identified Person as a result of acts or omissions occurring prior to the Distribution. For the avoidance of doubt, Verizon Liabilities do not include Spinco Liabilities.

        "Verizon New England" has the meaning set forth in the Recitals.

        "Verizon Subsidiaries" means all direct and indirect Subsidiaries of Verizon immediately after the Distribution Date, assuming that the Distribution has occurred in accordance with the terms hereof.

        Section 1.2    References to Time.    All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II

The Contribution

        Section 2.1    Transfers of Spinco Assets and Spinco Liabilities.

        (a)   Subject to Section 2.1(b) and, in the case of Information, Article VIII, on or prior to the Distribution Date, Verizon shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance (i) of the Non-ILEC Spinco Assets and the Non-ILEC Spinco Liabilities to the Non-ILEC Spinco Subsidiary and (ii) of the ILEC Spinco Assets and the ILEC Spinco Liabilities to the ILEC Spinco Subsidiary. Spinco shall assume or cause the applicable Spinco Subsidiaries to assume, and thereafter timely pay, perform and discharge, when and as due, or cause the applicable Spinco Subsidiaries to thereafter timely pay, perform and discharge, when and as due, all of the Spinco Liabilities.

        (b)   Nothing in this Agreement (including, for the avoidance of doubt, Section 7.6) shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed until such time as all legal impediments to such transfer or assumption have been removed. The rights and obligations of the parties in respect of removing such impediments, (including pursuing and obtaining all applicable consents, waivers and approvals in connection with the Contribution) and in respect of such Assets and Liabilities to the extent not transferred on the Distribution Date are set forth in the Merger Agreement and no additional rights or obligations shall be deemed to arise under this Agreement in connection therewith.

        (c)   The rights and obligations of the parties with respect to Taxes shall be governed exclusively by the Tax Sharing Agreement (and, to the extent applicable, the Merger Agreement). Accordingly, items relating to Taxes shall not be treated as Assets or Liabilities for purposes of, or otherwise be governed by, this Agreement. In the event of any inconsistency between this Agreement and the Tax Sharing Agreement, the terms of the Tax Sharing Agreement shall control. In addition, the rights and obligations of the parties with respect to benefit plans, programs, agreements and arrangements shall be governed exclusively by the Employee Matters Agreement. Accordingly, assets and liabilities relating

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to any benefit plans, programs, agreements and arrangements shall not be treated as Assets or Liabilities for purposes of, or otherwise be governed by, this Section 2.1. The rights and obligations of the parties with respect to collective bargaining agreements and practices, including Spinco collective bargaining agreements, memoranda of agreement and memoranda of understanding, and the rights and obligations arising under those contracts and practices on benefit plans, programs, agreements and arrangements shall be treated as Assets or Liabilities for purposes of this Section 2.1, and are described in the Employee Matters Agreement. In the event of any conflict between this Section 2.1, or any other Section of this Agreement, and the Employee Matters Agreement, the Employment Matters Agreement shall control.

        Section 2.2    Conveyancing and Assumption Agreements.    In connection with the transfer of the Spinco Assets and the assumption of the Spinco Liabilities contemplated by this Article II, Verizon and Spinco shall execute, or cause to be executed by the appropriate entities, customary conveyancing and assumption instruments (provided that such instruments shall not impose obligations on any party or grant rights, through representations or otherwise, beyond those set forth in this Agreement).

        Section 2.3    Certain Resignations.    At or prior to the Distribution Date, Verizon shall cause each employee and director of Verizon and its Subsidiaries who will not be employed by Spinco or a Spinco Subsidiary after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Spinco or any Spinco Subsidiary on which they serve, and from all positions as officers of Spinco or any Spinco Subsidiary in which they serve. Spinco will cause each employee and director of Spinco and its Subsidiaries who will not be employed by Verizon or any Verizon Subsidiary after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Verizon or any Verizon Subsidiary on which they serve, and from all positions as officers of Verizon or any Verizon Subsidiary in which they serve.

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        Section 2.4    Special Dividend; New Financing; Debt Exchange.

        (a)   The Spinco Board will establish a Special Dividend record date and will authorize Spinco to pay out of funds legally available therefor the Special Dividend on the Distribution Date to Verizon, as the holder of record of Spinco Common Stock as of the specified record date. The Special Dividend will be paid to Verizon on the Distribution Date immediately prior to the Distribution.

        (b)   At or prior to the Distribution Date, Spinco will (i) enter into the agreements associated with the New Financing and use a portion of the proceeds thereof to pay the Special Dividend and (ii) distribute Spinco Securities to Verizon. The principal amount of the Spinco Securities will be an amount equal to (x) $1.7 billion less (y) the amount of the Special Dividend, with the precise aggregate principal amount of the Spinco Securities to be set forth on a certificate to be delivered by Verizon to Spinco, with a copy to the Company, no later than 30 days prior to the Distribution Date.

        (c)   The rights and obligations of the parties in respect of pursuing and obtaining the New Financing are set forth in the Merger Agreement and no additional rights or obligations shall be deemed to arise under this Agreement in connection therewith.

        (d)   The parties acknowledge that Verizon intends to enter into arrangements prior to or following the Distribution Date providing for the exchange of outstanding Spinco Securities for debt obligations of Verizon or its Affiliates or the transfer of Spinco Securities to other Verizon creditors or stockholders (the "Debt Exchange"), provided that the parties further acknowledge that (i) if Verizon desires to consummate the Debt Exchange concurrently with the Distribution, Verizon shall not be obligated to consummate the Distribution unless Verizon shall have entered into such arrangements and the Debt Exchange shall be consummated concurrently with the Distribution and (ii) if Verizon elects not to pursue the Debt Exchange at the time of the Distribution or thereafter, Verizon may dispose of the Spinco Securities in another manner, but will in any event dispose of all of its interest in the Spinco Securities within 360 days following the Distribution Date.

        (e)   At Verizon's election, to be exercised by Verizon no later than 15 days prior to the Distribution Date (the "Election"), notwithstanding any other provision of the Transaction Agreements, the following alternative transaction structure may be adopted in lieu of the transaction steps currently described in the Transaction Documents:

            (i)  the entity referred to as Spinco shall be formed by Verizon New England, instead of by Verizon;

           (ii)  the Special Dividend shall be a dividend paid by Spinco to Verizon New England, instead of being paid by Spinco to Verizon;

          (iii)  Spinco Securities shall be notes issued by Spinco to Verizon New England, instead of being issued by Spinco to Verizon,

          (iv)  the Debt Exchange shall be undertaken by Verizon New England with its creditors or stockholders, instead of being undertaken by Verizon with Verizon's creditors or stockholders,

           (v)  Verizon and Verizon New England shall transfer or cause to be transferred to Spinco (or to Subsidiaries thereof) all of the Spinco Assets and Liabilities in such a manner that, immediately prior to the Merger, no assets or liabilities (other than stock or other equity interests in Subsidiaries) shall be held directly by Spinco; and

          (vi)  Spinco shall be distributed in the Internal Spinoffs and in the Distribution and shall participate in the Merger.

          If Verizon makes the Election, all applicable provisions of this Agreement and the other Transaction Agreements shall be amended by the parties thereto as appropriate to reflect the Election. For example, the definition of the Special Dividend shall be revised to refer to Verizon

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  New England's estimate of its tax basis in Spinco, instead of Verizon's estimate of its tax basis in Spinco.

        (f)    The parties recognize that Spinco and the Company desire that as of the time of the distribution the amount of Current Assets exceeds the amount of Current Liabilities and therefore Verizon agrees to use commercially reasonable efforts to conduct the Spinco Business in a manner that would cause Current Assets to exceed Current Liabilities as of the time of the Distribution.

        (g)   Verizon shall pay all Spinco Debt Expenses (i) on the Closing Date or (ii) on such subsequent date when the fees and expenses payable to lenders or the lenders' advisors pursuant to the terms of the New Financing (or Alternative Financing) in connection with the consummation of the New Financing (or Alternative Financing), other than the Spinco Debt Expenses, are paid by the Surviving Corporation.

ARTICLE III

Conditions

        Section 3.1    Conditions to the Distribution.    The obligations of Verizon pursuant to this Agreement to effect the Distribution shall be subject to the fulfillment (or waiver by Verizon) on or prior to the Distribution Date (provided that certain of such conditions will occur substantially contemporaneous with the Distribution) of each of the conditions set forth in Section 8.1 and Section 8.2 of the Merger Agreement, except the consummation of the Contribution and the Distribution and the other transactions contemplated hereby.

        Section 3.2    Waiver of Conditions.    To the extent permitted by applicable Law, the condition set forth in Section 3.1 hereof may be waived in the sole discretion of Verizon. The condition set forth in Section 3.1 is for the sole benefit of Verizon and shall not give rise to or create any duty on the part of Verizon to waive or not waive any such conditions.

ARTICLE IV

The Distribution

        Section 4.1    Record Date and Distribution Date.    Subject to the satisfaction, or to the extent permitted by applicable Law, waiver, of the conditions set forth in Section 3.1, the Board of Directors of Verizon, consistent with the Merger Agreement and Delaware law, shall establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Distribution.

        Section 4.2    Spinco Reclassification.    Immediately prior to the Distribution Date, Verizon and Spinco shall take all actions necessary to issue to Verizon such number of shares of Spinco Common Stock, including, if applicable, by reclassifying the outstanding shares of Spinco Common Stock or by declaring a dividend payable to Verizon in shares of Spinco Common Stock (the "Reclassification"), for the purpose of increasing the outstanding shares of Spinco Common Stock such that, immediately prior to the Distribution Date, Spinco will have an aggregate number of shares of Spinco Common Stock to be determined by Verizon and Spinco prior to the Distribution Date, all of which will be held by Verizon.

        Section 4.3    The Agent.    Prior to the Distribution Date, Verizon shall enter into an agreement with the Agent on terms reasonably satisfactory to Spinco and the Company providing for, among other things, the distribution to the holders of Verizon Common Stock in accordance with this Article IV of the shares of Company Common Stock into which the shares of Spinco Common Stock that would otherwise be distributed in the Distribution will be converted pursuant to the Merger.

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        Section 4.4    Delivery of Shares to the Agent.    At or prior to the Distribution Date, Verizon shall authorize the book-entry transfer by the Agent of all of the outstanding shares of Spinco Common Stock to be distributed in connection with the Distribution. After the Distribution Date, upon the request of the Agent, Spinco shall provide all book-entry transfer authorizations that the Agent shall require in order to effect the distribution of the shares of Company Common Stock into which the shares of Spinco Common Stock that would otherwise be distributed in the Distribution will be converted pursuant to the Merger.

        Section 4.5    The Distribution.    Upon the terms and subject to the conditions of this Agreement, following consummation of the Reclassification, Verizon shall declare and pay the Distribution consisting of:

            (i)  to the holders of shares of Verizon Common Stock as of the Record Date, such percentage of the total number of shares of Spinco Common Stock held by Verizon as of the time of the Distribution as is equal to a fraction, the numerator of which is the number of Total Verizon Shares held by such holders as of the Record Date and the denominator of which is the number of Total Verizon Shares; and

           (ii)  to the holders of shares of Verizon Common Stock who acquired such Verizon Common Stock pursuant to the exercise of Record Date Options, such percentage of the total number of shares of Spinco Common Stock held by Verizon as of the time of the Distribution as is equal to a fraction, the numerator of which is the number of Total Verizon Shares held by such holders that were acquired pursuant to the exercise of Record Date Options and the denominator of which is the number of Total Verizon Shares.

        At the Effective Time (as defined in the Merger Agreement), all such shares of Spinco Common Stock shall be converted into the right to receive shares of Company Common Stock pursuant to, and in accordance with the terms of, the Merger Agreement, immediately following which the Agent shall distribute by book-entry transfer in respect of the outstanding shares of Verizon Common Stock held by (x) holders of record of Verizon Common Stock on the Record Date and (y) persons who acquired Verizon Common Stock pursuant to the exercise of Record Date Options, all of the shares of Company Common Stock into which the shares of Spinco Common Stock that would otherwise be distributed in the Distribution have been converted pursuant to the Merger. The Agent shall make cash payments in lieu of any fractional shares resulting from the conversion of Spinco Common Stock into Company Common Stock in the Merger pursuant to the terms of the Merger Agreement.

ARTICLE V

Post Closing Adjustments

        Section 5.1    Post-Closing Adjustments.

        (a)   Within 90 days after the Closing Date, Verizon shall cause to be prepared and delivered to the Surviving Corporation a statement derived from the books and records of Verizon and its Affiliates (the "Closing Statement"), setting forth Distribution Date Working Capital, including reasonable detail regarding the calculation thereof. The Distribution Date Working Capital shall be calculated in accordance with GAAP, consistently applied, using the same accounting principles, methodologies and policies used in the preparation of the Spinco Audited Balance Sheet, pro forma for the completion of the Contribution, as modified by the principles, methodologies and policies set forth in Section 5.1 of the Disclosure Letter.

        (b)   Verizon shall give the Surviving Corporation and each of its Representatives access at all reasonable times and on reasonable advance notice to Verizon's books and records to the extent reasonably required to permit the Surviving Corporation to review the Closing Statement. Within

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60 days after receipt of the Closing Statement, Surviving Corporation shall, in a written notice to Verizon, describe in reasonable detail any proposed adjustments to the items set forth on the Closing Statement and the reasons therefor (it being agreed that the only permitted reasons for such adjustments shall be mathematical error or the failure to compute items set forth therein in accordance with this Article V). Surviving Corporation shall have the right to discuss the Closing Statement with Verizon's accountants, it being understood that in connection with such discussion, Surviving Corporation will not have access to the work papers of such accountants. If Verizon shall not have received a notice of proposed adjustments (provided that any and all proposed adjustments to the calculation of Distribution Date Working Capital must in the aggregate exceed One Hundred Thousand Dollars ($100,000) or more) within such 60 day period, Surviving Corporation will be deemed to have accepted irrevocably such Closing Statement.

        (c)   Verizon and Surviving Corporation shall negotiate in good faith to resolve any disputes over any proposed adjustments to the Closing Statement, during the 30 days following Verizon's receipt of the proposed adjustments. If the parties are unable to resolve such dispute within such 30 day period, then, at the written request of either party (the "Dispute Resolution Request"), each party shall appoint a knowledgeable, responsible representative to meet in person and negotiate in good faith to resolve the disputed matters. The parties intend that these negotiations be conducted by experienced business representatives empowered to decide the issues. Such negotiations shall take place during the 15 day period following the date of the Dispute Resolution Request. If the business representatives resolve the dispute, such resolution shall be memorialized in a written agreement (the "Final Closing Statement"), executed within five days thereafter. If the business representatives do not resolve the dispute, within five days Surviving Corporation and Verizon shall jointly select a nationally recognized independent public accounting firm (which is not the regular independent public accounting firm of either Verizon or Surviving Corporation) to arbitrate and resolve such disputes, which resolution shall be final, binding and enforceable in accordance with Section 10.12. If Surviving Corporation and Verizon do not jointly select such firm within five days, a nationally recognized accounting firm shall be selected by lot from among those nationally recognized firms which are not the regular firm of either Verizon or Surviving Corporation. Such accounting firm shall arbitrate and resolve such dispute based solely on the written submission forwarded by Verizon and Surviving Corporation and shall only consider whether the Closing Statement was prepared in accordance with the standards set forth herein and (only with respect to disputed matters submitted to the accounting firm) whether and to what extent the Closing Statement requires adjustment. The fees and expenses of such accounting firm shall be shared by Surviving Corporation and Verizon in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Surviving Corporation and Verizon, respectively.

        (d)   If the amount of the Distribution Date Working Capital, as set forth in the Final Closing Statement (the "Final Distribution Date Working Capital") exceeds the Target Working Capital, the Surviving Corporation shall pay to Verizon an amount equal to such excess and if the amount of the Final Distribution Date Working Capital is less than the Target Working Capital, Verizon shall pay to the Surviving Corporation an amount equal to such deficit.

        (e)   Any amounts payable pursuant to Section 5.1(d) above shall be made via wire transfer of immediately available funds within five Business Days after the date upon which the Closing Statement becomes a Final Closing Statement. All such amounts shall bear interest from the Distribution Date through but excluding the date of payment, at the Applicable Rate. Such interest shall accrue daily on the basis of a 365 day year calculated for the actual number of days for which payment is due and such payment shall be payable together with the amount payable pursuant to this Section 5.1.

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ARTICLE VI

Transaction Agreements

        Section 6.1    Transaction Agreements.    Subject to the terms and conditions set forth herein no later than the Distribution Date, Verizon and Spinco (and/or other Subsidiaries of Verizon, as applicable) shall each execute and deliver each of the Transaction Agreements to which it is a party.

ARTICLE VII

Additional Covenants

        Section 7.1    Survival; Exclusive Remedy.    The covenants and agreements contained herein to be performed following the Closing shall survive the Effective Time in accordance with their respective terms and all other terms shall expire as of the Effective Time (other than the obligation to convey the Spinco Assets and the Spinco Liabilities in accordance with Section 2.1). The parties hereby agree that the sole and exclusive remedy for any claim (whether such claim is framed in tort, contract or otherwise), arising out of a breach of this Agreement shall be asserted pursuant to Section 10.2 of the Merger Agreement (or if this Agreement and the Merger Agreement are terminated, Section 9.2 of the Merger Agreement) and only to the extent expressly contemplated therein. For the avoidance of doubt, Section 10.2 of the Merger Agreement is acknowledged to provide for equitable relief to the extent the requisite showing is made under applicable law of the inadequacy of the payment of money damages thereunder.

        Section 7.2    Mutual Release.    Effective as of the Distribution Date and except as otherwise specifically set forth in the Transaction Agreements, each of Verizon, on behalf of itself and each of the Verizon Subsidiaries, on the one hand, and Spinco, on behalf of itself and each of the Spinco Subsidiaries, on the other hand, hereby releases and forever discharges the other party and its Subsidiaries, and its and their respective officers, directors, managers or other persons acting in a similar capacity, agents, record and beneficial security holders (including trustees and beneficiaries of trusts holding such securities), advisors and Representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which exist or arise out of or relate to events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing at or prior to the Distribution Date whether or not known on the Distribution Date, including in connection with the transactions and all other activities to implement the Contribution and the Distribution; provided, however, that the foregoing general release shall not apply to (i) any Liabilities or other obligations (including Liabilities with respect to payment, reimbursement, indemnification or contribution) under the Merger Agreement, this Agreement or the other Transaction Agreements or any Contracts (as defined therein) contemplated thereby, or assumed, transferred, assigned, allocated or arising under any of the Merger Agreement, this Agreement or the other Transaction Agreements or any Contract contemplated thereby in each case subject to the terms thereof (including any Liability that the parties may have with respect to payment, performance, reimbursement, indemnification or contribution pursuant to the Merger Agreement, this Agreement or any other Transaction Agreement or any Contract contemplated thereby), and the foregoing release will not affect any party's right to enforce the Merger Agreement, this Agreement or the other Transaction Agreements or the Contracts contemplated thereby in accordance with their terms or (ii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 7.2 (provided, that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any such Person with respect to any Liability to the extent such Person would be released with respect to such

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Liability by this Section 7.2 but for this clause (ii)). Each party to this Agreement agrees, for itself and each member of its Group, not to make any claim or demand or commence any action or assert any claim against any member of the other Party's Group with respect to the Liabilities released pursuant to this Section 7.2.

        Section 7.3    Intercompany Agreements; Intercompany Accounts.

        (a)   Except for the Transaction Agreements, any agreements entered into pursuant to the Merger Agreement including without limitation pursuant to Section 7.8 thereof, and the Transferred Affiliate Arrangements, all contracts, licenses, agreements, commitments and other arrangements, formal and informal, between any member of the Verizon Group, on the one hand, and any member of the Spinco Group, on the other hand, in existence as of the Distribution Date, shall terminate as of the close of business on the day prior to the Distribution Date. No such terminated agreement (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date and all parties shall be released from all obligations thereunder. From and after the Distribution Date, no member of either Group shall have any rights under any such terminated agreement with any member of the other Group, except as specifically provided herein or in the other Transaction Agreements.

        (b)   Effective immediately prior to the Distribution Date, all intercompany cash management loan balances between Verizon and the Verizon Subsidiaries, on one hand, and Spinco and the Spinco Subsidiaries, on the other hand, shall be canceled.

        Section 7.4    Guarantee Obligations and Liens.

        (a)   Verizon and Spinco shall, upon Verizon's request, cooperate, and shall cause their respective Groups to cooperate and use their respective reasonable best efforts to: (x) terminate, or to cause Spinco, as the appropriate member of the Spinco Group, to be substituted in all respects for Verizon or the applicable member of the Verizon Group in respect of, all obligations of any member of the Verizon Group under any Spinco Liabilities identified by Verizon for which such member of the Verizon Group may be liable, as guarantor, original tenant, primary obligor or otherwise (including any Spinco financial instrument) ("Verizon Guarantees"), and (y) terminate, or to cause Spinco Assets to be substituted in all respects for any Verizon Assets in respect of, any liens or encumbrances identified by Verizon on Verizon Assets which are securing any Spinco Liabilities. If such a termination or substitution is not effected by the Distribution Date, without the prior written consent of Verizon, from and after the Distribution Date, Spinco shall not, and shall not permit any member of the Spinco Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Verizon Group is or may be liable or for which any Verizon Asset is or may be encumbered unless all obligations of the Verizon Group and all liens and encumbrances on any Verizon Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Verizon.

        (b)   Verizon and Spinco shall, upon Spinco's request, cooperate, and shall cause their respective Groups to cooperate and use their respective reasonable best efforts to: (x) terminate, or to cause a member of the Verizon Group to be substituted in all respects for any member of Spinco Group in respect of, all obligations of any member of the Spinco Group under any Verizon Liabilities for which such member of the Spinco Group may be liable, as guarantor, original tenant, primary obligor or otherwise (including any Verizon financial instrument) ("Spinco Guarantees"), and (y) terminate, or to cause Verizon Assets to be substituted in all respects for any Spinco Assets in respect of, any liens or encumbrances on Spinco Assets which are securing any Verizon Liabilities. If such a termination or substitution is not effected by the Distribution Date, without the prior written consent of Spinco, from and after the Distribution Date, Verizon shall not, and shall not permit any member of the Verizon Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Spinco Group is or may be liable or

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for which any Spinco Asset is or may be encumbered unless all obligations of the Spinco Group and all liens and encumbrances on any Spinco Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Spinco.

        Section 7.5    Insurance.

        (a)   Notwithstanding any other provision of this Agreement, from and after the Distribution Date, Spinco and the Spinco Subsidiaries will have no rights with respect to any Policies, except that (i) Verizon will use its reasonable best efforts, at Spinco's request, to assert claims on behalf of Spinco and the Spinco Subsidiaries for any loss, liability or damage identified by Spinco with respect to the Spinco Assets or Spinco Liabilities under Policies with third-party insurers which are "occurrence basis" insurance policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) Verizon will use its reasonable best efforts to obtain from the relevant third-party insurer an assignment to Spinco of any rights to prosecute claims identified by Spinco properly asserted with respect to Spinco Assets or Spinco Liabilities with an insurer prior to the Distribution Date under Policies with third-party insurers which are insurance policies written on a "claims made" basis ("Claims Made Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, that in the case of both clauses (i) and (ii) above, (A) all of Verizon's and each Verizon Subsidiary's reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Spinco (it being agreed that Verizon will not incur material expenditures above reasonable amounts specified by Spinco unless authorized by Spinco), (B) Verizon and the Verizon Subsidiaries may, at any time, without liability or obligation to Spinco or any Spinco Subsidiary (other than as set forth in Section 7.5(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), and (C) any such claim will be subject to all of the terms and conditions of the applicable Policy.

20

        (b)   Verizon will use its reasonable best efforts to recover damages or to assist Spinco in connection with any efforts by Spinco to recover damages, as the case may be, under any Policy with respect to the Spinco Business for incidents occurring prior to the Distribution Date; provided, that all of Verizon's reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Spinco (it being agreed that Verizon will not incur material expenditures above reasonable amounts specified by Spinco unless authorized by Spinco).

        (c)   If an extended reporting period for Claims Made Policies is available for Verizon to purchase, if the Surviving Corporation requests following the Closing Date, Verizon shall cause to be purchased at the Surviving Corporation's expense an extended reporting period with respect to such insurance for the benefit of Spinco and the Spinco Subsidiaries as insureds.

        (d)   In the event that a Policy provides coverage for both Verizon and/or a Verizon Subsidiary, on the one hand, and the Spinco Business, Spinco Assets and Spinco Liabilities, on the other hand, relating to the same occurrence: (i) Verizon agrees to jointly defend Spinco and/or any applicable Spinco Subsidiaries where no conflicts exist between the parties; and (ii) Spinco shall pay that portion of all out-of-pocket fees and expenses, in excess of any insurance and/or insurance reimbursement, attributable to the Spinco Assets and Spinco Liabilities.

        (e)   The obligations of Verizon and its Subsidiaries under this Section 7.5 shall terminate on the seventh anniversary of the Effective Time.

        Section 7.6    Subsequent Transfers.    In the event that at any time during the 18-month period following the Distribution Date, a member of the Verizon Group becomes aware that it possesses any Spinco Assets (except (i) for assets, rights and properties provided by members of the Verizon Group pursuant to the Transition Services Agreement or (ii) as otherwise contemplated by the Transaction Agreements), Verizon shall cause the prompt transfer of such assets, rights or properties to Spinco. Prior to any such transfer, Verizon shall hold such Spinco Asset in trust for Spinco. In the event that at any time during the 18-month period following the Distribution Date, a member of the Spinco Group becomes aware that it possesses any Verizon Assets (except as otherwise contemplated by the Transaction Agreements), the Spinco Group shall cause the prompt transfer of such assets, rights or properties to Verizon or a member of the Verizon Group. Prior to any such transfer, the Spinco Group shall hold such Verizon Asset in trust for Verizon.

        Section 7.7    Further Assurances.    From time to time after the Distribution Date, and for no further consideration, each of the parties shall execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary to consummate and make effective the transactions contemplated by this Agreement; provided, that no such documents or instruments shall impose obligations on any party broader than or additive to those in any Transaction Agreement.

ARTICLE VIII

Access to Information

        Section 8.1    Provision of Information.    Notwithstanding anything herein to the contrary, the parties agree that the obligation of Verizon to deliver Information that is part of the Spinco Assets to Spinco from and after the Distribution will be governed by this Article VIII. Subject to the terms of this Article VIII,

          (a)   No later than five Business Days following the Closing Date, Verizon shall deliver to Spinco at the address specified for notices to the Company in the Merger Agreement (or to such other address in the continental United States as may be designated by the Company to Verizon no less than 10 days prior to the Distribution Date), (i) copies of the Information constituting

21

  Spinco Assets that are continuing property records, (ii) copies of the Information constituting Spinco Assets that is contained in the data room located in Irving, Texas on the date hereof, and such additional Information constituting Spinco Assets that is in the same general categories as the existing Information in such data room and is added to the data room by Verizon (using reasonable commercial efforts to do so) immediately prior to the Closing Date and (iii) minute books and organizational documents of Spinco and the Spinco Subsidiaries.

          (b)   Following the Closing Date, Verizon shall deliver or make available to Spinco from time to time upon the request of Spinco following the Distribution Date Information not provided pursuant to Section 8.1(a) relating directly to the Spinco Assets, the Spinco Business, or the Spinco Liabilities that consist of: (i) active Contracts, (ii) active litigation files and (iii) all other Information that constitutes Spinco Assets or relates directly to any Spinco Liability, in each case to the extent they are material to the conduct of the Spinco Business following the Distribution Date. Verizon in good faith will also consider providing upon the request of Spinco from time to time following the Distribution Date other Information relating directly to the Spinco Assets, the Spinco Business or the Spinco Liabilities, but it shall be under no obligation to do so. Subject to Section 8.5, Verizon may retain complete and accurate copies of such Information. The costs and expenses incurred in the identification, isolation and provision of Information to the Spinco Group shall be paid for by the Spinco Group, provided that to the extent any Information exists in paper form, other than pre-Distribution billing Information, Verizon shall provide copies of same without charge. Information shall be provided as promptly as practicable upon request, with due regard for other commitments of Verizon personnel and the materiality of the information to Spinco (including the need to comply with any "Order" or any "Law" (each as defined in the Merger Agreement)).

          (c)   Notwithstanding anything in this Agreement to the contrary, (x) the provision of returns and other Information relating to Tax matters shall be governed by the Tax Sharing Agreement and the Transition Services Agreement and not this Agreement, (y) the provision of Information relating to personnel and personnel maters will be governed by the Transition Services Agreement and the Employee Matters Agreement and not this Agreement and (z) the ownership and use of any Information that constitutes an Intellectual Property Asset shall be governed by the Intellectual Property Agreement.

        Section 8.2    Privileged Information.

        (a)   Each party hereto acknowledges that: (i) each of Verizon and Spinco (and the members of the Verizon Group and the Spinco Group, respectively) has or may obtain Privileged Information; (ii) there are and/or may be a number of Litigation Matters affecting each or both of Verizon and Spinco; (iii) both Verizon and Spinco have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution Spinco Business or Verizon Business or, in the case of the Spinco Group, relating to or arising in connection with the relationship among Verizon and its Subsidiaries on or prior to the Distribution Date; and (iv) both Verizon and Spinco intend that the transactions contemplated hereby and by the Merger Agreement and the other Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

        (b)   Each of Verizon and Spinco agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution Spinco Business or Verizon Business, as applicable, or, in the case of the Spinco Group, relating to or arising in connection with the relationship among Verizon and its Subsidiaries on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld,

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conditioned or delayed and shall not be withheld, conditioned or delayed if the other party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, however, that Verizon and Spinco shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution Spinco Business or Verizon Business, as applicable. In the event of a disagreement between any member of the Verizon Group and any member of the Spinco Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by law and so certified as provided in the first sentence of this paragraph.

        (c)   Upon any member of the Verizon Group or any member of the Spinco Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to pre-Distribution Spinco Business or Verizon Business, as applicable, or, in the case of the Spinco Group, relating to or arising in connection with the relationship among Verizon and its Subsidiaries on or prior to the Distribution Date, the recipient of the notice shall as promptly as practicable provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed and the proposed date of disclosure. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section, the parties shall cooperate to assert all defenses to disclosure claimed by either party's Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.

        Section 8.3    Production of Witnesses.    Subject to Section 8.2, after the Distribution Date, each of Verizon and Spinco shall, and shall cause each member of its respective Group to make available to Spinco or Verizon or any member of the Spinco Group or of the Verizon Group, as the case may be, upon reasonable prior written request, such Group's directors, managers or other persons acting in a similar capacity, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Distribution Spinco Business or Verizon Business, as applicable, or, in the case of the Spinco Group, relating to or in connection with the relationship among Verizon and its Subsidiaries on or prior to the Distribution Date. The costs and expenses incurred in the provision of such witnesses shall be paid by the party requesting the availability of such persons.

        Section 8.4    Retention of Information.    Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of Verizon and Spinco shall, and shall cause the members of the Group of which it is a member to, retain all Information in such party's Group's possession or under its control, relating directly and primarily to the pre-Distribution business, Assets or Liabilities of the other party's Group for so long as such Information is retained pursuant to such party's general document retention policies as of such time or such later date as may be required by law, except that if, prior to the expiration of such period, any member of either party's Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or disposing of any of such Information, (a) the party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the

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requested Information to a location specified by, and at the expense of, the requesting party. This Section 8.4 shall not apply to Information referred to in clauses (x) and (y) of Section 8.1(c).

        Section 8.5    Confidentiality.    Subject to Section 8.2, which shall govern Privileged Information, from and after the Distribution Date, each of Verizon and Spinco shall hold, and shall use commercially reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party's Group obtained by it or furnished to it by such other party's Group pursuant to this Agreement or the other Transaction Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be advised of the provisions of this Section 8.5, and each party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the Verizon Group or the Spinco Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, based on advice of such Person's counsel, by other requirements of law or regulation including without limitation filing requirements with the U.S. Securities and Exchange Commission, or (b) such party can show that such Information was (i) in the public domain through no fault of such Person or (ii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party's Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror. Notwithstanding the foregoing, each of Verizon and Spinco shall be deemed to have satisfied its obligations under this Section 8.5 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

        Section 8.6    Cooperation with Respect to Government Reports and Filings.    Verizon, on behalf of itself and each member of the Verizon Group, agrees to provide any member of the Spinco Group, and Spinco, on behalf of itself and each member of the Spinco Group, agrees to provide any member of the Verizon Group, with such cooperation and Information (with regard to Verizon and the Verizon Group, with respect to the Spinco Business only) as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting any other government proceeding relating to the pre-Distribution business of the Verizon Group or the Spinco Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. Such cooperation and Information shall include promptly forwarding copies of appropriate notices, forms and other communications received from or sent to any government authority which relate to the Verizon Group, in the case of the Spinco Group, or the Spinco Group, in the case of the Verizon Group. All cooperation provided under this section shall be provided at the expense of the party requesting such cooperation. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.

ARTICLE IX

No Representations or Warranties

        Section 9.1    No Representations or Warranties.    Except as expressly set forth in any Transaction Agreement, Spinco and Verizon understand and agree that no member of the Verizon Group is representing or warranting to Spinco or any member of the Spinco Group in any way as to the Spinco Assets, the Spinco Business or the Spinco Liabilities. Except as expressly set forth in the Merger Agreement, Verizon and Spinco understand and agree that no member of the Spinco Group is representing or warranting to Verizon or any member of the Verizon Group in any way as to the Verizon Assets, the Verizon Business or the Verizon Liabilities.

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ARTICLE X

Miscellaneous

        Section 10.1    Complete Agreement.    This Agreement, the Exhibits and the Disclosure Letter hereto, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. The Disclosure Letter delivered pursuant hereto is expressly made a part of, and incorporated by reference into, this Agreement. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of such other Transaction Agreement shall be applicable.

        Section 10.2    Expenses.    All fees and expenses and any other costs incurred by the parties in connection with the transactions contemplated hereby and by the Transaction Agreements shall be paid as set forth in Section 11.1 of the Merger Agreement.

        Section 10.3    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of laws principles.

        Section 10.4    Notices.    Prior to the Closing under the Merger Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five Business Days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at such addresses as may be specified by the parties from time to time. Following the Closing notices shall be sent to Verizon and the Company (as successor by merger to Spinco) in accordance with Section 11.2 of the Merger Agreement, or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.

        Section 10.5    Amendment and Modification.    This Agreement may be amended, modified or supplemented, and any provision hereunder may be waived, prior to the Effective Time, only by a written agreement signed by the parties hereto.

        Section 10.6    Successors and Assigns; No Third-Party Beneficiaries.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties and a Company Consent. This Agreement is solely for the benefit of Verizon, Spinco and the Company and their respective Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

        Section 10.7    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        Section 10.8    Interpretation.    The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

        Section 10.9    Severability.    If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the

25

economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

        Section 10.10    References; Construction.    References to any "Article," "Exhibit," or "Section," without more, are to Articles, Exhibits and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.

        Section 10.11    Termination.    Notwithstanding any provision hereof, in the event of termination of the Merger Agreement, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution by and in the sole discretion of Verizon. In the event of such termination, no party hereto or to any other Transaction Agreement (other than the Merger Agreement to the extent provided therein) shall have any Liability to any Person by reason of this Agreement or any other Transaction Agreement (other than the Merger Agreement to the extent provided therein).

        Section 10.12    Consent to Jurisdiction and Service of Process.    THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY COURT OF THE UNITED STATES LOCATED IN THE STATE OF NEW YORK, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF NEW YORK. NOTWITHSTANDING THIS SECTION 10.12, ANY DISPUTE REGARDING THE CLOSING STATEMENT SHALL BE RESOLVED IN ACCORDANCE WITH ARTICLE V HEREOF; PROVIDED THAT SUCH ARTICLE V MAY BE ENFORCED BY EITHER PARTY IN ACCORDANCE WITH TERMS OF THIS SECTION 10.12.

        Section 10.13    Waivers.    Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        Section 10.14    Waiver of Jury Trial.    Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

[SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VERIZON COMMUNICATIONS INC.
By:	/s/ JOHN W. DIERCKSEN
	Name:	John W. Diercksen
	Title:	Executive Vice President—Strategy, Development and Planning
NORTHERN NEW ENGLAND SPINCO INC.
By:	/s/ STEPHEN E. SMITH
	Name:	Stephen E. Smith
	Title:	Vice President

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Exhibit A-1

PUBLISHING AGREEMENT

among

[SPINCO,]

[SPINCO SUBSIDIARY]

and

IDEARC MEDIA CORP.

Dated as of [                    ]

i

ii

PUBLISHING AGREEMENT

        This Publishing Agreement (this "Agreement") is entered into as of [    ], but shall not be effective until the Effective Time, among Idearc Media Corp. ("Publisher"), [            ]. ("Spinco") and [Spinco Subsidiary] ("Service Corp.") on behalf of the telephone operating companies listed on Schedule A (collectively, the "TOCs" and together with Parent and Service Corp., the "Spinco Parties"). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in Article I.

RECITALS

        WHEREAS, Verizon Communications Inc. ("Verizon"), Spinco's ultimate parent company, and Spinco have entered into a Distribution Agreement, dated as of January 15, 2007 (the "Distribution Agreement"), pursuant to which (i) Verizon shall separate the Spinco Assets (as defined in the Distribution Agreement) from the Verizon Assets (as defined in the Distribution Agreement) and (ii) Verizon shall distribute all of the issued and outstanding shares of Spinco Common Stock to Verizon's stockholders (the "Distribution");

        WHEREAS, Spinco and FairPoint Communications, Inc. ("Buyer") have entered into an Agreement and Plan of Merger, dated as of January 15, 2007 (the "Merger Agreement"), pursuant to which Buyer will merge with and into Spinco (the "Merger") immediately after the consummation of the Distribution;

        WHEREAS, Publisher, Verizon and certain of Verizon's Affiliates are parties to a Publishing Agreement, dated as of November 17, 2006 (the "Verizon Publishing Agreement"), Section 3.8(c) of which provides, among other things, that in the event Verizon ceases to provide local telephone service in all or a portion of one or more certain geographic areas (the "Verizon Service Areas"), Verizon shall require the acquiring Person to agree to enter into with Publisher, and Publisher shall enter into with such Person, certain agreements, including an agreement equivalent in all material respect to the Verizon Publishing Agreement;

        WHEREAS, as a result of the Distribution and the Merger, Verizon will cease to provide local telephone service in the Service Areas (as defined below), which are Verizon Service Areas, and, therefore, in accordance with Section 3.8(c) of the Verizon Publishing Agreement, Spinco, as the acquirer of the access lines with which Verizon provides such service, and Publisher have agreed to enter into this Agreement;

        WHEREAS, the TOCs have the right to offer and provide local telephone service in the Service Areas;

        WHEREAS, the TOCs are required to publish directories and deliver directories containing listings of certain residential and business Subscribers (as defined below) in each Service Area pursuant to (i) interconnection and similar agreements with CLECs (as defined below), LECs (as defined below) and Resellers (as defined below) and other providers of Telecommunication Services, (ii) tariffs and (iii) laws, rules, regulations and orders of certain Governmental Entities, in each case as the same may be in effect from time to time (such requirements pursuant to all of the foregoing, the "Publishing Obligation"); and

        WHEREAS, in connection with and furtherance of, and as consideration for, the performance by Publisher of its obligations set forth herein, including fulfilling the Publishing Obligation on behalf of the TOCs, Publisher will have certain rights to use the Licensed Marks (as defined in the Branding Agreement, dated as of the date hereof, between [Spinco Subsidiary] and Publisher (the "Branding Agreement")) on the terms and conditions set forth in the Branding Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    General Rules of Construction.    For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to designated "Recitals", "Articles", "Sections" and other subdivisions are to the designated Recitals, Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) "or" is not exclusive; (vi) "including" and "includes" shall be deemed to be followed by "but not limited to" and "but is not limited to," respectively; (vii) any definition of or reference to any law, agreement, instrument or other document herein shall, unless expressly stated to the contrary, be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (viii) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

        Section 1.2    Definitions.    The following definitions shall apply within this Agreement.

        "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

        "Activity Default Notice" has the meaning set forth in Section 6.2(d).

        "Additional Legal Requirement" means any change in any Legal Requirement or any new or additional Legal Requirement; provided that, for purposes of determining whether there has been any increase in Publisher's cost of fulfilling the Publishing Obligation, no change in any Legal Requirement and no new or additional Legal Requirement that requires or has the effect of requiring Publisher to engage (or not to engage) in any practice in which Publisher engaged (or refrained from engaging) prior to such change in such Legal Requirement or such new or additional Legal Requirement shall be an Additional Legal Requirement.

        "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession of the power to direct the management and policies of the referenced Person through ownership of more than 50% of the voting power in the referenced Person. A Person shall become an Affiliate of a Party at such time as it obtains control of, or becomes controlled by, or falls under common control with, such Party, and shall no longer be an Affiliate of such Party from and after the date that it ceases to control, be controlled by or be under common control with, such Party.

        "Agreement" has the meaning set forth in the preamble to this Agreement.

        "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. Section 101 etseq.), as amended from time to time, and any successor statute.

        "Branding Agreement" has the meaning set forth in the ninth Recital.

        "Breach Resolution Process" has the meaning set forth in Section 6.1(a).

        "Buyer" has the meaning set forth in the second recital of this Agreement.

        "Change of Control" means: (i) an acquisition by any Person or group of Persons of the voting stock of the referenced Person in a transaction or series of transactions, if immediately thereafter such acquiring Person or group has, or would have, beneficial ownership of more than 50% of the combined voting power of the referenced Person's then outstanding voting stock, including any such acquisition by way of a merger, consolidation or reorganization (including under the Bankruptcy Code), or series of such related transactions, involving the referenced Person, (ii) a sale, assignment or other transfer of all or substantially all of the referenced Person's assets or (iii) a confirmation of any plan of reorganization or liquidation under, or sale of assets pursuant to, the Bankruptcy Code, any out-of-court recapitalization or reorganization transaction or exchange offer, in any case in which more than 50% of such Person's outstanding equity securities are issued in exchange for all or a significant portion of such Person's outstanding debt or other securities, or a deed in lieu of foreclosure or any other remedy or right at law or contract by which substantially all of such Person's equity securities or assets are surrendered, assigned or otherwise transferred to another Person.

        "Claims" means any and all claims, causes of action, demands, complaints, disputes, liabilities, obligations, losses, damages, deficiencies, penalties, settlements, judgments, actions, proceedings and suits of whatever kind and nature.

        "CLEC" means a competitive local exchange carrier.

        "Commercial Agreements" means this Agreement, the Non-Competition Agreement, the Branding Agreement and the Listings License Agreement.

        "Confidential Information" means, with respect to any Party, all information and documentation of such Party, including confidential and/or proprietary technical or business information, confidential marketing and business plans and customer lists; provided that Confidential Information does not include information which (i) is or becomes publicly known or available through no breach of this Agreement by the receiving Party, (ii) is rightfully acquired by the receiving Party free of restrictions on its disclosure or (iii) is independently developed by a Party without the use of or reference to any Confidential Information of the other Party.

        "Cost Change Dispute Notice" has the meaning set forth in Section 3.10(e).

        "Cost Change Statement" has the meaning set forth in Section 3.10(c).

        "Cost Savings Amount" has the meaning set forth in Section 3.10(b)(iii).

        "Courtesy Classified Listing" means one appearance of a business Subscriber's name, address and business telephone number in the classified section of the Yellow Pages for such Subscriber's Scoped Area.

        "Default Notice" has the meaning set forth in Section 6.1(a).

        "Directory Default Notice" has the meaning set forth in Section 6.2(b).

        "Directory Product" means a telephone directory product consisting principally of searchable (e.g., by alphabet letter or category of products or services) multiple telephone listings and/or classified advertisements that is delivered or otherwise made available to end users in tangible media (e.g., paper directories, CD-ROM), electronic media (e.g., Internet) or digital media (e.g., PDA download).

        "Distribution Agreement" has the meaning set forth in the first Recital.

        "Effective Date" means the Distribution Date (as defined in the Distribution Agreement).

        "Effective Time" means immediately after the Distribution (as defined in the Distribution Agreement).

        "Extended Area Listings" or "EAS Listings" means extended area listings provided by LECs, CLECs or Resellers other than any of the Spinco Parties, for areas outside the applicable Service Area that are within a local calling area which is in part within such Service Area and are Legally Required to be included in a directory distributed to Subscribers in such Service Area.

        "Generic Phone Service Pages" has the meaning set forth in Section 3.3(a)(i).

        "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether Federal, state or local, domestic or foreign.

        "ILEC" has the meaning set forth in Section 3.8(a).

        "Incremental Listings Costs" means any (i) one-time costs Publisher may incur in implementing any systems changes necessitated by the inclusion of non-wireline listings of subscribers of Other Service Providers because such listings are of a new type and (ii) actual and incremental increase in Publisher's costs of fulfilling the Publishing Obligation incurred because the inclusion of such listings causes the total number of listings in the Primary Directories to exceed the number of listings set forth on Schedule 1.1A, as adjusted to take into account the addition or disposition of any Service Areas pursuant to Section 3.8.

        "Indemnified Party" has the meaning set forth in Section 5.5.

        "Indemnifying Party" has the meaning set forth in Section 5.5.

        "LEC" means a local exchange carrier.

        "Legal Requirements" means (i) the contractual obligations of Spinco or any of its Subsidiaries related to directories under interconnection and similar agreements or other contracts relating to Telecommunication Services entered into between Spinco or any of its Subsidiaries and any Other Service Providers (or assumed by Spinco or any of its Subsidiaries pursuant to the Distribution Agreement) and (ii) any order, injunction, decree, statute, law, ordinance, principle of common law, rule, tariff, regulation, settlement agreement, arbitration ruling or custom and practice of any applicable regulatory agency related to directories and applicable to Spinco or any of its Subsidiaries as a LEC (but not any of the foregoing that is of general applicability to businesses), in each case as now existing and as may exist at any time during the term of this Agreement (and any renewals or extensions thereof).

        "Legally Required" means that a specified action is necessary in order to satisfy or otherwise fulfill one or more of the Legal Requirements or Additional Legal Requirements.

        "Licensed Marks" has the meaning set forth in the Branding Agreement.

        "Listings License Agreement" means the Listings License Agreement, dated as of the date hereof, between the Spinco telephone operating companies listed in Exhibit 1 thereto and Publisher.

        "Loss" means any cost, damage, disbursement, expense, liability, loss, obligation, penalty or settlement, including interest or other carrying costs, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the referenced Person.

        "Material Change" means, with respect to any Primary Directory containing White Pages, (i) a change in the Publication date of such Primary Directory of more than three months, (ii) a change in the Scoped Area of such Primary Directory that has the effect of adding or removing a number of listings equal to more than 20% of the listings of such Primary Directory, (iii) a change in the media of such Primary Directory (e.g., from paper to CD-ROM), (iv) charging any fee for a copy of such Primary Directory or delivery thereof (unless a fee is charged for such Primary Directory as of the

Effective Time) or (v) other major changes relating to other aspects of the Publication of such Primary Directory that would reasonably be expected to have an impact of similar magnitude on the Subscribers; provided that a separation or combination of any White Pages and any Yellow Pages that does not also involve any of the changes described above shall not be a Material Change.

        "Material Default" means, with respect to either Party, a breach of any material term, condition, covenant or obligation of this Agreement, for any reason other than those described in Article VIII, that is so material and continuing that it has the effect of abrogating such Party's performance and the other Party's enjoyment of the benefits under this Agreement taken as a whole, including an uncured breach of Section 9.7 with respect to assignment of this Agreement as a whole.

        "Merger" has the meaning set forth in first Recital.

        "Merger Agreement" has the meaning set forth in the second Recital.

        "New Customer" means a Subscriber to local phone service who does not currently have any local exchange service and specifically excludes customers who are changing their service from one LEC to another.

        "Non-Competition Agreement" means the Non-Competition Agreement, dated as of the date hereof, between Spinco and Publisher.

        "Notice of Claim" has the meaning set forth in Section 5.5.

        "Open Access Termination" has the meaning set forth in Section 3.9.

        "Other Default" means a breach or violation of or default under this Agreement that is not a Material Default, Service Area Default or Primary Directory Default.

        "Other Service Providers" means CLECs, LECs, Resellers or other providers of Telecommunication Services with whom the Spinco Parties have interconnection or similar agreements or other contracts.

        "Other Subscriber List Information" means a list of the names, addresses, telephone numbers, and primary advertising classifications (as such classifications are assigned at the time of establishment of service) of non-Spinco Subscribers (i.e., the Subscribers of certain Other Service Providers providing such service in the applicable Service Area) that Spinco is Legally Required to publish in its directories, as supplied to Publisher by Spinco, as well as such other listing information about such Subscribers as Spinco may be Legally Required to provide to directory publishers.

        "Parent" has the meaning set forth in the preamble to this Agreement.

        "Party" means each of Publisher, on the one hand, and the Spinco Parties, on the other hand; "Parties" means Publisher and the Spinco Parties, collectively.

        "Person" means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

        "Premium Listings" means all types of listings in White Pages which are generally offered or otherwise made available to Subscribers by, or on behalf of, the relevant TOC, other than Primary Listings.

        "Premium Phone Service Pages" has the meaning set forth in Section 3.3(a)(ii).

        "Primary Directories" means White Pages and/or Yellow Pages directories with respect to a particular Service Area which are Published in accordance with the Publishing Obligation.

        "Primary Directory Default" has the meaning set forth in Section 6.2(b).

        "Primary Listing" means one appearance of (i) a Subscriber's name, address and telephone number (including any nicknames, titles or degrees) and (ii) any other Subscriber information Legally Required in the White Pages covering the Service Area in which such Subscriber has Telecommunication Services.

        "Publish" or "Publishing" means to engage in, or the act of engaging in, any and all activities required to discharge the Publishing Obligation.

        "Publisher" has the meaning set forth in the preamble to this Agreement.

        "Publisher Premium Listings Share" has the meaning set forth in Section 3.2(a).

        "Publishing Obligation" has the meaning set forth in the seventh Recital.

        "Publishing Order" has the meaning set forth in Section 3.11.

        "Reimbursable Increase" has the meaning set forth in Section 3.10(b)(ii).

        "Reseller" means a reseller of local exchange telephone service.

        "Scoped Area" means, with respect to any Directory Product, the geographic area associated with the Primary Listings included in and serviced by such Directory Product as may be established and modified, subject to Section 3.4, by Publisher from time to time.

        "Service Area(s)" means those geographic areas in which Spinco provides local telephone service as an ILEC listed on Schedule 1.1B, including any such areas added to Schedule 1.1B pursuant to Section 3.8.

        "Service Area Default" has the meaning set forth in Section 6.1(c).

        "Service Area Default Notice" has the meaning set forth in Section 6.1(c).

        "Service Corp." has the meaning set forth in the preamble to this Agreement.

        "Spinco" has the meaning set forth in the first Recital.

        "Spinco Indemnified Parties" has the meaning set forth in 5.4(a).

        "Spinco Parties" has the meaning set forth in the preamble to this Agreement.

        "Spinco Subscriber List Information" means a list of the names, addresses, telephone numbers, and primary advertising classifications (as such classifications are assigned at the time of establishment of service) of the Subscribers of Spinco in the applicable Service Area, as supplied to Publisher by Spinco, and such other listing information about such Subscribers as Spinco may be Legally Required to provide to directory publishers.

        "Subscriber" means any person or business that orders and/or receives Telecommunication Services from a provider of such services.

        "Subscriber Delivery Information" means a list of the names and delivery addresses of the Subscribers of Spinco and certain Other Service Providers as supplied to Spinco by Spinco, including Subscribers that have elected not to be published in a Directory Product, and such other information, such as non-confidential telephone numbers, that Publisher and Spinco may agree from time to time is required or useful for the complete and accurate delivery of Primary Directories or as Spinco may be Legally Required to provide to directory publishers.

        "Subscriber List Information" means the Spinco Subscriber List Information and the Other Subscriber List Information.

        "Subsidiary" means, with respect to any Person, each other Person in which such Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

        "Telecommunication Services" means telecommunications, internet connectivity, broadband access, wireless communications or other comparable or successor telephony or data products or services.

        "Transition Costs" has the meaning set forth in Section 6.3(a).

        "Verizon" has the meaning set forth in the first Recital.

        "Verizon Publishing Agreement" has the meaning set forth in the third Recital.

        "Verizon Service Areas" has the meaning set forth in the third Recital.

        "Video Services" means video conferencing, television, cable, direct broadcast satellite, video on demand or other video services.

        "White Pages" means the information Published by Publisher with respect to any Service Area comprised of or including the alphabetical listings of residential and business Subscribers having Telecommunication Services for such Service Area.

        "Yellow Pages" means the information Published by Publisher with respect to any Service Area comprised of or including classified listings, including Courtesy Classified Listings.

ARTICLE II

TERM OF AGREEMENT

        Subject to the provisions of Article 6, this Agreement shall become effective as of the Effective Time and remain in effect until November 17, 2036. Thereafter, this Agreement shall automatically renew for additional 5-year terms unless either Party provides written termination notice to the other Party at least 24 months prior to the end of the then current term.

ARTICLE III

RIGHTS AND OBLIGATIONS OF PUBLISHER

        Section 3.1    Publication.

  (a)
  Subject to the terms of this Agreement, Publisher shall, at no charge to the Spinco Parties, their Subscribers, Other Service Providers or the Subscribers of Other Service Providers, subject to Section 3.11, (i) Publish White Pages covering, in the aggregate, the Service Areas, (ii) Publish Primary Listings in the applicable White Pages, (iii) to the extent it is a Legal Requirement, Publish a Courtesy Classified Listing in the applicable Yellow Pages for each business Subscriber (unless such Subscriber has indicated to Publisher or any Spinco Party that it does not want such Courtesy Classified Listing to be Published), (iv) co-mingle in the White Pages of such Primary Directories on a non-discriminatory basis the Spinco Subscriber List Information with the Other Subscriber List Information and (v) comply with any and all Subscriber-requested restrictions (e.g., unlisted number requests) that are designated in the Subscriber List Information or otherwise designated to Publisher and are consistent with Publisher's policies.

  (b)
  In discharging its obligations under this Agreement, Publisher, subject to Article VIII, shall not take any action that shall cause any Spinco Party or Publisher to be in violation of any Legal Requirement, whether in effect now or in the future.

  (c)
  Without limiting the provisions of Section 3.1(b), Publisher shall ensure that (i) the appearance (including font and size) and integration of all Subscriber List Information occurs in a non-discriminatory manner and (ii) the Other Subscriber List Information is included in the Primary Directories using the same methods and procedures, and under the same terms and conditions, as those with respect to the Spinco Subscriber List Information.

  (d)
  Publisher shall not propose, solicit or otherwise encourage any Additional Legal Requirement in any Service Area that would reasonably be expected to result in any Net Regulatory Cost Increase or any cost to Spinco without the advance approval of Spinco. If Spinco is notified that any applicable Governmental Entity proposes any Additional Legal Requirement that Spinco reasonably expects would result in any Net Regulatory Cost Increase, then Spinco will involve and solicit advice from Publisher regarding how to respond to any such proposal.

  (e)
  Each of Publisher and Spinco shall promptly notify the other of, and shall at such Party's request cooperate with such Party with respect to, any inquiry, investigation, formal or informal complaint, lawsuit or docket relating to the matters covered by this Agreement begun or threatened by any Governmental Entity with jurisdiction over such Party. Publisher shall cooperate with Spinco with respect to any legal efforts to change legislation or regulations in an effort to minimize directory publication costs. As between the Parties, Spinco shall have sole responsibility for all discussions, communications and other interactions with Governmental Entities with respect to existing or prospective Legal Requirements; provided, that Publisher may have any such discussions, communications or interactions if it provides Spinco reasonable prior notice and the right to participate in each of any such discussions, communications or interactions and, in the case of written correspondence, the right to receive and review in advance copies thereof; and provided, further, that Spinco shall reasonably consult with Publisher on any such discussions, communications or interactions which relate to Publisher's fulfillment of the Publishing Obligation. In any discussions, communications or interactions with Governmental Entities, each of the Spinco Parties and Publisher shall make it clear that it does not represent, or otherwise have authority to speak for or bind, the other Party.

  (f)
  For the avoidance of doubt, it is understood that no Party shall have any liability to the other Party for any failure to involve, solicit advice from or consult with the other Party as required by this Section 3.1 unless and only to the extent the other Party demonstrates it has been prejudiced by such failure.

        Section 3.2    Premium Listings.

  (a)
  Publisher shall, at no additional charge to the Spinco Parties, their Subscribers, Other Service Providers or the Subscribers of Other Service Providers, Publish the types of Premium Listings listed on Schedule 3.2, which are the Premium Listings being offered by Spinco to Spinco Subscribers in the Service Areas as of the date hereof, and any additional Premium Listings that are of a type that is similar to, and do not involve costs to Publisher that are different from the costs associated with, any of the Premium Listings listed on Schedule 3.2. Notwithstanding the foregoing, to the extent revenues from such Premium Listings in a particular state exceeds the amount set forth on Schedule 3.2 for such state (as adjusted to reflect any price changes for such Premium Listings), Spinco shall pay Publisher cash in an amount equal to 5% of such excess (the total of any such amounts, the "Publisher Premium Listings Share"). In the event Spinco desires to offer additional Premium Listings that are of a type different from those currently offered, and involve costs to Publisher that are different from the costs associated with, any of the Premium Listings listed on Schedule 3.2, Spinco and Publisher shall negotiate in good faith the terms on which Publisher shall Publish such Premium Listings.

  (b)
  Within 60 days after each anniversary of the Effective Date, Spinco shall provide Publisher with a written statement setting forth the Publisher Premium Listings Share for the twelve-

    month period preceding such anniversary and shall remit to Publisher such Publisher Premium Listings Share.

        Section 3.3    Phone Service Pages.

  (a)
  Upon request, Publisher shall include such phone service pages in the Primary Directories as Spinco may provide for the specific applicable Service Area(s). The content within such phone service pages shall not be promotional or advertising. Publisher shall have, subject to the terms of this Agreement (including Section 3.1(b) and (c)), the right to exercise final editorial control, which shall be exercised in a commercially reasonable manner and in conformity with applicable Legal Requirements, over the Published version of the content, design, format and location of the phone service pages. The phone service pages in any White Pages shall consist of two types:

  (i)
  Generic Phone Service Pages. At no charge to Spinco, subject to Section 3.11, Publisher shall Publish: (A) any information required to be included in the applicable White Pages by any Legal Requirement (e.g., how to request service, contact repair service, dial directory assistance, reach an account representative, request buried cable locate service, and contact the special needs center for customers with disabilities); (B) information about Spinco's emergency numbers, consumer tips and local calling area; (C) non-company specific information, including long distance calling, state and international area codes, and a time zone map of the United States; and (D) an instructional notice directing all Subscribers to contact their local service provider to request any modifications to their existing listing, or to request a new listing (A, B, C and D, collectively, the "Generic Phone Service Pages"). Spinco, at its sole cost and expense, shall prepare and provide Publisher with the information described in this Section 3.3(a)(i), with the exception of information about any CLEC or LEC with whom Spinco does not have an interconnection agreement, which must be provided directly to Publisher by such CLEC or LEC. Publisher and Spinco shall cooperate to integrate the information described in this Section 3.3(a)(i) into the appropriate format and design and to ensure compliance with the Legal Requirements; and

  (ii)
  Premium Phone Service Pages. To the extent offered by Publisher, and without limiting the rights and obligations of each of Spinco and Publisher set forth in Section 3.2, Spinco, and any CLECs included within the Scoped Area of a given White Pages, may elect to purchase premium phone service pages in such White Pages for the purpose of providing specific product and service information that is factual, instructional and/or directional in nature (the "Premium Phone Service Pages") in accordance with Publisher's then-prevailing policies and pricing, as such policies and pricing shall be reasonably established by Publisher from time to time; provided, however, that Publisher may not sell any Premium Phone Service Pages to any provider of Telecommunication Services or Video Services other than Spinco and any CLECs to which Publisher is required by applicable Legal Requirements to sell Premium Phone Service Pages; and providedfurther, that the prices charged by Publisher to Spinco for such Premium Phone Service Pages in any White Pages shall be equal to or less than the lowest prices for comparable Premium Phone Service Pages then being charged by Publisher to any Person with respect to such White Pages.

  (b)
  Ordering of Phone Service Pages. The Generic Phone Service Pages shall appear before the Premium Phone Service Pages in each White Pages. Each of the Generic Phone Service Pages and the Premium Phone Service Pages shall be arranged in alphabetical order, except that (i) any LEC having a written publishing agreement with Publisher and 50% or more of the total number of Primary Listings for Subscribers in the relevant White Pages shall automatically be placed in first position in such Generic Phone Service Pages and Premium Phone Service Pages, (ii) if such LEC is not Spinco, Spinco shall appear immediately following such LEC in such Generic Phone Service Pages and Premium Phone Service Pages and (iii) any other LECs shall appear in alphabetical order thereafter in such Generic Phone Service Pages and Premium Phone Service Pages.

        Section 3.4    Changes To White Pages; Courtesy Classified Listings.

  (a)
  Publisher shall provide to Spinco written notice of any Material Change to any Primary Directory containing White Pages within 30 days after the decision is made to make any such Material Change, and at least 180 days before any such Material Change is to be implemented. Publisher shall in good faith consult with Spinco with respect to any planned Material Change and engage in discussions with Spinco regarding any concerns Spinco may have regarding such Material Change. Notwithstanding anything in this Agreement to the contrary, Spinco may discuss such Material Change with any relevant Governmental Entity (and, in such event, Publisher shall be given an opportunity to discuss the proposed Material Change with such Governmental Entity) and in no event shall any action taken by any Governmental Entity regarding such Material Change give rise to a Reimbursable Increase.

  (b)
  Publisher shall provide to Spinco written notice of any change to its policies or practices relating to Publishing the result of which would not be consistent with industry practice at least 30 days prior to the planned implementation of such change.

  (c)
  If the provision of Courtesy Classified Listings is not a Legal Requirement in any Service Area and Publisher decides to no longer publish Courtesy Classified Listings at no charge in such Service Area, Publisher will provide Spinco with written notice of the decision at least 90 days prior to the commencement of the sales canvass for the impacted directories in such Service Area, and Spinco, by written notice delivered not more than 45 days after receipt of notice from the Publisher, may require Publisher to publish such Courtesy Classified Listings provided that Spinco reimburses Publisher (so long as the provision of Courtesy Classified Listings at no charge is not a Legal Requirement) for the incremental costs of including such listings in the directories.

  (d)
  Representatives of each of Publisher and Spinco shall meet on a quarterly basis to discuss Publisher's activities relating to its fulfillment of the Publishing Obligation and any Material Changes or changes to Publisher's policies and practices relating to Publishing then under contemplation by Publisher.

        Section 3.5    Editorial Discretion.    Subject to its obligations under this Agreement, Publisher may establish, discontinue or modify its policies from time to time with regard to any and all aspects of Publishing; provided, however, that Publisher shall give Spinco written notification of any changes in Publisher's policies or products that are reasonably likely to impact Spinco's obligations under this Agreement at least 180 days prior to the expected date of implementation of such changes; and provided further that, for the avoidance of doubt, Publisher may not alter or fail to comply with the terms of this Agreement in any material manner whatsoever by modification of its policies. Publisher's policies shall be commercially reasonable. Publisher may not make any commitments on behalf of Spinco or take any action that would materially impair or affect Spinco's ability to discharge its Publishing Obligation, in each case without the prior written consent of Spinco.

        Section 3.6    Delivery and Distribution.

  (a)
  Initial Delivery. Publisher shall timely deliver in accordance with the related Subscriber Delivery Information (i) at least one White Pages and, to the extent Legally Required, at least one Yellow Pages or (ii) at least one combined White Pages and Yellow Pages to all Subscribers within the Scoped Area covered by the related Primary Directory(s) at no charge to the Spinco Parties, their Subscribers, Other Service Providers or the Subscribers of Other Service Providers. Subject to Section 3.4 and applicable Legal Requirements, Publisher may select the type or medium of delivery of such Primary Directories, provided that, in addition to complying with Section 3.4, Publisher shall make no change to the type or medium of delivery of any White Pages unless, in each case, Publisher makes the same change to the type and medium of delivery of each Yellow Pages distributed by Publisher in the same Scoped Area.

  (b)
  Replacements and New Customers. Subject to available inventory (which Publisher shall maintain at reasonable levels consistent with Publisher's past practices), subsequent to the initial distribution of White Pages, Publisher shall timely deliver (i) additional and replacement White Pages to Subscribers within the Scoped Area of such White Pages upon any reasonable request from a Subscriber within such Scoped Area and (ii) White Pages to New Customers within the Scoped Area for such White Pages, provided Spinco delivers timely New Customer information for the Service Areas to Publisher in the format in which such information is currently being delivered or such other format as may be mutually agreed upon by the Parties. Publisher shall make the foregoing deliveries at no charge to the Spinco Parties, their Subscribers, Other Service Providers or the Subscribers of Other Service Providers.

  (c)
  Distribution Coverage and Policies. Upon Spinco's request, Publisher shall provide to Spinco, at no charge: (i) a reasonable number of copies of Publisher's distribution policies for each Service Area describing which White Pages Subscribers in such Service Area shall receive and other matters relevant to the distribution of White Pages in such Service Area and (ii) a reasonable number of copies of the White Pages coverage information, including those geographic areas included in and served by the White Pages and government pages, for each of the Service Areas. Spinco may make and retain copies of the information and documents provided pursuant to (i) and (ii) above as necessary to perform its obligations hereunder.

  (d)
  Free Calling Area. In the event a Spinco local or extended calling area extends beyond any Scoped Area, Publisher's delivery obligation with respect to any Subscriber that resides in the portion of such free calling area not within the relevant Scoped Area shall include only such additional White Pages as may be requested by such Subscriber and required to be provided to such Subscriber by any Legal Requirement, which Publisher shall provide at no charge to the Spinco Parties, their Subscribers, Other Service Providers or the Subscribers of Other Service Providers.

        Section 3.7    Rights in the Directory Products.    The copyrights and other intellectual property rights in each Directory Product covered by this Agreement, and any and all illustrations, artwork, photographs, video, audio, text, maps and other advertising and information content created or procured for such Directory Product or for other Publisher products and services that are not submitted by or for Spinco or created at the request of Spinco (it being understood that purposes of this Section 3.7, Subscriber List Information shall not be considered to be submitted by or for Spinco or created at the request of Spinco), shall, as between Spinco and Publisher, be the sole and exclusive property of Publisher. Except as permitted under applicable law, Spinco agrees not to copy any Directory Product or any other Publisher products and services, or any portion thereof, provided, however, that Spinco may make a reasonable number of copies of limited portions of the Primary Directories for use in performing its obligations under this Agreement or pursuant to Legal Requirements and ensuring that its Subscribers are being listed in and receiving copies of the Primary Directories as provided herein.

        Section 3.8    Changes in Service Areas.

  (a)
  Spinco may update Schedule 1.1B from time to time by written notice to Publisher, and from and after the date that is 60 days after the date Spinco provides such notice the rights and obligations of this Agreement shall extend to any new, altered or changed Service Areas, unless Publisher notifies Spinco in writing within 60 days of receiving such notice from Spinco that Publisher has determined in good faith that the costs related to complying with Publisher's related obligations hereunder would exceed the benefits to Publisher of obtaining the rights set forth in the Branding Agreement and Non-Competition Agreement for such Service Areas. As soon as practicable, but in any event within 24 months following written notice from Spinco regarding the addition of any Service Area to Schedule 1.1B, or such shorter period as is Legally Required, Publisher shall include Spinco's listings from such Service Area in a Primary Directory. Without limiting the generality of the foregoing, the rights and obligations of this Agreement shall not extend to any geographic area (i) that Spinco expands into as a CLEC or (ii) in which Spinco becomes the incumbent local exchange carrier (the "ILEC") as a result of an acquisition of the stock or assets of, or via a merger or other business combination transaction with, the Person previously providing local phone service in that geographic area as the ILEC, unless Spinco elects to add such geographic area to Schedule 1.1B.

  (b)
  If Spinco decides to cease providing local telephone service in a geographic area within any Service Area, Spinco shall advise Publisher as soon as practicable of such decision, provided that Spinco shall have no obligation hereunder to disclose material, non-public information. Upon Spinco ceasing to provide local telephone service in any geographic area, Publisher shall no longer have any obligation under this Agreement to Publish White Pages for such geographic area; provided, however, that Publisher shall be obligated to Publish the next issue of any White Pages scheduled to be issued within one year of Spinco ceasing such service if Legally Required.

  (c)
  Notwithstanding Section 3.8(b), if Spinco ceases to provide local telephone service in all or any portion of any Service Area as a result of (i) a sale, assignment or other transfer of access lines, (ii) a merger or other business combination transaction with a Person in respect of access lines or (iii) any other agreement with any third party pursuant to which such Person shall provide local telephone service in lieu of Spinco in such Service Area, and, in any of the foregoing cases, such event does not constitute a Change of Control of Spinco: (A) Spinco shall require the acquiring Person to agree to enter into with Publisher, and Publisher shall enter into with such Person, binding agreements on terms equivalent in all material respects to those contained in this Agreement, the Non-Competition Agreement and the Branding Agreement (but excluding any terms of the Branding Agreement that do not relate to the Section 2(b) License (as defined in the Branding Agreement) or that relate to that portion of the Section 2(b) License that applies to Special Directory Products (or portion thereof as defined in the Branding Agreement)) with respect to the relevant Service Area and (B) neither Publisher nor Spinco shall be released from its obligations under this Agreement other than with respect to such Service Area or portion thereof.

        Section 3.9    Open Access Termination.    If Spinco and its Subsidiaries are no longer required by law to provide Subscriber List Information or Subscriber Delivery Information under nondiscriminatory and reasonable rates, terms and conditions to any Person requesting such information for the purpose of publishing Directory Products ("Open Access Termination"), Spinco shall continue to license such information with respect to each Service Area to Publisher for the term of this Agreement on terms and conditions (including price) at least as favorable as those then being offered by Spinco to any Person materially doing business in any such Service Area; provided that if Spinco is not licensing Subscriber List Information or Subscriber Delivery Information, as the case may be, to at least two other bona fide purchasers of such information, the prices that Spinco charges Publisher for such information shall be equal to the average price that other ILECs of comparable size charge for such information.

        Section 3.10    Regulatory Change.

  (a)
  Each Party shall provide the other Party with prompt written notice of the announcement by any Governmental Entity of any proposed Additional Legal Requirement. To the extent permitted by applicable law, Spinco shall provide Publisher with prompt notice of any Governmental Entity's determination that there is a problem with the manner in which Publisher is fulfilling the Publishing Obligation. Notwithstanding the foregoing, nothing in this Section 3.10 shall limit in any way Publisher's obligation to abide by any Additional Legal Requirement and implement any change related to the Publishing of Primary Directories that is required thereby. Publisher shall maintain, retain and produce upon request such records as Spinco may be Legally Required to maintain and any records as shall be reasonably necessary to show that Publisher has complied with the Legal Requirements.

  (b)
  Publisher shall bear the full burden and enjoy the full benefit of any increase or decrease in its costs of fulfilling the Publishing Obligation, except that:

  (i)
  Spinco shall, on an annual basis following the end of each fiscal year, reimburse Publisher for 100% of the amount, if any, by which Publisher's actual costs of fulfilling the Publishing Obligation during such fiscal year exceed the hypothetical costs Publisher would have incurred during such period in fulfilling the Publishing Obligation if there were excluded from such costs all non de minimus cost increases and cost decreases resulting from (x) Additional Legal Requirements imposed by a Governmental Entity as a direct result of Spinco's agreement to accept telephone directory burdens or requirements in exchange for regulatory concessions relevant to other aspects of Spinco's business; (y) contractual obligations of Spinco to which Spinco was not obligated to agree that require Spinco to cause non-wireline listings of subscribers of Other Service Providers to be included in any Primary Directory; and (z) contractual (as opposed to governmental) Additional Legal Requirements that are not either (1) generally consistent with the obligations of ILECs under the pertinent contracts or (2) substantially similar to terms contained in other such agreements binding upon Spinco as of the Effective Date; provided that, for purposes of clause (y), only those cost increases that are Incremental Listings Costs shall be excluded from Publisher's actual costs of fulfilling the Publishing Obligation during the applicable fiscal year.

  (ii)
  Spinco shall, on an annual basis following the end of each fiscal year through the fiscal year ended December 31, 2014, reimburse Publisher for 50% of the amount, if any, by which Publisher's actual costs of fulfilling the Publishing Obligation during such fiscal year, exceeds the sum of (x) $88,750 and (y) the hypothetical costs Publisher would have incurred during such period in fulfilling the Publishing Obligation if there were excluded from such costs all non de minimus cost increases and costs decreases directly resulting from Additional Legal Requirements (excluding any such cost increases and cost decreases taken into account in determining an amount owed by Spinco in respect of such fiscal year under subparagraph (i) above). Any amount which Spinco is obligated to reimburse to Publisher under this subparagraph and/or subparagraph (i) above is herein referred to as a "Reimbursable Increase".

  (iii)
  Publisher shall, on an annual basis following the end of each fiscal year through the fiscal year ended December 31, 2014, pay to Spinco 50% of the amount, if any, by which the sum of (x) Publisher's actual costs of fulfilling the Publishing Obligation during such fiscal year, and (y) $88,750 is less than the hypothetical costs Publisher would have incurred during such period in fulfilling the Publishing Obligation if there were excluded from such costs all non de minimus cost increases and costs decreases directly resulting from Additional Legal Requirements (excluding any such cost increases and cost decreases taken into account in determining an amount owed by Spinco in respect of such fiscal year under subparagraph (i) above). Any amount which Publisher is obligated to pay to Spinco under this subparagraph is herein referred to as a "Cost Savings Amount".

  (c)
  Within 60 days after the end of each fiscal year, Publisher shall provide Spinco with a written statement setting forth the amount of any Reimbursable Increase or Cost Savings Amount for the preceding fiscal year (a "Cost Change Statement") and specifying and itemizing in reasonable detail (i) each Additional Legal Requirement, (ii) the manner in which Publisher responded to such Additional Legal Requirement and any related cost increases or savings of Publisher and (iii) a calculation of the Reimbursable Increase or Cost Savings Amount.

  (d)
  Publisher shall have a duty to mitigate its costs in responding to any Additional Legal Requirement potentially giving rise to a Reimbursable Increase.

  (e)
  Within 60 days of Spinco's receipt of any Cost Change Statement, Spinco may either (i) pay the Reimbursable Increase or accept payment of the Cost Savings Amount, as the case may be, shown on such Cost Change Statement or (ii) provide Publisher with written notice stating that it disputes one or more elements of such Cost Change Statement and setting forth in reasonable detail the basis therefor (a "Cost Change Dispute Notice"). During such 60 day period, Publisher shall provide Spinco and its representatives with any additional information it reasonably requests to assess such Cost Change Statement, including access to Publisher's auditors and their work papers.

  (f)
  The Parties shall attempt in good faith to resolve any dispute set forth in a Cost Change Dispute Notice by referring the dispute to a senior executive officer of each of Spinco and Publisher. If the dispute is with respect to the amount of the Reimbursable Increase or Cost Savings Amount and such officers cannot resolve such dispute within 10 Business Days of the date of the submission of the dispute to them, then the Parties shall submit the dispute to a mutually-acceptable financial expert. If the Parties agree on such an expert, such expert's calculation of the Reimbursable Increase or Cost Savings Amount, if any, shall be conclusive. If the Parties do not agree on such an expert within a five business day period following notice from either Party of termination of discussions between the officers (as described above), each Party shall select its own financial expert within a further five business day period, and such financial experts shall then together select a financial expert, which financial expert shall conclusively determine the Reimbursable Increase, if any. The expert selected pursuant the preceding sentence shall be independent of both Parties and their respective Affiliates and shall be qualified with respect to the LEC and directory publishing industries and valuation techniques. The Parties shall provide such information, including written submissions, as are reasonably requested by such expert. If the Parties agree on a single financial expert, the Parties shall equally share such expert's fees and costs. If the Parties do not agree on a single expert, each Party shall pay the fees and costs of the expert it selects and the Parties shall equally share the fees and costs of the expert that the Parties' experts select. If a dispute set forth in a Cost Change Dispute Notice is with respect to any matter relating to the provisions of this Section 3.10 other than the amount of any Reimbursable Increase or Cost Savings Amount, such dispute shall be addressed in any manner in which any other dispute as to the interpretation or performance of this agreement is addressed.

        Section 3.11    Publishing Order.    If any Governmental Entity having jurisdiction over Spinco requires Spinco to Publish a White Pages (and does not allow Spinco to delegate such requirement to Publisher), or if such an order declares this Agreement null and void with respect to a White Pages (in each case, a "Publishing Order"), Spinco shall Publish the relevant White Pages; provided, however, that, any White Pages that Spinco Publishes to fulfill a Publishing Order shall contain only the information required to be in such White Pages (e.g., Primary Listings) and shall not include any paid advertising content. If Spinco is required to separately Publish any White Pages by any Publishing Order, Publisher shall provide all services and materials to Spinco that are necessary for Spinco to Publish such White Pages, including printing, distribution and paper, to the maximum extent permitted by such Publishing Order, at Publisher's sole cost and expense. To the extent the provision by Publisher to Spinco of any such services or materials is prohibited by such Publishing Order, Publisher shall reimburse Spinco for Spinco's costs in performing or obtaining such services and materials.

        Section 3.12    Non-Solicitation.    During (i) the period between the date of this Agreement and November 17, 2008 and (ii) the two year period following the termination of this Agreement, none of Spinco, Publisher or any of their respective Affiliates (other than Excluded Affiliates (as defined in the Non-Competition Agreement)) shall, without the prior written approval of the applicable other Party, directly or indirectly (A) solicit for hire any employees of such other Party who (1) is engaged in sales or marketing, (2) is engaged in developing or maintaining software or systems relating to electronic directory products and services or (3) is employed in a management or supervisory capacity (each of the foregoing, a "Covered Employee"), (B) induce any Covered Employee of such other Party to terminate his or her relationship with such other Party or (C) in the case of Spinco, solicit for hire or hire any of member Publisher's senior management team. The foregoing shall not apply to individuals solicited or hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit any particular individual that a Party would be prohibiting from soliciting or hiring by this Section 3.12) or as a result of the use of a general solicitation (such as a newspaper advertisement or on radio or television, or through the internet) not specifically directed to employees of the other Party.

        Section 3.13    Non-Compete.

        (a)   Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, during the term of this Agreement (and any extensions or renewals thereof), Publisher agrees that, other than as provided in this Agreement, neither Publisher nor any of its Affiliates, other than any entity as to which neither Publisher nor Publisher's ultimate parent directly or indirectly possess the sole legal or contractual right to cause such entity to enter into contractual arrangements, shall directly or indirectly engage in, own, manage, operate, share any revenues of, have any profit or other equity interest in any business or entity (other than pursuant to this Agreement or by ownership of less than 40 percent of the outstanding vote or value of a corporation whose securities are publicly traded) that engages in the business of producing, publishing, marketing, selling or distributing (or selling advertising for inclusion in) any tangible media Directory Products that (i) consist principally of listings and classified advertisements for subscribers in the Service Areas, taken as a whole, and (ii) are directed primarily at end users in the Service Areas, taken as a whole; provided that Publisher may produce, publish or distribute (and sell advertising for inclusion in) specialty guides or directories (e.g., niche, ethnic and new movers guides), so long as (in any such case) such products do not materially compete with and are not significant substitutes for any White Pages or Yellow Pages; provided further that if this Agreement is terminated with respect to any Service Area, the obligations and restrictions of this Section 3.13 shall then no longer apply with respect to such Service Area. Notwithstanding the foregoing, if Publisher acquires an entity or business that is engaged in operations that cause Publisher to otherwise be in violation of this Section 3.13, Publisher shall not be deemed to be in violation of this Section 3.13 if Publisher is in good faith attempting to rebrand as Spinco-branded or divest or otherwise terminate the production, publication and distribution of the competing directories and rebrands as Spinco-branded or divests or otherwise terminates the production, publication and distribution of such competing directories within 12 months acquiring such entity or business. Any material breach of this Section 3.13 shall constitute a Material Default by Publisher.

        (b)   In the event of a termination of this Agreement pursuant to Section 6.2 (in its entirety or with respect to any Service Area, as the case may be), Publisher and its Affiliates shall be prohibited from including on the cover or spine of any print directory primarily distributed in the affected Service Areas or the cover, home page or similar feature of any non-print directory primarily directed at persons or businesses within the affected Service Areas any name or brand (other than the name or brand of the ILEC in the applicable Service Area) that is identified with the provision of Telecommunication Services or Video Services. The restriction under this Section 3.13(b) shall continue until the earlier of (y) the fifth anniversary of the date of such termination of this Agreement and (z) November 17, 2036.

        (c)   None of Publisher or any of its Affiliates shall be deemed to have violated this Section 3.13 with respect to marketing and sales by non-employee sales agents if Publisher or its Affiliate, as the case may be, uses its respective commercially reasonable efforts, including establishing reasonable procedures, to restrict the activities of their respective agents and other distribution parties that are marketing Publisher directory products and services on an exclusive basis (e.g., the agents do not represent any other provider of directory products and services) from engaging in any activities prohibited by this Section 3.13.

        (d)   Nothing contained in this Section 3.13 shall restrict any Affiliate of Publisher to the extent that such Affiliate (i) is not operated jointly with, under common management with or does not share facilities, sales personnel or other key employees with Publisher, (ii) is not consolidated financially with Publisher, (iii) does not have a product bundling or similar joint venture or strategic alliances agreement, arrangement or product offering with Publisher with respect to any activities prohibited by this Section 3.13 and (iv) does not have a revenue-sharing or similar agreement arrangement with Publisher with respect to any activities prohibited by this Section 3.13.

        (e)   Without limiting any restriction with respect to Publisher's use of trademarks and trade names as set forth in the Branding Agreement, Spinco acknowledges and agrees that none of Publisher or any of its Affiliates shall be under any restrictions hereunder with respect to any telephone directory product or service that the user accesses through an interactive voice portal.

        (f)    For the sake of clarity, Spinco acknowledges and agrees that none of Publisher or any of its Affiliates is prohibited from engaging in the business of providing Directory Products outside the Service Areas.

        (g)   In the event Publisher is acquired by any Person (other than an Affiliate of Publisher) that is, prior to the time of such acquisition, engaged in the business of publishing tangible media Directory Products in any Service Area(s), the continued operation by such Person of such business shall not be deemed a violation of this Section 3.13, provided that, in the event Publisher is acquired for securities of such Person, the stockholders of such Person immediately prior to the consummation of such acquisition hold greater than 50% of both the voting power and the value of the outstanding stock of such Person immediately after the consummation of such acquisition.

ARTICLE IV

RIGHTS AND OBLIGATIONS OF SPINCO

        Section 4.1    Delivery of Subscriber List Information and Subscriber Delivery Information.

        (a)   Pursuant to the Listings License Agreement and in accordance with Schedule 4.1, Spinco shall deliver or make available for delivery Subscriber List Information for Subscribers in the Service Areas, including any and all additions to, deletions from, and changes in such information from time to time so as to enable Publisher to Publish Primary Directories in accordance with Publisher's publication schedule.

        (b)   Pursuant to the Listings License Agreement and in accordance with Schedule 4.1, Spinco shall deliver or make available for delivery Subscriber Delivery Information for Subscribers in the Service Areas, including any and all additions to, deletions from, and changes in such information from time to time so as to enable Publisher to deliver Primary Directories to all such Subscribers.

        (c)   If Spinco elects to use a third party to deliver Subscriber List Information and/or Subscriber Delivery Information to Publisher, then Spinco shall prepare and promptly provide to Publisher and such third party duplicate written authorizations to facilitate such delivery and Spinco shall clearly designate and distinguish its information from all other information delivered by, or through such third party, provided that Spinco shall in any event remain liable for its obligations hereunder.

        (d)   The Parties acknowledge that Publisher requires the Subscriber List Information provided under the Listings License Agreement to perform its obligations, and enjoy its rights and privileges, under this Agreement. Consequently, the Parties agree that if the Listings License Agreement is terminated due to Publisher's breach thereof, Spinco shall reinstate such Listings License Agreement or enter into a new agreement on terms and conditions as set forth in Section 3.9; provided that Publisher has identified the cause of such breach, fully remedied such breach and established reasonable procedures to prevent the recurrence of such breach, and provided further that Spinco shall not be obligated to reinstate such Listings License Agreement or enter into any other agreement as contemplated by this Section 4.1(d) in the event of any termination resulting from any breach of any such agreement that is substantially similar to any prior breach of any such agreement, it being understood that Publisher does not waive any rights it may have under applicable law to obtain subscriber list or delivery information. If Publisher assigns its rights under this Agreement in accordance with the provisions herein, Spinco shall enter into a listings license agreement with such successor entity subject to and in accordance with the terms and conditions herein.

        (e)   Pursuant to the Listings License Agreement and in accordance with Schedule 4.1, Spinco shall either (i) deliver, or cause to be delivered in a timely manner, or (ii) reimburse Publisher for any costs or expense it incurs in the purchase of EAS Listings for Subscribers in the Scoped Areas for each Primary Directory published by Publisher hereunder (including any and all additions to, deletions from, and changes in such information from time to time, so as to enable Publisher to include such EAS Listings in White Pages Published hereunder, to the extent Legally Required). If Spinco fails to deliver such EAS Listings to Publisher in a timely manner, then Publisher may, at its sole election, either (A) purchase such EAS Listings from the LECs, CLECs, and Resellers, on Spinco's behalf, or (B) purchase directories which include the EAS Listings at issue, whichever is the better overall solution to minimize expense to Spinco and meet the Legal Requirements, so that Publisher can make them available to Subscribers upon request, or as Legally Required, in lieu of including such EAS Listings in the Primary Directory at issue.

        (f)    Spinco shall take steps to ensure that all Subscriber requested restrictions (such as "DO NOT PUBLISH" or "NON-PUB") are duly and accurately noted on the Subscriber Delivery Information it delivers, or causes to be delivered, to Publisher hereunder, for each particular Subscriber that makes such a request, and further acknowledges and agrees that Publisher shall have no duty or obligation hereunder to verify the accuracy, timeliness or appropriateness of any Subscriber Delivery Information provided by Spinco to Publisher hereunder. Notwithstanding the above, Publisher may update or correct any such information Spinco may deliver, or caused to be delivered, upon the Subscriber's specific request. If Publisher does so, it shall notify Spinco of the Subscriber's requested update or correction.

        (g)   To the extent not otherwise prohibited by applicable Legal Requirements, Spinco shall provide Publisher with such information as Publisher may reasonably request from time to time for its use and consideration in connection with the planning and performance of the Publishing Obligation hereunder (including without limitation, rescopes, content changes, and directory life cycles), and as Spinco may lawfully provide without violating any applicable contractual obligations or applicable Legal Requirements. In addition, Spinco shall timely notify and apprise Publisher of any proposed changes or new developments relating to or otherwise affecting Spinco's information management systems and processes ("Systems Changes") which Spinco reasonably believes would have a material adverse impact on Publisher's use of the data and information provided by Spinco hereunder or in Publisher's costs of performance hereunder, as well as the implementation schedules for such changes or new developments, in order to allow Publisher reasonable opportunity to analyze and consider what effect or impact, if any, such System Changes may have on its activities and operations in the fulfillment of the Publishing Obligation hereunder, and to make such changes to its own information management systems and processes as Publisher may determine necessary in order to accommodate Spinco's System Changes. Representatives of Spinco and Publisher shall discuss at quarterly meetings held pursuant to Section 3.4 any System Changes then under contemplation by Spinco.

        Section 4.2    Official Directory Publisher Designation.    For the term of this Agreement (and any renewals thereof) and subject to Section 3.9 and the Branding Agreement, (i) Spinco designates Publisher as its exclusive official publisher of all tangible media Directory Products consisting principally of listings and classified advertisements of subscribers to local wireline exchange telephone service in the Service Areas and directed primarily at end users in the Service Areas covered by this Agreement and (ii) Spinco grants Publisher the branding rights and Publisher agrees to the obligations and other restrictions set forth in the Branding Agreement. Either Party may elect, but shall not be obligated, to disclose Publisher's official directory publisher status in their public announcements, promotional and advertising materials and sales contacts; provided, however, that the general nature of such disclosure shall first be reviewed and approved in writing by the other Party, which approval shall not be unreasonably withheld. Spinco further agrees that any referrals it makes in response to inquiries concerning advertising in any tangible media Directory Product with respect to any Service Area shall be made solely to Publisher.

ARTICLE V

CLAIMS, LIABILITY AND INDEMNIFICATION

        Section 5.1    Listing Claims.    Subject to Publisher's indemnification obligations as set forth in Section 5.4(a), Claims regarding the Spinco Subscriber List Information in Publisher's Directory Products shall be referred to Spinco. Spinco shall use commercially reasonable efforts to promptly investigate, defend against, and resolve the same.

        Section 5.2    Advertising Claims.    Subject to Spinco's indemnification obligations as set forth in Section 5.4(b), Claims regarding advertising in Publisher's Directory Products shall be referred to Publisher. Publisher shall use commercially reasonable efforts to promptly investigate, defend against and resolve the same.

        Section 5.3    Cooperation.    The Parties shall cooperate in good faith in the investigation, defense, settlement or other resolution of any Claims arising out of any error or omission in or of any Subscriber listing and/or advertising in the Directory Products. In the event of any Claim asserting that Publisher and Spinco are jointly liable, (i) Publisher shall assume the responsibility for and advance the cost of defending that portion of such Claim relating to any advertising, (ii) Spinco shall assume the responsibility for and advance the cost of defending that portion of such Claim relating to any of Spinco Subscribers' listings and (iii) the Parties shall cooperate, share information and coordinate their efforts in an attempt to eliminate or minimize any liability and their respective attorneys' fees and costs. Any assumption of the defense of any Claim or portion thereof pursuant to this Section 5.3 shall not imply or create an assumption of liability for any final settlement or judgment for such Claim or portion thereof.

        Section 5.4    Indemnification.

        (a)   Publisher shall indemnify and hold harmless Spinco, its Affiliates and their respective directors, officers, employees, agents and assigns (collectively, the "Spinco Indemnified Parties") from, against, and in respect of, and shall reimburse the Spinco Indemnified Parties for, any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Spinco Indemnified Parties directly or indirectly relating to, arising out of or resulting from (i) Publisher's failure to perform any of its obligations under this Agreement, (ii) any third party Claims arising from any error or omission in or of a Spinco Subscriber's listing or advertising in any Directory Product unless caused by Spinco or any of its Affiliates, (iii) any Claims that any Directory Product violates or infringes the intellectual property rights of any third party or requires the consent of any third party and (iv) any Claims arising out of or relating to the conduct of Publisher's business.

        (b)   Spinco shall indemnify and hold harmless Publisher and its directors, officers, employees, Affiliates, agents and assigns (collectively, the "Publisher Indemnified Parties" and collectively with the Spinco Indemnified Parties, the "Indemnified Parties") from, against, and in respect of, and shall reimburse the Publisher Indemnified Parties for, any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Publisher Indemnified Parties directly or indirectly relating to, arising out of or resulting from (i) its failure to perform any of its obligations under this Agreement; (ii) any third-party Claims brought against Publisher in connection with its performance of the Publishing Obligation as a result of any error or omission in or of the Spinco Subscriber List Information in the White Pages portion of any Primary Directory caused by Spinco if and only to the extent and in the amount that such Losses would have been imposed on, sustained, incurred or suffered by, or asserted against, Spinco if Spinco were performing the Publishing Obligation and used such Spinco Subscriber List Information in furtherance thereof, provided that Spinco shall have no indemnification obligation under this provision if and to the extent that such Losses were imposed on, sustained, incurred or suffered by, or asserted against, Publisher as a result of any breach by Publisher of its obligations under the agreement or the negligence or misconduct of Publisher, (iii) any Claims that any grant made by Spinco in the Branding Agreement violates or infringes the intellectual property rights of any third party or requires the consent of any third party and (iv) any Claims arising out of or relating to the conduct of Spinco's business.

        (c)   Spinco shall use commercially reasonable efforts to make applicable to Publisher any limitations on liability or indemnification rights Spinco may have as a result of tariff, statute or contractual provisions. In the event that any Loss is imposed on, sustained, incurred or suffered by, or asserted against, any Publisher Indemnified Party in respect of which such Publisher Indemnified Party is not entitled to indemnification from Spinco pursuant to Section 5.4(b) but Spinco would be entitled to indemnification from a third-party if such Publisher Indemnified Party had been Spinco or any of its directors, officers, employees, Affiliates or agents, Spinco shall, at Publisher's request and sole cost and expense, assert against such third-party a claim for indemnification in respect of such Loss and pay any proceeds from such claim to Publisher.

        (d)   Spinco agrees to use commercially reasonable efforts to limit, by tariff or contract, its own and its contractors' and agents' liability to any Subscriber for any error or omission in any Subscriber List Information to no more than the cost, if any, assessed to the Subscriber for directory listing services.

        Section 5.5    Notice and Procedures.    Any Indemnified Party seeking indemnification pursuant to this Agreement shall give prompt written notice in reasonable detail (the "Notice Of Claim") to the Party from whom such indemnification is sought (the "Indemnifying Party") stating the basis of each Claim for which indemnification is being sought hereunder within 30 days of obtaining knowledge thereof provided, however, that the failure timely to give a Claim Notice shall not affect the rights of an

Indemnified Party hereunder, except to the extent that such failure materially prejudices the Indemnifying Party's defense of, or other rights available to the Indemnifying Party with respect to, such Claim. If the facts giving rise to any claim for indemnification involve an actual or threatened Claim by or against a third party:

(i)
the Parties shall cooperate in the prosecution or defense of such Claim in accordance with Section 5.3 above and shall furnish such records, information and testimony and attend to such proceedings as may be reasonably requested in connection therewith; and

(ii)
the Indemnified Party shall make no settlement of any Claim that would give rise to liability on the part of the Indemnifying Party without the latter's prior written consent that shall not be unreasonably withheld or delayed, and the Indemnifying Party shall not be liable for the amount of any settlement affected without its prior written consent.

        Section 5.6    Time Limitation.    Any Notice of Claim relating to indemnification sought for any Losses relating to, arising out of or resulting from any Directory Product must be given within 18 months after the publication of such Directory Product.

        Section 5.7    Other Indemnification.    No Indemnified Party shall be entitled to seek indemnification under this Agreement from any Party with respect to any Loss for which such Indemnified Party has sought indemnification pursuant to any other Commercial Agreement. Any Indemnified Party that seeks indemnification under this Agreement shall not be entitled to seek indemnification pursuant to any other Commercial Agreement.

ARTICLE VI

TERMINATION

        Section 6.1    Termination By Publisher.

        (a)   If Spinco commits a Material Default, Publisher may provide written notice to Spinco specifying such Material Default in reasonable detail (a "Default Notice"). Upon receipt of any Default Notice, Spinco may elect to (i) cure the Material Default specified in such Default Notice (unless such Material Default is not susceptible to cure) and (ii) agree to indemnify Publisher pursuant to Section 5.4(b) for any Losses relating to, arising out of or resulting from such Material Default. If within 45 days of Spinco's receipt of any Default Notice Spinco has not cured the Material Default specified in such Default Notice (or, if not reasonably curable within such 45 day period, provided Publisher with reasonable assurances that it has commenced and is diligently taking all actions necessary to cure such Material Default as soon as reasonably practicable, not to exceed 90 days) and given Publisher written notice of its agreement to indemnify Publisher for any Losses relating to, arising out of or resulting from such Material Default, Publisher may terminate this Agreement and/or seek a judicial remedy. Notwithstanding the foregoing, if Spinco provides Publisher with written notice disputing the existence of the Material Default specified in such Default Notice within 45 days of Spinco's receipt of such Default Notice, the Parties shall, prior to seeking any judicial remedy, refer such dispute to a senior executive officer of each of Spinco and Publisher, who shall, for a minimum of 15 Business Days, act in good faith to resolve such dispute and determine the appropriate remedial action (such process, a "Breach Resolution Process"). If it is then determined that the Material Default specified in such Dispute Notice occurred and remains uncured, Publisher may terminate this Agreement and/or seek a judicial remedy.

        (b)   If Spinco (i) breaches Section 3.8(c) of this Agreement or (ii) commits a Material Default with respect to any Service Area as opposed to the Agreement taken as a whole (each of clauses (i) and (ii) a "Service Area Default"), Publisher may provide written notice to Spinco specifying such Service Area Default in reasonable detail (a "Service Area Default Notice"). Upon receipt of any Service

Area Default Notice, Spinco may elect to (i) cure the Service Area Default specified in such Service Area Default Notice (unless such Service Area Default is not susceptible to cure) and (ii) agree to indemnify Publisher pursuant to Section 5.4(b) for any Losses relating to, arising out of or resulting from such Service Area Default. If within 45 days of Spinco's receipt of any Service Area Default Notice Spinco has not cured the Service Area Default specified in such Service Area Default Notice (or, if not reasonably curable within such 45 day period, provided Publisher with reasonable assurances that it has commenced and is diligently taking all actions necessary to cure such Service Area Default as soon as reasonably practicable, not to exceed 90 days) and given Publisher written notice of its agreement to indemnify Publisher for any Losses relating to, arising out of or resulting from such Service Area Default, Publisher may terminate this Agreement with respect to the Service Area specified in such Service Area Default Notice and/or seek a judicial remedy. Notwithstanding the foregoing, if Spinco provides Publisher with written notice disputing the existence of the Service Area Default specified in such Service Area Default Notice within 45 days of Spinco's receipt of such Service Area Default Notice, the Parties shall, prior to seeking any judicial remedy, engage in a Breach Resolution Process. If it is then determined that the Service Area Default specified in such Service Area Dispute Notice occurred and remains uncured, Publisher may terminate this Agreement with respect to the Service Area specified in such Service Area Default Notice and/or seek a judicial remedy.

        Section 6.2    Termination By Spinco.

        (a)   If Publisher commits a Material Default, Spinco may provide written notice to Publisher specifying such Material Default in reasonable detail (a "Default Notice"). Upon receipt of any Default Notice, Publisher may elect to (i) cure the Material Default specified in such Default Notice (unless such Material Default is not susceptible to cure) and (ii) agree to indemnify Spinco pursuant to Section 5.4(a) for any Losses relating to, arising out of or resulting from such Material Default. If within 45 days of Publisher's receipt of any Default Notice Publisher has not cured the Material Default specified in such Default Notice (or, if not reasonably curable within such 45 day period, provided Spinco with reasonable assurances that it has commenced and is diligently taking all actions necessary to cure such Material Default as soon as reasonably practicable, not to exceed 90 days) and given Spinco written notice of its agreement to indemnify Spinco for any Losses relating to, arising out of or resulting from such Material Default, Spinco may terminate this Agreement and/or seek a judicial remedy. Notwithstanding the foregoing, if Publisher provides Spinco with written notice disputing the existence of the Material Default specified in such Default Notice within 45 days of Publisher's receipt of such Default Notice, the Parties shall, prior to seeking any judicial remedy, engage in a Breach Resolution Process. If it is then determined that the Material Default specified in such Dispute Notice occurred and remains uncured, Spinco may terminate this Agreement (including Publisher's official directory publisher status) and/or seek a judicial remedy.

        (b)   If Publisher breaches this Agreement in a manner that results in a material and continuing failure to discharge the Publishing Obligation with respect to any Primary Directory (a "Primary Directory Default"), Spinco may provide written notice to Publisher specifying such Primary Directory Default in reasonable detail (a "Directory Default Notice"). Upon receipt of any Directory Default Notice, Publisher may elect to (i) cure the Primary Directory Default specified in such Directory Default Notice (unless such Primary Directory Default is not susceptible to cure) and (ii) agree to indemnify Spinco pursuant to Section 5.4(a) for any Losses relating to, arising out of or resulting from such Primary Directory Default. If within 45 days of Publisher's receipt of any Directory Default Notice Publisher has not cured the Primary Directory Default specified in such Directory Default Notice (or, if not reasonably curable within such 45 day period, provided Spinco with reasonable assurances that it has commenced and is diligently taking all actions necessary to cure such Primary Directory Default as soon as reasonably practicable, not to exceed 90 days) and given Spinco written notice of its agreement to indemnify Spinco for any Losses relating to, arising out of or resulting from such Primary Directory

Default, Spinco may terminate this Agreement with respect to the Service Area in which the Primary Directory specified in such Directory Default Notice is Published and/or seek a judicial remedy. Notwithstanding the foregoing, if Publisher provides Spinco with written notice disputing the existence of the Primary Directory Default specified in such Directory Default Notice within 45 days of Publisher's receipt of such Directory Default Notice, the Parties shall, prior to seeking any judicial remedy, engage in a Breach Resolution Process. If it is then determined that the Primary Directory Default specified in such Directory Default Notice occurred and remains uncured, Spinco may terminate this Agreement with respect to the Primary Directory specified in such Directory Default Notice and/or seek a judicial remedy.

        (c)   Spinco may terminate this Agreement (including Publisher's official directory publisher status) if Spinco has terminated this Agreement pursuant to Section 6.2(b) above with respect to 20% or more of Spinco Subscribers in the Service Areas, such percentage determined by using a numerator of the total number of Spinco Subscribers in the Service Areas terminated by Spinco pursuant to Section 6.2(b) above and a denominator of the total number of Spinco Subscribers in the Service Areas that would have been subject to this Agreement had Spinco not elected to terminate any such Service Areas pursuant to Section 6.2(b) above.

        (d)   In the event Spinco ceases to provide local telephone service in all or any portion of any Service Area, Spinco may terminate this Agreement with respect to such Service Area or portion thereof.

        (e)   In the event of a termination of this Agreement in its entirety or with respect to all or any portion of any Service Area, the Branding Agreement shall terminate to the extent set forth in Sections 11(c)(vi)-(viii) of the Branding Agreement. In the event of a termination of the Branding Agreement with respect to any Service Area, Spinco shall have the right to terminate this Agreement with respect to such Service Area.

        Section 6.3    Transition Upon Termination.

        (a)   If this Agreement is terminated pursuant to Section 6.1(a), the Parties shall cooperate in good faith to transition the Publishing Obligation to such Person or Persons that Spinco desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with Spinco bearing all direct costs and expenses related to such transitioning of the Publishing Obligation (e.g., data migration and third party consents) ("Transition Costs").

        (b)   If this Agreement is terminated with respect to any Service Area pursuant to Section 6.1(b), the Parties shall cooperate in good faith to transition the Publishing Obligation with respect to such Service Area to such Person or Persons that Spinco desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with Spinco bearing all Transition Costs.

        (c)   If this Agreement is terminated pursuant to Section 6.2(a) or Section 6.2(c), the Parties shall cooperate in good faith to transition the Publishing Obligation to such Person or Persons that Spinco desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with Publisher bearing all Transition Costs.

        (d)   If this Agreement is terminated with respect to any Service Area pursuant to Section 6.2(b), the Parties shall cooperate in good faith to transition the Publishing Obligation with respect to such Service Area to such Person or Persons that Spinco desires as soon as reasonably practicable and to ensure that the Publishing Obligation is discharged until such transition is complete, with the Publisher bearing all Transition Costs.

        Section 6.4    Termination Without Prejudice.    No Party shall be subject to damages or have any other liability to the other Party solely as a result of such Party's terminating this Agreement in accordance with its terms, and any such termination of this Agreement, or any decision not to so terminate, by a Party shall be without prejudice to any other right or remedy of such Party under this Agreement or applicable law.

ARTICLE VII

OTHER DEFAULTS; LIMITATION OF LIABILITY

        Section 7.1    Other Defaults.    If a Party commits an Other Default, the non-defaulting Party may (as in the event of any Material Default, Service Area Default or Primary Directory Default) pursue a claim for damages or any other remedy, but shall have no right to terminate this Agreement unless such Party obtains a judicial determination that termination is an appropriate remedy for such Other Default.

        Section 7.2    Limitation of Liability.    Neither Party, or its Affiliates, shall be liable to the other Party, or its Affiliates, for any damages other than direct damages, except in the case of fraud or willful misconduct. Each Party agrees that it is not entitled to recover and agrees to waive any claim with respect to, and shall not seek, consequential, punitive or any other special damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement, except with respect to such claims and damages arising directly out of a Party's fraud or willful misconduct.

ARTICLE VIII

EXCUSED PERFORMANCE

        Section 8.1    General Force Majeure.    Neither Party shall be in default under this Agreement or liable for any nonperformance that is caused by any occurrence or circumstance beyond such Party's reasonable control (including epidemic, riot, unavailability of resources due to national defense priorities, war, armed hostilities, strike, walkouts, civil disobedience, embargo, fire, flood, drought, storm, pestilence, lightning, explosion, power blackout, earthquake, volcanic eruption, civil or military authority, foreseeable or unforeseeable act of God, act of a public enemy, act of terrorism, act of sabotage, act or omission of carriers, or other natural catastrophe or civil disturbance) during the period and to the extent that such extraordinary condition delays, impairs or prevents such Party's performance.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    Confidentiality.    Each Party may disclose to the other Confidential Information. Each Party agrees to keep Confidential Information of the other Party confidential, and not to disclose such information to any third Party, except to those of its employees, subcontractors, consultants and agents with a need to know such Confidential Information solely for the purpose of performing the receiving Party's obligations under this Agreement and the other Commercial Agreements and as otherwise permitted under this Agreement and the other Commercial Agreements; provided that any such employees, subcontractors, consultants or agents are informed by the recipient Party of the confidential nature of the Confidential Information and agree to be bound by the terms no less restrictive than those set forth herein. The recipient of Confidential Information may use the Confidential Information and make copies of Confidential Information only as reasonably necessary to perform its obligations under this Agreement and the other Commercial Agreements and as otherwise permitted under this Agreement and the other Commercial Agreements. All such copies will be subject to the same restrictions and protections as the original. Each Party will safeguard such Confidential Information from unauthorized use or disclosure with at least the same degree of care with which the recipient

Party safeguards its own Confidential Information. The recipient Party will be responsible for any breach of the obligations set forth herein by the recipient's employees, subcontractors, consultants or agents. Confidential Information belonging to a Party that is in the possession of the other Party will be returned, or destroyed at the disclosing Party's request, within 30 days after a written request is delivered to the recipient, including any copies made by the recipient Party. If either Party loses or makes an unauthorized disclosure of the other Party's Confidential Information, it will notify such other Party immediately and use commercially reasonable efforts to retrieve the lost or wrongfully disclosed information. A Party may disclose Confidential Information which is required to be disclosed by law, a court of competent jurisdiction or governmental or administrative agency so long as the disclosing Party has been notified of the requirement promptly after the receiving Party becomes aware of the requirement and so long as the receiving Party undertakes all lawful measures to avoid disclosing such information until the disclosing Party has had reasonable time to seek a protective order and complies with any protective order that covers the Confidential Information to be disclosed.

        Section 9.2    Further Assurances.    Each Party shall take such other actions as the other Party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

        Section 9.3    No Agency; Right to Subcontract.

        (a)   Nothing in this Agreement or in any other document related to this transaction, and no action of or inaction by either of the Parties hereto shall be deemed or construed to constitute an agency relationship between the Parties hereto. Each Party is acting independently of the other and neither Party has the authority to act on behalf of or bind the other.

        (b)   Notwithstanding anything to the contrary contained herein, Publisher shall be permitted, at any time and from time to time, to carry out or otherwise fulfill its obligations set forth in Section 3.1(a) through one or more agents, subcontractors or other representatives, each engaged with due care and required to be experienced, capable and of similar quality as Publisher, provided that in any event Publisher shall remain liable for such obligations. Notwithstanding the foregoing, Publisher shall not have the right to sublicense any marks or other intellectual property granted under this Agreement, unless otherwise agreed in writing by the Parties.

        Section 9.4    Governing Law; Service of Process; Jurisdiction.    This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction. The state or federal courts located within the City of New York shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such party and such Party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.8, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

        Section 9.5    Waiver of Jury Trial.    EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        Section 9.6    Amendments; Waivers.    Except as expressly provided herein, this Agreement and any attached schedule may be amended only by agreement in writing of the Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by both Parties and then only to the specific purpose, extent and instance so provided. No failure on the part of either Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

        Section 9.7    No Assignment.    Neither this Agreement nor any rights or obligations hereunder are assignable by either Party without the express prior written consent of the other Party; provided, however, that:

  (i)
  either Party may assign this Agreement upon written notice to the other Party to any of its Affiliates without the consent of the other Party if the assigning Party requires such Affiliate to agree in writing to assume this Agreement and each of the other Commercial Agreements and the assigning Party remains liable for its obligations under each such agreement;

  (ii)
  a Change of Control of either Party shall not be deemed to be an assignment of this Agreement, provided that if the relevant Party is no longer directly bound as a party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity does not automatically succeed to the obligations of such Party by operation of law), the successor, surviving or acquiring entity shall agree in writing (in form and substance reasonably satisfactory to the other Party) to assume this Agreement and each of the other Commercial Agreements;

  (iii)
  Publisher may assign this Agreement and the rights and obligations hereunder to its lenders for collateral security purposes, so long as Publisher remains liable for its obligations hereunder, provided that no assignee of this Agreement pursuant to this Section 9.7(iii) may assign or otherwise transfer this agreement (A) other than to a Person that has the financial, managerial and operational capabilities necessary to perform Publisher's obligations hereunder and (B) without the prior written consent of Spinco, which shall not be unreasonably withheld; and

  (iv)
  Publisher may assign this Agreement as to the Primary Directories with respect to any Service Areas to any Person (other than an Affiliate of Publisher) that has the financial, managerial and operational capabilities necessary to perform Publisher's obligations hereunder, and Publisher shall thereafter have no rights or obligations under this Agreement with respect to such Service Area(s), provided that such Person shall agree in writing (in form and substance reasonably satisfactory to Spinco) to assume this Agreement and each of the other Commercial Agreements to the extent of the relevant Service Area(s) and Publisher obtains the prior written consent of Spinco, which shall not be unreasonably withheld.

        Section 9.8    Notices.    All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (i) immediately when personally delivered; (ii) when received by first class mail, return receipt requested; (iii) one day after being sent by Federal Express or other overnight delivery service; or (iv) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Publisher and Spinco shall, unless another address is specified by Publisher or Spinco hereafter in writing, be sent to the address indicated and Schedule 9.8, as such Schedule may be amended with respect to a party from time to time by such party by written notice to the other parties.

        Section 9.9    Entire Agreement.    This Agreement, including any schedules attached hereto, and the other Commercial Agreements constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

        Section 9.10    Severability.    If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the Parties. All other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

        Section 9.11    Headings.    The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

        Section 9.12    Counterparts.    This Agreement and any amendment hereto or any other agreement delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

        Section 9.13    Successors and Assigns; No Third Party Beneficiaries.    This Agreement is binding upon and shall inure to the benefit of each Party and their respective successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person or Governmental Entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 9.14    Interpretation.    The Parties each acknowledge that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties. In the event of an inconsistency between the provisions of this Agreement and the provisions of any of the other Commercial Agreements, the provisions of this Agreement shall be controlling.

[Signature Page Follows]

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed for and on its behalf as of the day and year first above written.

[SPINCO]
By:	Name: Title:
[SPINCO SUBSIDIARY]
By:	Name: Title:
IDEARC MEDIA CORP.
By:	Name: Title:

Exhibit A-2

NON-COMPETITION AGREEMENT

        This Non-Competition Agreement (this "Agreement") is entered into as of [              ] between Idearc Media Corp., a Delaware corporation ("Publisher"), and [Spinco] a Delaware corporation ("Spinco"). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms the Publishing Agreement (as defined below).

RECITALS

        WHEREAS, Verizon Communications Inc. ("Verizon"), Spinco's ultimate parent company, and Spinco have entered into a Distribution Agreement, dated as of January 15, 2007 (the "Distribution Agreement"), pursuant to which (i) Verizon shall separate the Spinco Assets (as defined in the Distribution Agreement) from the Verizon Assets (as defined in the Distribution Agreement) and (ii) Verizon shall distribute all of the issued and outstanding shares of Spinco Common Stock to Verizon's stockholders (the "Distribution");

        WHEREAS, Spinco and FairPoint Communications, Inc. ("Buyer") have entered into an Agreement and Plan of Merger, dated as of January 15, 2007 (the "Merger Agreement"), pursuant to which Buyer will merge with and into Spinco (the "Merger") immediately after the consummation of the Distribution;

        WHEREAS, Publisher and Verizon, are parties to a Non-Competition Agreement, dated as of November 17, 2006 (the "Verizon Non-Competition Agreement"), Section 2.2(b) of which provides, among other things, that in the event Verizon ceases to provide local telephone service in all or a portion of one or more certain geographic areas (the "Verizon Service Areas"), Verizon shall, subject to certain conditions, require the acquiring Person to agree to enter into with Publisher, and Publisher shall enter into with such Person, an agreement substantially similar to the Verizon Non-Competition Agreement that relates to the relevant Verizon Service Areas;

        WHEREAS, as a result of the Distribution and the Merger, Verizon will cease to provide local telephone service in the Service Areas, which are Verizon Service Areas, and, therefore, in accordance with Section 2.2(b) of the Verizon Non-Competition Agreement, Spinco, as the acquirer of the access lines with which Verizon provides such service, and Publisher have agreed to enter into this Agreement;

        WHEREAS, in connection with the transactions contemplated by the Distribution Agreement, Publisher, Spinco and certain of Spinco's Affiliates are, concurrently with the execution of this Agreement, entering the Publishing Agreement (the "Publishing Agreement"), pursuant to which Spinco is, among other things, designating Publisher as its exclusive official publisher of Directory Products within certain of its Service Areas, subject to the terms and conditions set forth therein;

        WHEREAS, in connection with the transactions contemplated by the Distribution Agreement and the Publishing Agreement, Spinco has agreed to certain non-competition and non-solicitation covenants, as set forth in this Agreement;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1 General Rules of Construction. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) "or" is not exclusive; (vi) "including" and "includes" shall be deemed to be followed by "but not limited to" and "but is not limited to," respectively; (vii) any definition of or reference to any law, agreement, instrument or other document herein shall be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (viii) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

        Section 1.2 Definitions. The following definitions shall apply within this Agreement.

        "Agreement" has the meaning set forth in the introductory paragraph of this Agreement.

        "Branding Agreement" means the Branding Agreement, dated as of the date hereof, between [Spinco Subsidiary] and Publisher.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

        "Buyer" has the meaning set forth in the second recital of this Agreement

        "Covenant Cure Period" has the meaning set forth in Section 3.2.

        "Directory Product" means a telephone directory product or service consisting principally of searchable (e.g., by alphabet letter or category of products or services) multiple landline telephone listings and classified advertisements that is delivered or otherwise made available to end users in tangible media (e.g., paper directories, CD-ROM), or digital media (e.g., PDA download but only downloads of a complete directory product that is otherwise published in tangible media) but shall not include any of the foregoing products or service made available or delivered by electronic media (e.g., Internet, CATV, satellite, broadcasting).

        "Distribution Agreement" has the meaning set forth in the first recital of this Agreement.

        "Excluded Affiliates" means any entity as to which Spinco does not directly or indirectly possess the sole legal or contractual right to cause such entity to enter into contractual arrangements (it being understood that no wholly owned subsidiary of Spinco shall be an Excluded Affiliate); provided that any such entity shall cease to be an Excluded Affiliate if, when and for so long as Spinco obtains the sole legal or contractual right to cause such entity to enter into contractual arrangements.

        "Internet" means the collection of computer and telecommunications facilities, including equipment and operating software, which comprise the interconnected world-wide network of networks that employ the "transmission control protocol/internet protocol," or any predecessor or successor protocols to such protocol, and includes the world wide web.

        "Internet Services" has the meaning set forth in the Branding Agreement.

        "Law" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

        "Material Default" means, with respect to either Party, a breach of any material term, condition, covenant or obligation of this Agreement that is so material and continuing that it has the effect of abrogating such Party's performance and the other Party's enjoyment of the benefits under this Agreement taken as a whole, including an uncured breach by Verizon of Section 2.2(a).

        "Merger" has the meaning set forth in first recital of this Agreement.

        "Party" means each of Publisher and Spinco (collectively, the "Parties").

        "Person" means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

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        "Publisher" has the meaning set forth in the preamble to this Agreement.

        "Publisher Parties" has the meaning set forth in the introductory paragraph of this Agreement.

        "Publishing Agreement" has the meaning set forth in the second recital of this Agreement.

        "Publisher Region" means the geographic area (which may not be contiguous) comprised of all of the Service Areas.

        "Remediable Breach" has the meaning set forth in Section 3.2

        "Restricted Activity Notice" has the meaning set forth in Section 3.1.

        "Spinco" has the meaning set forth in the preamble to this Agreement.

        "Spinco Restricted Activities" has the meaning set forth in Section 2.1.

        "Spinco Successor" has the meaning set forth in Section 2.2 (a).

        "Verizon" has the meaning set forth in first recital of this Agreement.

        "Voice Portal Directory" means a telephone directory product or service that the user accesses through an interactive voice portal.

ARTICLE II
SPINCO NON-COMPETITION COVENANTS

        Section 2.1 Restrictions. Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, Spinco agrees that it and its Affiliates (other than the Excluded Affiliates) (i) shall not, (ii) shall not act as a sales agent on behalf of a third Person in order to, or (iii) shall not enter into a joint venture, strategic alliance, product bundling, revenue sharing or similar arrangement with a third Person a purpose of which is to (or subsequently vote in favor of or give its consent to any modification of any such arrangement a primary purpose of which is to), publish, market, sell or distribute any Directory Products that (A) consist principally of listings and classified advertisements of subscribers in the Publisher Region and (B) are directed primarily at end users in the Publisher Region ("Spinco Restricted Activities"); provided, however, that if the Publishing Agreement is terminated with respect to any Service Area(s) (thereby causing the definition of Publisher Region to exclude such Service Area(s)), the obligations and restrictions of this Section 2.1 shall no longer apply with respect to such Service Area(s), without limiting the continued application of such obligations and restrictions with respect to the remaining Service Areas.

        Section 2.2 Successor Restrictions.

        (a)    Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, following a Change of Control of Spinco whereby Spinco is no longer directly bound as a Party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity (the "Spinco Successor") does not automatically succeed to the obligations of Spinco by operation of law), Spinco shall require the Spinco Successor to agree in writing to assume this Agreement on substantially similar terms as are then in effect hereunder.

        (b)    Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, if Spinco exits any Service Area in the Publisher Region as a result of (i) a sale, assignment or other transfer of access lines, (ii) a merger or other business combination transaction with a Person in respect of access lines, or (iii) any other agreement with any third Person pursuant to which such Person shall provide local telephone service in lieu of Spinco in such Service Area (or portion thereof), and, in any of the foregoing cases, such event does not constitute a Change of Control: (A) Spinco shall, if Publisher has entered into with the acquiring Person binding agreements on terms substantially similar

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to the Publishing Agreement and Branding Agreement (to the extent set forth in Section 3.8(c) of the Publishing Agreement), require the acquiring Person to agree to enter into with Publisher, and Publisher shall enter into with such Person, a binding agreement on terms substantially similar to this Agreement with respect to the relevant Service Area(s) and (B) neither Publisher nor Spinco shall be released from its obligations under this Agreement other than with respect to such Service Area or portion thereof.

        Section 2.3 Exceptions and Limitations.

        (a)    None of Spinco, the Spinco Successor or any of their respective Affiliates shall be deemed to have engaged in Spinco Restricted Activities with respect to marketing and sales by non-employee sales agents if such Person uses its commercially reasonable efforts, including establishing reasonable procedures, to restrict the activities of those of their respective agents and other distribution parties that are marketing Spinco local telephone service on an exclusive basis (e.g., the agents do not represent any other provider of local telephone service) from engaging in Spinco Restricted Activities.

        (b)    Publisher acknowledges and agrees that none of Spinco, the Spinco Successor or any of their respective Affiliates (including the Excluded Affiliates) shall have any restrictions on the publication, marketing, sale or distribution of Directory Products directed principally at end-users outside the Publisher Region using any brand, other than the brands "SuperPages" or any combination mark of "SuperPages" and "Idearc".

        (c)    Nothing contained in this Agreement shall prohibit any of Spinco, the Spinco Successor or any of their respective Affiliates (including, for the avoidance of doubt, the Excluded Affiliates) from engaging in any activity in which it is required by Law to engage in itself or through its Affiliates, including publishing or distributing White Pages to the extent permitted or required in the event of a Publishing Order, subject and pursuant to the terms and conditions of Section 3.11 of the Publishing Agreement.

        (d)    Nothing contained in this Agreement shall restrict the Spinco Successor from continuing to publish, market, sell or distribute (on its own behalf or on behalf of any third Person) Directory Products in those Service Areas in the Publisher Region in which it was conducting any such business at the date of execution of the agreement(s) pursuant to which such Change of Control or disposition transaction occurs; provided, however, that the Spinco Successor: (i) may not materially expand the geographic scope of such Directory Products within such Service Area(s); and (ii) beginning with the publication of any Directory Product that is printed or otherwise distributed more than 15 months after the Change of Control or disposition transaction is consummated, the Spinco Successor may not brand any such Directory Product with the brand used by Spinco or any successor of Spinco (other than the Spinco Successor) that is an incumbent local exchange carrier in the Service Areas in its capacity as the incumbent local exchange carrier in the Service Area(s) covered by such Directory Product.

        (e)    Nothing contained in this Agreement shall prohibit Spinco or any its Affiliates from acting as a sales agent or entering into a joint venture, strategic alliance, product bundling, revenue sharing or similar relationship with an entity that is engaged in a Spinco Restricted Activity so long as Spinco or such Affiliate (it being understood that no Person with which Spinco or any of its Affiliates enters into any relationship contemplated by this Section 2.3(e) shall be considered an Affiliate of Spinco or any of its Affiliates) is not itself engaged in any activity in connection with such relationship that is a Spinco Restricted Activity.

        (f)    Nothing contained in this Agreement shall prohibit Spinco or any of its Affiliates from distributing in any Service Area a de minimis number of telephone directories that cover a geographic area that does not include such Service Area.

        (g)    Nothing contained in this Agreement shall prohibit Spinco or any of its Affiliates from providing, directly or indirectly, products and services of any kind, delivered or accessed through the

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internet, over the telephone network, via CATV system or any other similar methods of transmission, including products or services that are available or accessible in the Publisher Region that contain searchable (e.g., by alphabet letter or category) multiple telephone listings and classified advertisements of Persons doing business and located in the Publisher Region.

        (h)    Nothing contained in this Agreement shall prohibit Spinco or any of its Affiliates from providing any tangible or intangible telephone directory product consisting principally of searchable (e.g., by alphabet letter or category of products or services) multiple wireless or mobile telephone listings and classified advertisements.

        (i)    Nothing contained in this Agreement shall prohibit Spinco or any of its Affiliates from providing any "411" or similar service that delivers information in the form of a voice response (live or automated), text message, web page link or download to a wireless or mobile telephone in response to a user-initiated request.

        (j)    The restrictions in Section 2.1 shall cease to apply to any Affiliate of Spinco at such time as such Affiliate is no longer an Affiliate of Spinco or any successor of Spinco.

        (k)    Nothing contained in this Agreement shall prohibit any of Spinco, the Spinco Successor or any of their respective Affiliates from holding and making passive investments in securities of any Person whose securities are publicly traded in a generally recognized market, provided that the equity interest of Spinco, the Spinco Successor or such Affiliate therein does not exceed 40% of the outstanding shares or interests in such Person and Spinco, the Spinco Successor or such Affiliate does not have effective control of management or policies of such Person.

        (l)    Publisher acknowledges and agrees that none of Spinco, the Spinco Successor or any of their respective Affiliates shall be under any restrictions with respect to any Voice Portal Directory.

        (m)    Nothing contained in this Agreement shall restrict Spinco from making an acquisition of any business that engages in activities that would, if engaged in by Spinco, constitute a violation of the restrictions contained in this Article II, so long as such activities account for less than 20% of the revenues of such business and, within two years of the date of such acquisition, Spinco disposes of (including by means of a distribution to its stockholders or placing such business in trust for sale to a third-party) or otherwise ceases, and causes its Affiliates to cease, to engage in such activities, but only to the extent conducted in the Service Areas.

        (n)    Nothing contained in this Agreement shall prohibit any Excluded Affiliate from providing any product or services of any kind or nature, including products or services that would otherwise constitute Spinco Restricted Activities.

ARTICLE III
DISPUTE RESOLUTION

        Section 3.1 Notice. Publisher shall promptly notify Spinco of any activity it believes violates or will violate any of its rights under Article II (a "Restricted Activity Notice"), which Restricted Activity Notice shall indicate whether Publisher reasonably believes the alleged or threatened breach is capable of cure. Spinco shall respond in writing within 15 Business Days to any Restricted Activity Notice it receives, describing any objection to the assertions set forth in such Restricted Activity Notice or, if such matters are not objected to, describing its intentions regarding the cure of such violation(s).

        Section 3.2 Cure. If a breach or threatened breach of Spinco's obligations under Article II is capable of cure (a "Remediable Breach"), Spinco shall have 90 days after its receipt of a Restricted Activity Notice with respect to such Remediable Breach to cure such Remediable Breach ("Covenant Cure Period"); provided, however, that such Covenant Cure Period shall be extended for such additional period of time as shall be reasonably necessary to permit Spinco to cure or cause to be cured such

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Remediable Breach if such Remediable Breach has not been remedied within the initial Covenant Cure Period, so long as during the initial Covenant Cure Period Spinco diligently endeavors to cure or cause to be cured such Remediable Breach, and if such extension would not reasonably be expected to have a material adverse effect on Publisher. If the existence of a Remediable Breach is disputed in good faith and a timely manner, but it is then determined pursuant to Section 3.3 that such Remediable Breach exists, Spinco shall then have 60 days from the date of such determination (or such longer period as may be reasonably necessary to cure or caused to be cured such Remediable Breach as may be permitted on the same terms and conditions set forth in the proviso to the preceding sentence) to cure or caused to be cured such Remediable Breach.

        Section 3.3 Escalation. If there is any continuing objection or dispute in connection with a Restricted Activity Notice following the Covenant Cure Period, if applicable, the Parties shall refer such dispute to a senior executive officer of each of Spinco and Publisher, who shall for 15 Business Days attempt in good faith to resolve such dispute and determine the appropriate remedial action.

ARTICLE IV
REMEDIES AND ENFORCEMENT

        Section 4.1 Injunctive Relief. Spinco recognizes and agrees that a breach or threatened breach of any of its obligations under Article II would cause irreparable harm to Publisher and its Affiliates, that Publisher's remedies at law in the event of such breach or threatened breach would be inadequate. Accordingly, if Spinco fails to cure or cause to be cured any breach or threatened breach after notice thereof and, if applicable, expiration of the Covenant Cure Period (and any extension thereof as contemplated by Section 3.2), a restraining order or injunction or both may be issued against Spinco, in addition to, and not in lieu of, any other right or remedy that may be available to Publisher, without posting any bond or other form of security and without the necessity of proving actual damages. In connection with any such action or proceeding for injunctive relief, Spinco hereby agrees, to the maximum extent permitted by law, to have each provision of this Section 4.1 specifically enforced against it, and consents to the entry of injunctive relief against it, enforcing or restraining any breach or threatened breach of its obligations under this Agreement.

        Section 4.2 Term and Termination.

        (a)    This Agreement shall become effective at the Effective Time and remain in effect until November 17, 2036, unless earlier terminated in whole or in part as provided herein.

        (b)    If the Publishing Agreement is terminated in accordance with its terms, either Party may terminate this Agreement immediately.

        (c)    If the Publishing Agreement is terminated with respect to one or more Service Areas pursuant to any of the provisions of Section 6.2 thereof, Spinco may terminate the restrictions under Article II with respect to such Service Area(s).

        (d)    If the Branding Agreement is terminated with respect to one or more Service Areas pursuant to Section 11(c)(v) thereof, Spinco may terminate the restrictions under Article II with respect to such Service Area(s).

        Section 4.3 Acknowledgments. Spinco expressly agrees that the duration, scope and geographic area of the restrictions set forth in each of Article II are reasonable. Spinco acknowledges and agrees that the covenants and restrictions above are necessary, fundamental and required for the protection of Publisher's business, that such covenants and restrictions relate to matters that are of a special, unique and extraordinary value and that the Parties would not enter into the Distribution Agreement or the Publishing Agreement, or the transactions contemplated thereby, without the protection provided by this Agreement.

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        Section 4.4 Enforcement. The covenants set forth in Article II shall be construed as divided in separate and distinct covenants with respect to each jurisdiction. If any provision or covenant in this Agreement is more restrictive than permitted by the laws of any jurisdiction in which either Party seeks enforcement hereof, such provision shall be limited to the extent required to permit enforcement under such laws. If, in any proceeding, a court or arbitral panel refuses to enforce any of the separate covenants contained herein, then such unenforceable covenant shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If the provisions of this Agreement are ever deemed to exceed the duration, geographical limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable law.

ARTICLE V
MISCELLANEOUS

        Section 5.1    Confidentiality. Each Party may disclose to the other Confidential Information. Each Party agrees to keep Confidential Information of the other Party confidential, and not to disclose such information to any third Party, except to those of its employees, subcontractors, consultants and agents with a need to know such Confidential Information solely for the purpose of performing the receiving Party's obligations under this Agreement and the other Commercial Agreements and as otherwise permitted under this Agreement and the other Commercial Agreements; provided, that any such employees, subcontractors, consultants or agents shall first be informed by the recipient Party of the confidential nature of the Confidential Information and agree to be bound by confidentiality terms no less restrictive than those set forth herein. The recipient of Confidential Information may use the Confidential Information and make copies of Confidential Information only as reasonably necessary to perform its obligations under this Agreement and the other Commercial Agreements and as otherwise permitted under this Agreement and the other Commercial Agreements. All such copies will be subject to the same restrictions and protections as the original. Each Party will safeguard such Confidential Information from unauthorized use or disclosure with at least the same degree of care with which the recipient Party safeguards its own Confidential Information. The recipient Party will be responsible for any breach of the obligations set forth herein by the recipient's employees, subcontractors, consultants or agents. Confidential Information belonging to a Party that is in the possession of the other Party will be returned, or destroyed at the disclosing Party's request, within 30 days after a written request is delivered to the recipient, including any copies made by the recipient Party. If either Party loses or makes an unauthorized disclosure of the other Party's Confidential Information, it will notify such other Party immediately and use commercially reasonable efforts to retrieve the lost or wrongfully disclosed information. A Party may disclose Confidential Information which is required to be disclosed by law, a court of competent jurisdiction or governmental or administrative agency so long as the disclosing Party has been notified of the requirement promptly after the receiving Party becomes aware of the requirement and so long as the receiving Party undertakes all lawful measures to avoid disclosing such information until the disclosing Party has had reasonable time to seek a protective order and complies with any protective order that covers the Confidential Information to be disclosed.

        Section 5.2 Further Assurances. Each Party shall take such other actions as any other Party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

        Section 5.3 No Agency. Nothing in this Agreement, and no action of or inaction by any of the Parties, shall be deemed or construed to constitute an agency relationship between the Parties. Each Party is acting independently of the other and neither Party has the authority to act on behalf of or bind the other Party.

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        Section 5.4 Governing Law; Service of Process; Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction. The state or federal courts located within the City of New York shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such party and such Party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.8, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

        Section 5.5 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        Section 5.6 Amendments; Waivers. Except as expressly provided herein, this Agreement and any attached schedule may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by all Parties and then only to the specific purpose, extent and instance so provided. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

        Section 5.7 No Assignment. Neither this Agreement nor any rights or obligations hereunder are assignable by one Party without the express prior written consent of the other Party; provided, however, that:

  (i)
  either Party may assign this Agreement upon written notice to the other Party to any of its Affiliates without the consent of the other Party if the assigning Party requires such Affiliate to agree in writing to assume this Agreement and the assigning Party remains liable for its obligations under each such agreement;

  (ii)
  a Change of Control of either Party shall not be deemed to be an assignment of this Agreement, provided that if the relevant Party is no longer directly bound as a Party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity does not automatically succeed to the obligations of such Party by operation of law), the successor, surviving or acquiring entity shall agree in writing (in form and substance reasonably satisfactory to the other Party) to assume this Agreement; and

  (iii)
  Publisher may assign this Agreement as to the Primary Directories with respect to any Service Areas to any Person (other than an Affiliate of Publisher), provided that such Person shall agree in writing (in form and substance reasonably satisfactory to Spinco) to assume this Agreement to the extent of the relevant Service Area(s) and Spinco consents in writing to such assignment (such consent to not be unreasonably withheld).

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        Section 5.8 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (i) immediately when personally delivered; (ii) when received by first class mail, return receipt requested; (iii) one day after being sent by Federal Express or other overnight delivery service; or (iv) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to the other Party shall, unless another address is specified by such Party in writing, be sent to the address indicated on Schedule 5.8, as such Schedule may be amended with respect to a party from time to time by such party by written notice to the other party.

        Section 5.9 Entire Agreement. This Agreement, including any schedules attached hereto, and the Commercial Agreements constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

        Section 5.10 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the Parties. All other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

        Section 5.11 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

        Section 5.12 Counterparts. This Agreement and any amendment hereto or any other agreement delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

        Section 5.13 Successors and Assigns; No Third Party Beneficiaries. This Agreement is binding upon and shall inure to the benefit of each Party and their respective successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person or Governmental Entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 5.14 Representation by Counsel; Interpretation. Each Party acknowledges that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

        [Signature Page Follows]

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        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

[SPINCO]
By:	Name: Title:
IDEARC MEDIA CORP.
By:	Name: Title:

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Exhibit A-3

BRANDING AGREEMENT

between

[SPINCO SUBSIDIARY]

and

IDEARC MEDIA CORP.

Dated as of [                        ]

BRANDING AGREEMENT

        This Branding Agreement (the "Branding Agreement"), dated as of [                        ], is between [Spinco Subsidiary], a Delaware corporation ("Licensor"), and Idearc Media Corp., a Delaware corporation ("IMC" or "Licensee") (Licensor and Licensee being hereinafter referred to individually as a "Party" and collectively as the "Parties").

        WHEREAS, Verizon Communications Inc. ("Verizon"), Spinco's ultimate parent company, and Spinco have entered into a Distribution Agreement, dated as of January 15, 2007 (the "Distribution Agreement"), pursuant to which (i) Verizon shall separate the Spinco Assets (as defined in the Distribution Agreement) from the Verizon Assets (as defined in the Distribution Agreement) and (ii) Verizon shall distribute all of the issued and outstanding shares of Spinco Common Stock to Verizon's stockholders (the "Distribution");

        WHEREAS, Spinco and FairPoint Communications, Inc. ("Buyer") have entered into an Agreement and Plan of Merger, dated as of January 15, 2007 (the "Merger Agreement"), pursuant to which Buyer will merge with and into Spinco (the "Merger") immediately after the consummation of the Distribution;

        WHEREAS, IMC, Verizon and certain of Verizon's Affiliates are parties to a Publishing Agreement, dated as of November 17, 2006 (the "Verizon Publishing Agreement"), Section 3.8(c) of which provides, among other things, that in the event Verizon ceases to provide local telephone service in certain geographic areas (the "Verizon Service Areas"), Verizon shall require the acquiring Person to agree to enter into with IMC, and IMC shall enter into with such Person, certain agreements, including an agreement equivalent in all material respect to the Branding Agreement, between Verizon Licensing Company and IMC, dated as of November 17, 2006 (the "Verizon Branding Agreement"), other than any terms of the Verizon Branding Agreement that do not relate to the license granted pursuant to Section 2(b) of the Verizon Branding Agreement or that relate to that portion of the license granted pursuant to Section 2(b) thereof that applies to Special Directory Products (as defined in the Verizon Branding Agreement) or portion thereof;

        WHEREAS, as a result of the Distribution and the Merger, Verizon will cease to provide local telephone service in the Service Areas, which are Verizon Service Areas, and, therefore, in accordance with Section 3.8(c) of the Verizon Publishing Agreement, Spinco, as the acquiror of the access lines with which Verizon provides such service, and IMC have agreed to enter into this Agreement;

        WHEREAS, IMC, Spinco and certain of Spinco's Affiliates have entered in to Publishing Agreement, dated as of the date hereof, (the "Publishing Agreement") pursuant to which IMC will fulfill the Publishing Obligations (as defined in the Publishing Agreement) of Spinco on the terms and conditions set forth in the Publishing Agreement; and

        WHEREAS, following the Distribution, in connection with and furtherance of, and as consideration for, the performance by Licensee of its obligations under the Publishing Agreement, Licensee will have an exclusive, limited license to use the trademarks, service marks, domain names, slogans, geographical indications, trademark designs, logos and trade names identified on Schedule A attached hereto and hereby made a part of this Branding Agreement (the "Licensed Marks") in connection with the printing and distribution of the Primary Directories (other than Internet Services), but only for so long as and to the extent that Licensee performs the Publishing Obligation pursuant to the Publishing Agreement, and upon the following terms and conditions.

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ARTICLE I

        In consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:

        1.    Definitions.    Capitalized terms used herein have the meanings set forth below or in the body of this Branding Agreement.

        "Activity Default Notice" is defined in Section 11(c)(v).

        "Affiliate" is defined in the Publishing Agreement.

        "Business" means the business of publishing and providing directory products and services, consisting principally of searchable (e.g., by alphabet letter or category) multiple wireline telephone listings and classified advertisements primarily of Persons located in the Territory that are targeted primarily at and distributed primarily to end users located in the Territory in tangible media (e.g., paper directories), electronic media (e.g., Internet) and digital media (e.g., PDA download) and soliciting and entering into agreements with advertisers to place advertising in the foregoing directory products; provided, however, the foregoing shall not include directory products and services comprised primarily or substantially of wireless telephone listings.

        "Business Day" means a day (excluding Saturday and Sunday) on which banks generally are open for the transaction of business in New York, New York.

        "Buyer" is defined in the Recitals of this Branding Agreement.

        "Directory Product" means a telephone directory product consisting principally of searchable (e.g., by alphabet letter or category of products or services) multiple wireline telephone listings and/or classified advertisements that is delivered or otherwise made available to end users in tangible media (e.g., paper directories, CD-ROM) or digital media (e.g., PDA download).

        "Deficiency" is defined in Section 11(iv) of this Branding Agreement.

        "Effective Date" means the date on which the Effective Time occurs.

        "Effective Time" means immediately after the Distribution.

        "ILEC" means an incumbent local exchange carrier.

        "IMC" is defined in the Preamble of this Branding Agreement.

        "IMC Co-Brand Marks" is defined in Section 4(d) of this Branding Agreement.

        "Intellectual Property" means all (i) United States and foreign patents and patent applications of any kind, (ii) United States and foreign works of authorship, mask-works, copyrights, and copyright and mask work registrations and applications for registration, and (iii) Trademarks and (iv) all unpatented inventions (whether or not patentable), trade secrets, know-how and proprietary information, including but not limited to (in whatever form or medium), discoveries, ideas, compositions, formulas, computer programs (including source and object codes), computer software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, and pricing and cost information, correspondence and notes, and any rights or licenses in the foregoing which may be granted without the payment of compensation or other consideration to any Person

        "Internet Services" means the marketing, advertising, sale and/or provision of services offered by Company as of November 17, 2006, delivered over wireless networks to the handsets of end users, which are known as "SuperPages On the Go" services.

        "License" means the licenses granted in Section 2(a) of this Branding Agreement.

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        "License Term" means the period from the Effective Time until the termination or cancellation of this Branding Agreement pursuant to Section 11.

        "Licensee" is defined in the Preamble of this Branding Agreement.

        "Licensed Marks" is defined in the Recitals of this Branding Agreement.

        "Licensor" is defined in the Preamble of this Branding Agreement.

        "Non-Compete Agreement" means the Non-Competition Agreement entered into as of the date hereof between Spinco and IMC.

        "Notice of Deficiency" is defined in Section 11(iv) of this Branding Agreement.

        "Person" is defined in the Publishing Agreement.

        "Primary Directories" is defined in the Publishing Agreement. Without limiting the foregoing, Primary Directories shall also include: (i) any Directory Product Licensee is required to Publish pursuant to the terms of the Publishing Agreement; and (ii) any underlay or overlay (as such terms are generally used in the telephone directories publishing business) print Directories Products that cover all or a portion of a geographic area covered by a Primary Directory, which, for the avoidance of doubt, includes portable, compact-sized directories that may lack some of the features of full-sized directories.

        "Publish" or "Publisher" is defined in the Publishing Agreement.

        "Publishing Agreement" is defined in Recitals of this Branding Agreement.

        "Related Agreements" means the Publishing Agreement and the Branding Agreement.

        "Restricted Activity Default" is defined in Section 11(c)(v).

        "Service Area(s)" is defined in the Publishing Agreement.

        "Spinco" is defined in the Preamble of this Branding Agreement.

        "Standards" is defined in Section 4 of this Branding Agreement.

        "Subsidiary" means, with respect to any Person, any Person in which such Person has a direct or indirect equity or ownership interest in excess of 50%.

        "Telecommunications Services" is defined in Section 11(c)(v) of this Branding Agreement.

        "Territory" means (A) with respect to tangible media Directory Products, the then current Service Area(s); and (B) with respect to digital media Directory Products, the United States of America, excluding its territories or possessions, in each case as modified, from time to time, pursuant to: (i) Section 3.8 of the Publishing Agreement; (ii) any partial termination/cancellation pursuant to Section 11 hereof of the licenses granted hereunder; (iii) any termination of the Non-Competition Agreement pursuant to Section 4.2(e) of the Non-Compete Agreement and (iv) any termination/cancellation of a Service Area(s) pursuant to Section 6.2(e) of the Publishing Agreement.

        "Unauthorized Use" is defined in Section 6(a) of this Branding Agreement.

        "Verizon Branding Agreement" is defined in Recitals of this Branding Agreement.

        "Verizon Publishing Agreement" is defined in Recitals of this Branding Agreement.

        "Verizon Service Areas" is defined in Recitals of this Branding Agreement.

        "Video Services" is defined in Section 11(c)(v) of this Branding Agreement.

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        2.    Grant of Licenses and Rights.

        (a)   Subject to previously granted rights and licenses, if any, and subject to the terms and conditions of this Branding Agreement and effective upon the Effective Time, Licensor hereby grants to Licensee and to its Subsidiaries the following licenses:

          (i)    a personal, royalty-free, fully paid-up, (A) exclusive and nontransferable (except and to the extent expressly permitted pursuant to Section 16 below) right and license to use the Licensed Marks in connection with the conduct of the Business in the Territory (excluding digital media Directory Products and Internet Services) by IMC and its Subsidiaries during the License Term of this Branding Agreement, (B) nonexclusive and nontransferable (except as expressly permitted pursuant to Section 16 below) right and license to use the Licensed Marks in connection with the publishing, printing and distribution of digital media Directory Products (excluding Internet services) in the Territory in which such digital media directory Product is authorized to be Published and for the license term specified below;

          (ii)   a personal, royalty-free, fully paid-up, (A) exclusive and nontransferable (except as expressly permitted pursuant to Section 16 below) right and license to use the Licensed Marks in connection with the solicitation of and sale to Persons solely located in or solely conducting business in the Territory of classified advertising and telephone listings for inclusion in tangible media Directory Products in the Territory during the License Term; and (B) nonexclusive and nontransferable (except as expressly permitted pursuant to Section 16 below) right and license to use the Licensed Marks in connection with the solicitation of and sale to Persons located in or conducting business in the Territory of classified advertising and telephone listings for inclusion in Directory Products during the License Term; and

          (iii)  a personal, royalty-free, fully paid-up, nonexclusive and nontransferable (except as expressly permitted pursuant to Section 16 below) right and license, during the License Term, to identify Licensee (including on business cards, correspondence, order forms, approved signage for Primary Directories, customer bills and sales collateral, provided they include, respectively, billing and sales collateral for Primary Directories bearing Licensed Mark) as "the official publisher of [Spinco] print directories," in a form and content approved by Licensor pursuant to Section 4, in the Service Areas.

        (b)   Licensee shall have the right to grant sublicenses during the License Term of its licensed rights with respect to the Licensed Marks to its Subsidiaries, resellers, agents, distributors and dealers in connection with the conduct solely in the Territory of the applicable portion of the Business of Licensee and Licensee's Subsidiaries during the License Term; provided that:

          (i)    Licensee shall not grant any other sublicense without the prior written approval of Licensor, which approval shall not be unreasonably withheld or delayed;

          (ii)   Such sublicenses shall be in writing, shall be subject to compliance with the terms of this Branding Agreement, shall provide for a term not to exceed the License Term, shall terminate when this Branding Agreement or the applicable license terminates, is cancelled or expires, whichever occurs first, and shall prohibit further sublicensing without Licensor's prior written consent;

          (iii)  Such sublicenses shall provide that should the sublicensee or any of its Affiliates become bankrupt or file a petition in bankruptcy, or should the business of any such entity be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by voluntary act of the entity or otherwise, all licenses and rights granted pursuant to such sublicense to such entity (including its Affiliates, if any) shall terminate automatically; and

          (iv)  Licensee shall not have the right to grant any sublicenses to any provider of Telecommunication Services or Video Services.

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        (c)   Licensee may sublicense the Licensed Marks to any Person (other than any provider of Telecommunication Services or Video Services) with which Licensee forms a joint venture, marketing alliance, co-branding alliance or strategic alliance, in each instance solely to permit such joint venture, marketing alliance, co-branding alliance or strategic alliance to market, advertise, sell and provide products and services in the conduct solely in the Territory of the applicable portion of the Business by Licensee and Licensee's Subsidiaries in connection with the Licensed Marks; provided that:

          (i)    Licensee shall not grant such sublicenses without the prior written approval of Licensor, which approval shall not be unreasonably withheld or delayed;

          (ii)   Such sublicenses shall be in writing, shall be subject to compliance with the terms of this Branding Agreement, shall provide for a term not to exceed the License Term, shall terminate when this Branding Agreement or the applicable license terminates, is cancelled or expires or when the joint venture or alliance terminates, is cancelled or expires, whichever occurs first, and shall prohibit further sublicensing without Licensor's prior written consent; and

          (iii)  Such sublicenses shall provide that should the sublicensee, any Person in such joint venture or alliance, or any Affiliates of any of the foregoing become bankrupt or file a petition in bankruptcy, or should the business of any such entity be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by voluntary act of the entity or otherwise, all licenses and rights granted pursuant to such sublicense to such entity (including its Affiliates, if any) shall terminate automatically.

        (d)   Except and to the extent expressly permitted pursuant to Section 2(a), Licensee, its Subsidiaries and Licensee's sublicensees shall not use the Licensed Marks in connection with the marketing, advertising, sale or provision of any goods or services to Persons outside the Territory or otherwise in the conduct of any Business outside of the Territory; provided, however, (i) Licensee, Licensee's Subsidiaries and Licensee's sublicensees may provide a de minimis number of Directory Products using the Licensed Marks to Persons located outside of the Territory or the geographic area in which such Directory Product is permitted to be Published; and (ii) the inclusion of de minimis content from outside the Territory or the geographic area in which such Directory Product is permitted to be Published in Directory Products primarily including listings of Persons located in the Territory or geographic area in which such Directory Product is permitted to be Published and primarily directed at end users located in the Territory or geographic area in which such Directory Product is permitted to be Published shall not be a use of the Licensed Marks outside of the Territory or geographic area in which such Directory Product is permitted to be Published.

        (e)   Except and only to the extent expressly provided herein, and then only during the License Term, nothing contained herein shall restrict Licensor's ability to use or sublicense the use of any Licensed Marks. Notwithstanding the foregoing, nothing contained herein shall prevent Licensor or its Affiliates from using any Licensed Marks to: (i) market, advertise, sell or provide internet-based services on and through websites on the Internet (as defined in the Non-Competition Agreement), including, but not limited to the website at "www.[            ].com," or any other communications networks; (ii) publish and provide directory products and services primarily comprised of listings of Persons located or doing business outside of the Territory for which an exclusive license has been granted; (iii) publish and provide directory products and services primarily comprised of listings of Persons located or doing business outside of the Territory for which an exclusive license has been granted but including listings of Persons located or doing business in the Territory for which an exclusive license has been granted that are de minimis when compared to the entirety of the listings included in such directory products and services and when compared to the totality of the listings that are available in the Territory for which an exclusive license has been granted for inclusion in such directory products and services; (iv) publish and provide directory products and services primarily comprised of listings of wireless telephone numbers, including those of Persons located or doing business in the Territory for which an exclusive license has been granted; (v) distribute or make

5

available in the Territory for which an exclusive license has been granted any of the foregoing directory products or services.

        3.    Inspection and Quality Control.

        (a)   Licensor has the right to control the quality of the products and services marketed, advertised, sold or provided by Licensee, Licensee's Subsidiaries and Licensee's sublicensees in connection with the use of the Licensed Marks as specifically described herein.

        (b)   Licensee agrees that the nature and quality of all products and services provided by Licensee, Licensee's Subsidiaries and Licensee's sublicensees which are marketed, advertised, sold or provided under or in association with the use of any Licensed Marks shall conform to such guidelines and standards as are provided in writing from time to time by Licensor, and, in any event, shall be of at least the quality of the products and services provided by IMC under the Verizon Branding Agreement immediately prior to the Effective Time.

        (c)   Licensee agrees to reasonably cooperate, and to require Licensee's Subsidiaries and Licensee's sublicensees to cooperate, with Licensor in facilitating Licensor's control of the nature and quality of the products and services provided by Licensee, Licensee's Subsidiaries or Licensee's sublicensees in connection with the use of the Licensed Marks, and to permit (and require its Subsidiaries and sublicensees to permit) reasonable, periodic inspections of Licensee's, Licensee's Subsidiaries' and Licensee's sublicensees' operations as requested in writing by Licensor. Such inspection shall be at Licensor's expense. Licensee agrees, and will require Licensee's Subsidiaries and Licensee's sublicensees to agree, that the products and services provided by Licensee, Licensee's Subsidiaries and Licensee's sublicensees which are marketed, advertised, sold or provided in connection with the use of the Licensed Marks will be marketed, advertised, sold and provided in accordance with all applicable laws and regulations and in compliance with any regulatory agency that has jurisdiction over such matters.

        (d)   Except to the extent that compliance with the last sentence of Section 3(c) requires a higher standard of quality, Licensor agrees that Licensee will have met the required standards of quality with respect to the physical attributes (i.e., paper quality, weight and thickness, materials used for covers, spine tabs, tip ons and fold out, but expressly excluding any content or intellectual property in or on the foregoing) of a tangible Directory Product if Licensee can demonstrate that such physical attributes of its Directory Products are of at least of the quality as those provided by the three largest publishers of tangible Directory Products in the United States (excluding Licensee).

        4.    Form of Use of Licensed Marks.

        (a)   Licensee agrees that the style of use of the Licensed Marks shall be in the form and style conforming to Licensor's trademark usage guidelines and Brand Identity Standards ("Standards") attached hereto as Schedule B, as approved by Licensor. Licensor may update the Standards from time to time. Licensee shall comply with any updated Standards as soon as reasonably practicable. Licensee shall submit to Licensor for review and approval, prior to proposed use, materials in which the Licensed Marks or are used in accordance with the following:

          (i)    At least thirty (30) calendar days prior to proposed use—during the first six (6) months after the Effective Date;

          (ii)   At least fifteen (15) calendar days prior to proposed use—during the second six (6) months after the Effective Date; and

          (iii)  At least ten (10) calendar days prior to proposed use—during the balance of the License Term.

          In the event that Licensor does not respond within the applicable time frame set forth above, the submission will be deemed approved. Except as provided in the immediately foregoing sentence, Licensee, its Subsidiaries and Licensee's sublicensees shall not publish, distribute or use

6

  any such advertising. promotional materials or products or services in which the Licensed Marks are used without the prior written approval of the representative of Licensor listed on Schedule 4(a), which Schedule Licensor may amend from time to time.

        (b)   Licensee also agrees that Licensee shall cause to appear on all advertisements, promotions and other displays on or in connection with which the Licensed Marks are used, such legends, markings and notices as Licensor may require in order to give appropriate notice of any trademark rights therein.

        (c)   Notwithstanding any other provision of this Agreement, Licensee may not include on the front or back cover (inside or outside), tabs, spine or other three sides of, or packaging containing any print Directory Product or the cover, home page or similar feature of any non-print Directory Product (i) any advertising for Telecommunications Services or Video Services (other than that of Licensor or its Affiliates) or (ii) any name or brand (1) that is identified with the provision of Telecommunications Services or Video Services (other than that of Licensor or its Affiliates) except as required by applicable law or the Legal and Regulatory Requirements or (2) of any entity engaged in any business of the type listed in the "Restricted Headings" section of the Advertising Policies attached as Schedule 4(d).

        (d)   Subject to Licensor's prior written approval, Licensee may co-brand the front covers and spines of the print Directories Products on which it is licensed to use the Licensed Marks hereunder with any trademark or trade name of Licensee (the "IMC Co-Brand Marks"), provided that the Licensed Marks are clearly the dominant brand (i.e., the IMC Co-Brand Marks will not be more than 80% of the size of the Licensed Marks, except as otherwise approved in writing by Licensor) on such covers and spines.

        (e)   During the License Term, and unless otherwise expressly agreed in writing by Licensor the Licensed Marks will appear, at no cost to Licensor, clearly and conspicuously on the front cover and the spine of each Primary Directory in the Territory (a) in the format and style specified in the then current Standards and (b) in compliance with all other provisions of this Agreement. The design and layout of the front cover and the spines of any print Directories upon which any of the Licensed Marks will appear must be approved in writing by Licensor, and must comply with the then current Standards and the provisions of this Agreement. Licensee may not make any change to the Standards without the prior written consent of Licensor, which will not be unreasonably withheld, particularly as necessary to permit Licensee to take advantage of advertising sales opportunities that are being utilized by other significant directory publishers. Upon Licensor's request, Licensee will provide Licensor with copies of the front cover and spine of any print Directory upon which any of the Licensed Marks will appear prior to publication in order for Licensor to ensure compliance with this Section 4(e).

        5.    Ownership and Goodwill.

        (a)   Licensor represents and warrants that one or more of Licensor's Affiliates is the sole and exclusive owner of rights in the Licensed Marks and that Licensor has the authority to license the Licensed Marks to Licensee. Licensee acknowledges, and will obtain the acknowledgment of Licensee's Subsidiaries and Licensee's sublicensees, that one or more of Licensor's Affiliates is the sole and exclusive owner of rights in the Licensed Marks, and Licensee, Licensee's Subsidiaries and Licensee's sublicensees undertake not to challenge the validity of the Licensed Marks, or the registration or application for registration or ownership of the Licensed Marks by such Affiliate(s) of Licensor, and agree that Licensee, Licensee's Subsidiaries and Licensee's sublicensees will do nothing inconsistent with such ownership.

        (b)   Licensee further acknowledges and agrees, and will obtain the acknowledgment and agreement of Licensee's Subsidiaries and Licensee's sublicensees, that all use of the Licensed Marks by Licensee, Licensee's Subsidiaries and Licensee's sublicensees and all goodwill developed therefrom shall inure to the benefit of and be on behalf of Licensor. Licensee agrees, and Licensee's Subsidiaries and

7

Licensee's sublicensees will agree, that nothing in this Branding Agreement shall give Licensee, Licensee's Subsidiaries or Licensee's sublicensees any right, title or interest in or to the Licensed Marks other than the right to use the Licensed Marks in the manner expressly permitted by this Branding Agreement.

        (c)   Licensee agrees, and will obtain the agreement of Licensee's Subsidiaries and Licensee's sublicensees, that Licensee, Licensee's Subsidiaries and Licensee's sublicensees will not utilize the Licensed Marks or any confusingly similar trademarks, service marks, trade names or domain names, except as expressly permitted hereunder. Licensee agrees that it will not (and will obtain the agreement of Licensee's Subsidiaries and Licensee's sublicensees that they will not) hereafter seek registration of the Licensed Marks or any confusingly similar trademarks, service marks, trade names or domain names in its own name or in the name of Licensee's Subsidiaries.

        (d)   Licensee agrees, and will obtain the agreement of Licensee's Subsidiaries and Licensee's sublicensees, to cooperate with Licensor, at Licensor's expense, in the procurement of any registration of the Licensed Marks which Licensor may choose to undertake at Licensor's sole discretion, including, but not limited to supplying evidence of use of the Licensed Marks to Licensor.

        6.    Infringement.

        (a)   In the event that Licensee, any of Licensee's Subsidiaries or Licensee's sublicensees becomes aware of any unauthorized use of the Licensed Marks in the Territory, or of any uses of confusingly or substantially similar trademarks, service marks, trade names or domain names, on or in connection with the marketing, advertising or provision of similar products or services (each, an "Unauthorized Use"), Licensee shall promptly provide Licensor with written notice thereof.

        (b)   Licensor shall have the right, but not the obligation (except as otherwise expressly provided in this Section 6(b) or in Section 6(c)), to challenge and attempt to eliminate each Unauthorized Use. In the event that Licensor decides to bring an enforcement action, Licensee shall reasonably cooperate (and shall require Licensee's Subsidiaries and Licensee's sublicensees to reasonably cooperate), at Licensor's expense, with Licensor in investigating, prosecuting and settling any enforcement action instituted by Licensor against any Person engaging in an Unauthorized Use. Licensor may bring an action in the name of Licensor alone or in the name of both Licensor and Licensee (including Licensee's Subsidiaries and Licensee's sublicensees) with counsel of Licensor's choosing but at Licensor's expense. Licensee, at its own expense, shall have the right to participate with counsel of its own choice in the investigation, prosecution and/or settlement of any such enforcement action instituted by Licensor. Licensor shall retain any and all proceeds recovered in any such enforcement action.

        (c)   Subject to Section 6(b), neither Licensee, any Subsidiary of Licensee nor any of Licensee's sublicensees shall have the right to prosecute or settle an infringement action against any Person who engages in an Unauthorized Use.

        7.    Filing, Prosecution and Maintenance.    Licensor shall be responsible for and shall use commercially reasonable efforts to file, prosecute and maintain all trademarks and domain names and related registrations and registration applications for the Licensed Marks in the Territory. Except and to the extent expressly provided herein, nothing contained in this Branding Agreement shall be construed as:

          (a)   requiring the securing or the maintaining of any intellectual property protection for the Licensed Marks;

          (b)   a warranty or representation as to the validity or scope of the Licensed Marks;

          (c)   an agreement to bring or prosecute actions or suits against third parties for Unauthorized Use; or

8

          (d)   conferring by implication, estoppel or otherwise any license or other right under any other Intellectual Property, except as expressly granted herein.

        8.    Indemnification.

        (a)   Licensee, on behalf of itself, Licensee's Subsidiaries and Licensee's sublicensees, shall indemnify and hold harmless Licensor and its officers, directors, stockholders, employees and agents from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, and expenses, including without limitation the costs and expenses (including reasonable attorney's fees), as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation asserted by a third party, to the extent caused by, relating to, based upon, arising out of or in connection with the use of a Licensed Mark by Licensee or its Subsidiaries or sublicensees on or after the Effective Date. Licensee's indemnity obligation is contingent upon Licensor giving (to the extent Licensor has received notice of any such action, suit, proceeding or investigation), and Licensor shall give, prompt written notice to Licensee of any action, suit, proceeding or investigation asserted by a third party against Licensor or any of its Affiliates to the extent caused by, relating to, based upon, arising out of or in connection with such use of a Licensed Mark by Licensee or its Subsidiaries or sublicensees on or after the Effective Date.

        (b)   Licensor, on behalf of itself and its Affiliates, shall indemnify and hold harmless Licensee and its officers, directors, stockholders, employees and agents from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, and expenses, including without limitation the costs and expenses (including reasonable attorney's fees), as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation asserted by a third party, to the extent caused by, relating to, based upon, arising out of or in connection with the use of a Licensed Mark by Licensor or its Affiliates prior to the Effective Date. Licensor's indemnity obligation is contingent upon Licensee giving (to the extent Licensee has received notice of any such action, suit, proceeding or investigation), and Licensee shall give, prompt written notice to Licensor of any action, suit, proceeding or investigation asserted by a third party against Licensee or any of its Affiliates to the extent caused by, relating to, based upon, arising out of or in connection with such use of a Licensed Mark by Licensor or its Affiliates prior to the Effective Date.

        9.    Assignment of Goodwill.    Licensee, on behalf of itself, Licensee's Subsidiaries and Licensee's sublicensees, hereby assigns to Licensor any and all goodwill Licensee, Licensee's Subsidiaries or Licensee's sublicensees may have accrued through any use it may have made of the Licensed Marks through the Effective Date, and agrees to and does hereby assign to Licensor any and all goodwill Licensee, Licensee's Subsidiaries or Licensee's sublicensees may accrue through any use they may make or have made of the Licensed Marks after the Effective Date.

        10.    Additional Licensed Marks.    The Parties may wish to extend this Branding Agreement to cover additional trademarks, service marks, domain names, slogans, geographical indications, trademark designs, logos or trade names owned by Licensor that it desires to license to Licensee and Licensee's Subsidiaries and, in such event, the Parties agree that a letter agreement signed by both Parties shall be sufficient to extend this Branding Agreement and all of the terms and conditions hereof to such additional trademarks, service marks, domain names, slogans, geographical indications, trademark designs, logos or trade names, if any.

        11.    Term and Termination/Cancellation.    The term of this Branding Agreement shall commence at the Effective Time, and shall continue until the first to occur of (a) the expiration of the term of the Publishing Agreement, (b) termination or cancellation of the Publishing Agreement, or (c) termination or cancellation of this Branding Agreement in accordance with one of the following provisions:

          (i)    This Branding Agreement may be terminated and cancelled at any time by mutual written agreement of the Parties.

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          (ii)   Licensee may terminate this Branding Agreement at any time upon delivering written notice to Licensor.

          (iii)  If Licensee or any of its Subsidiaries voluntarily files for bankruptcy or makes an assignment for the benefit of its creditors, or an involuntary assignment or bankruptcy petition is made or filed against Licensee or any of its Subsidiaries, Licensor may immediately terminate the rights and licenses under Licensed Marks granted herein to the applicable entity, provided that notwithstanding the foregoing, Licensor shall have no right to terminate the rights and licenses under the Licensed Marks pursuant to this Section 11(c)(iii) if Licensee and/or its Subsidiaries are reorganizing within the context of a bankruptcy proceeding.

          (iv)  If Licensor reasonably determines that Licensee's conduct of its Business using the Licensed Marks materially does not meet the requirements set forth in this Branding Agreement (each, a "Deficiency"), Licensor may notify Licensee in writing, providing Licensee with a description of the Deficiencies ("Notice of Deficiency"). Licensee shall cure the Deficiencies within thirty (30) days after receipt of the Notice of Deficiency, and shall provide Licensor with evidence of such cure. If a Deficiency is not cured to the reasonable satisfaction of Licensor within forty-five (45) days following receipt of the Notice of Deficiency, Licensor may terminate/cancel this Branding Agreement (including Licensee's license to identify itself as the official print directory publisher of Licensor) with respect to the Service Area in which the Deficiency specified in such Deficiency Notice occurred. Licensor may terminate this Branding Agreement in its entirety if Licensor has terminated/cancelled this Branding Agreement with respect to 20% or more of Licensor's Subscribers (as defined in the Publishing Agreement) in the Service Areas, such percentage determined by using as a numerator the total number of Licensor's Subscribers in the Service Areas with respect to which this Branding Agreement has been terminated/cancelled by Licensor and as a denominator the total number of Licensor's Subscribers in the Service Areas in which Licensee would be permitted to use the Licensed Marks as set forth in this Branding Agreement had Licensor not elected to terminate/cancel this Branding Agreement with respect to any such Service Areas.

          (v)   If Licensee or any of its Subsidiaries (i) engages in the marketing, sale or distribution of (A) any telecommunications, broadband access, internet connectivity, wireless communications or other comparable or successor telephony or voice or data products or services ("Telecommunication Services") or (B) any video conferencing, television, cable, broadcast satellite, video on demand or other video services ("Video Services") in any Service Area, (ii) acts as a sales agent for any Person with respect to the marketing, sale or distribution of Telecommunications Services or Video Services (other than Licensor or its Affiliates) in any Service Area or (iii) enters into a joint venture, strategic alliance, product bundling, revenue sharing or similar arrangement with any Person (other than Licensor or its Affiliates) pursuant to which such Person's Telecommunications Services or Video Services are offered, marketed, sold or priced or otherwise provided in any Service Area in connection with Licensee's Directory Products (each of clauses (i), (ii) and (iii), a "Restricted Activity Default"), Licensee shall be in default of this Agreement and Licensor may provide written notice to Licensee specifying such Restricted Activity Default in reasonable detail (an "Activity Default Notice"). For avoidance of doubt, the Parties acknowledge that it shall not constitute a Restricted Activity Default if any owner or Affiliate of Licensee is a provider of Telecommunications Services or Video Services outside of the Service Area, so long as the activities set forth in clauses (i), (ii) and (iii) of the preceding sentence are not occurring in any Service Area with respect to any of Licensee's Directory Products. So long as Licensee is in compliance with Section 4 (c), the Standards, Section 3.3(a)(ii) of the Publishing Agreement, and all other applicable provisions of this Agreement, the inclusion of advertising of a provider of Telecommunications Services or Video Services in any Directory Products shall not constitute a Restricted Activity Default. If within ninety (90) days of Licensee's receipt of any Activity Default Notice Licensee has not cured the Restricted Activity Default specified in such Activity Default

10

  Notice, Licensee may terminate/cancel this Branding Agreement (including Licensee's license to identify itself as the official print directory publisher of Licensor) with respect to the Service Area in which the Restricted Activity Default specified in such Activity Default Notice occurred. Notwithstanding the foregoing, if Licensee provides Licensor with written notice disputing the existence of the Restricted Activity Default specified in such Activity Default Notice within ninety (90) days of Licensee's receipt of such Activity Default Notice, the Parties shall act in good faith to resolve such dispute and determine the appropriate remedial action pursuant to a Breach Resolution Process (as defined in the Publishing Agreement). If it is then determined that the Restricted Activity Default specified in such Activity Default Notice occurred and remains uncured, Licensor may terminate/cancel this Branding Agreement (including Licensee's license to identify itself as the official print directory publisher of Licensor) with respect to the Service Area in which the Restricted Activity Default specified in such Activity Default Notice occurred. Licensor may terminate this Branding Agreement in its entirety if Licensor has terminated/cancelled this Branding Agreement with respect to 20% or more of Licensor's Subscribers (as defined in the Publishing Agreement) in the Service Areas, such percentage determined by using as a numerator the total number of Licensor's Subscribers in the Service Areas with respect to which this Branding Agreement has been terminated/cancelled by Licensor and as a denominator the total number of Licensor's Subscribers in the Service Areas in which Licensee would be permitted to use the Licensed Marks as set forth in this Branding Agreement had Licensor not elected to terminate/cancel this Branding Agreement with respect to any such Service Areas.

          (vi)  Upon any termination/cancellation of the Publishing Agreement pursuant to Sections 6.1(a), 6.2(a) or 6.2(c) thereof, this Branding Agreement shall terminate/cancel in its entirety.

          (vii) Upon any termination/cancellation of the Publishing Agreement pursuant to Sections 6.1(b), 6.2(b) or 6.2(d) thereof, this Branding Agreement shall terminate/cancel with respect to the applicable Service Area.

          (viii) If Licensor or its Affiliates cease providing service in a Service Area pursuant to the terms of Section 3.8 of the Publishing Agreement, the Branding Agreement shall terminate/cancel with respect to such Service Area.

        12.    Effect of Termination/Cancellation/Expiration.    Upon any termination, cancellation or expiration of this Branding Agreement or of the License, all rights of Licensee, Licensee's Subsidiaries and any authorized sublicensees to use the applicable Licensed Marks in the manner provided for in this Branding Agreement shall revert automatically to Licensor, and Licensee, Licensee's Subsidiaries and all authorized sublicensees shall immediately discontinue all use of the applicable Licensed Marks and shall, at Licensee's discretion, destroy or deliver to Licensor all materials bearing the applicable Licensed Marks; provided that any print directory products for which production has been completed prior to the date of termination, and which cannot be reasonably modified to delete the applicable Licensed Marks therefrom, may be distributed by Licensee, its Subsidiaries and all authorized sublicensees pursuant to the terms and conditions of this Branding Agreement.

        13.    Specific Performance.    The Parties acknowledge and agree that Licensor would be irreparably damaged in the event any of the provisions of this Branding Agreement or any sublicense are not fully performed by Licensee or its Subsidiaries or sublicensees in accordance with their specific terms or are otherwise breached by the Licensee or its Subsidiaries or sublicensees and that in such event money damages would be an inadequate remedy for Licensor. Accordingly, Licensee, on behalf of itself and on behalf of Licensee's Subsidiaries and sublicensees hereby agrees that the Licensor shall be entitled to seek an immediate injunction to prevent any breaches, including anticipatory or further breaches, of the provisions of this Branding Agreement and any sublicense and to enforce specifically the terms and provisions hereof in any action instituted in any federal, state or foreign court having jurisdiction, in addition to any other remedy to which the Licensor may be entitled at law or in equity. It is understood between the Parties that, in addition to the injunctive relief mentioned above, the Licensor

11

shall be entitled to any other relief which may be deemed proper and customary, whether at law or in equity, as of the time such relief is sought, subject to the limitations and restrictions, if any, set forth in this Branding Agreement.

        14.    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.    This Branding Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to the principles of conflict of law thereof. Each of the Parties (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in connection with any dispute that arises out of this Branding Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Branding Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of New York or a New York state court. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Branding Agreement or any transaction contemplated hereby.

        15.    Severability.    If the application of any one or more of the provisions of this Branding Agreement shall be unlawful under applicable law and regulation, then the Parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this Branding Agreement. Should any portion of this Branding Agreement be deemed to be unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portion were initially deleted.

        16.    Successors and Assigns.    This Branding Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Notwithstanding anything to the contrary, Licensee may, upon prior notice to Licensor: (i) assign, without the consent of Licensor, any of the rights and obligations hereunder to any Affiliate of Licensee that is actually conducting the Business of Licensee, provided that such Affiliate agrees in writing to be bound by the terms and conditions of this Branding Agreement; or (ii) assign, without the consent of Licensor, any of its rights and obligations hereunder to a third party in connection with a sale of all or substantially all of the Business of Licensee and Licensee's Subsidiaries (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise) in the Territory, provided that such third party agrees in writing to be bound by the terms and conditions of this Branding Agreement. This Branding Agreement shall be freely assignable and transferable by Licensor to its Affiliates, any assignee of the Licensed Marks or any successor in interest of Licensor.

        17.    Further Assurances.    The Parties shall do and perform or cause to be done and performed all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments or documents, as the other Party may reasonably request in order to carry out the intent and purposes of this Branding Agreement.

        18.    Notice.    All notices and other communications under this Branding Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, delivery charges prepaid, or five (5) Business Days after being sent by registered or certified mail (return receipt requested), postage prepaid, or three (3) Business Days after being sent by an internationally recognized express courier service, postage or delivery charges prepaid, to the Parties at their respective addresses stated on Schedule 18. Notices may also be given by facsimile and shall be effective on the date transmitted if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Any Party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other Party in accordance with this Section 18, except that any notice of such change of address shall not be effective unless and until received.

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        19.    Amendment; Waiver.    This Branding Agreement may be amended only by agreement in writing of all Parties. No waiver of any breach of, or default under, this Branding Agreement shall constitute a waiver of any other breach of, or default under, this Branding Agreement, and no waiver shall be effective unless made in writing and signed by an authorized representative of the Party waiving the breach or default.

        20.    Entire Agreement.    This Branding Agreement and the Schedules attached hereto contain the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior understandings and agreements of the Parties with respect thereto.

        21.    Headings.    All captions and headings in this Branding Agreement are for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

        22.    No Agency.    Nothing herein shall be construed as creating any agency, partnership or other form of joint enterprise between Licensor and Licensee.

        23.    Survival.    The provisions of Sections 1, 3, 4, 5, 7, 8, 9, and 11 through 26 shall survive the termination, cancellation or expiration of this Branding Agreement and continue in full force and effect thereafter.

        24.    Negation of Other Rights and Licenses.    Except and only to the extent expressly set forth in Section 2 of this Branding Agreement, or as expressly set forth in the Related Agreements, Licensee, on behalf of itself and its sublicensees, agrees that no other rights or licenses, express or implied, are granted under any other intellectual property rights of Licensor or its Affiliates.

        25.    Counterparts; Facsimile.    This Branding Agreement may be signed and delivered either originally or by facsimile, and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        26.    Usage.    All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. "Include," "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument defined or referred to herein means such instrument as from time to time amended, modified or supplemented, including by waiver or consent and includes references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument has such meaning whether or not such instrument or Law is in effect. "Shall" and "will" have equal force and effect. "Hereof," "herein," "hereunder" and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References in an instrument to "Section" or another subdivision or to an attachment are, unless the context otherwise requires, to a section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa.

[Signature Page Follows]

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        IN WITNESS WHEREOF, each of the Parties has caused this Branding Agreement to be executed in duplicate originals by its duly authorized representatives as of the date first above written.

[SPINCO SUBSIDIARY]

By:

Name:
Title:
IDEARC MEDIA CORP.

By:

Name:
Title:

14

Exhibit B

INTELLECTUAL PROPERTY AGREEMENT

among

VERIZON COMMUNICATIONS INC.,

NORTHERN NEW ENGLAND SPINCO INC.

and

FAIRPOINT COMMUNICATIONS, INC.

            ,

INTELLECTUAL PROPERTY AGREEMENT

        This Intellectual Property Agreement (this "Agreement"), effective as of                        , 2007 (the "Effective Date"), is between VERIZON COMMUNICATIONS INC., a Delaware corporation ("Licensor") on behalf of itself and its U.S. Affiliates (hereinafter defined), and NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation ("Spinco" or "Company"), and FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the "Surviving Corporation"). (Licensor, Spinco, and Surviving Corporation being hereinafter referred to individually as a "Party" and collectively as the "Parties".)

        WHEREAS, Spinco and the Surviving Corporation, together with certain other companies, have entered into an Agreement and Plan of Merger, dated as of January 15, 2007, by and between Viceroy Communications, Inc., Northern New England Spinco Inc. and FairPoint Communications, Inc., together with certain other companies, as amended or supplemented (the "Merger Agreement"), pursuant to which Spinco will merge with and into Surviving Corporation;

        WHEREAS, Licensor or its U.S. Affiliates (as defined below) (other than Spinco and Spinco Subsidiaries) are the owners of Licensed Intellectual Property (defined below) and the Designated Spinco Intellectual Property (defined below);

        WHEREAS, the Spinco and Spinco Subsidiaries are the owners of certain Spinco Intellectual Property (hereinafter defined) and Spinco and Spinco Subsidiaries are willing to convey, immediately prior to the Effective Time, all right, title and ownership in and to such Spinco Intellectual Property to Licensor; and

        WHEREAS, the Parties desire to enter into this Agreement to govern their rights with respect to the Licensed Intellectual Property and other Intellectual Property following the Closing (defined below);

        NOW, THEREFORE, for the consideration set forth in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I—Definitions

1.1
Definitions.

        Capitalized terms used but not defined herein have the meanings assigned to them in the Merger Agreement. Other capitalized terms, as used herein, have the meanings set forth below or in the body of this Agreement.

  (a)
  "Affiliate" means any Person who, directly or indirectly, controls, is controlled by or is under common control with the relevant Party.

  (b)
  "Business Non-Statutory Intellectual Property" means the Non-Statutory Intellectual Property, excluding Proprietary Business Information, Designated Spinco Intellectual Property and Verizon Proprietary Software, which is used in the Spinco Business as of the Closing Date and is: (i) owned by Licensor or its U.S. Affiliates (other than Spinco or Spinco Subsidiaries) as of the Closing Date and after giving effect to the assignment contemplated by Section 2.1 below, or (ii) owned by any Person and licensed to Licensor or its U.S. Affiliates with the right of Licensor or its U.S. Affiliates to grant sublicenses to any other Person who is not an Affiliate of Licensor, without the payment of compensation or other consideration to any Person.

  (c)
  "Business Statutory Intellectual Property" means the Statutory Intellectual Property, excluding Excluded Marks, and Verizon Proprietary Software, which is used in the Spinco Business as of the Closing Date and is owned by Licensor or its U.S. Affiliates (other than Spinco or Spinco

1

    Subsidiaries) as of the Closing Date and after giving effect to the assignment contemplated by Section 2.1 below. F

  (d)
  "Confidential Information" means, in the case of Spinco, all Designated Spinco Intellectual Property, and in the case of Licensor, all Licensed Intellectual Property.

  (e)
  "Customer Data" means all customer information obtained in connection with the Spinco Business, in the form and content existing as of the Closing, related to the provisioning of products and services by Spinco or Spinco Subsidiaries in the Territory included in the Spinco Business to current and future customers in the Territory, including name, postal address, email address, telephone number, date of birth, account data, transaction data, demographic data, customer service data, and correspondence, together with any documents and information containing the foregoing; provided, however, the foregoing shall not include (i) any of the foregoing to the extent it is in the possession of Licensor or any U.S. Affiliate and was collected or used other than in connection with the operation of the Spinco Business, (ii) any information included in yellow or white pages listings or directories, in any form, (iii) any information required to be retained by Licensor and/or its Affiliates to comply with applicable law or regulation, (iv) any information publicly available, and (v) any information received by Licensor or its Affiliates from third parties.

  (g)
  "Designated Spinco Intellectual Property" means all Customer Data and personnel information of former Licensor or its Affiliate employees who are in the employ of Spinco or Spinco Subsidiaries after the Closing.

  (h)
  "Enhanced Field of Use" means the Spinco Business as conducted as of the Closing Date, as reflected in the products and services offered by Spinco and Spinco Subsidiaries in the conduct of the Spinco Business as of the Closing Date and any modifications, improvements or enhancements thereto in the Territory following the Closing Date.

  (i)
  "Excluded Marks" means all Trademarks and related registrations and applications for registration owned by Licensor, its Affiliates, Spinco or Spinco Subsidiaries on or before the Closing Date or licensed to Licensor or an Affiliate of Licensor by any Person, and any derivations of the foregoing.

  (i)
  "Intellectual Property" means all Statutory Intellectual Property and Non-Statutory Intellectual Property.

  (j)
  "Licensed Excluded Marks" means those Excluded Marks owned by Licensor or its U.S. Affiliates, including Spinco and Spinco Subsidiaries, which are used in the Spinco Business as of the Closing Date. Neither Spinco, Spinco Subsidiaries, Surviving Corporation, nor any of their Affiliates shall have an ownership interest in the Licensed Excluded Marks but said Licensed Excluded Marks shall be licensed to Spinco and Spinco Subsidiaries for a limited Phaseout Period pursuant to Section 2.5 of this Agreement.

  (k)
  "Licensed Intellectual Property" means Licensed Non-Statutory Intellectual Property and Licensed Statutory Intellectual Property.

  (l)
  "Licensed Non-Statutory Intellectual Property" means Business Non-Statutory Intellectual Property that exists as of the Closing Date. For the avoidance of confusion, Licensed Non-Statutory Intellectual Property shall not include any:

  1.
  patents or patent applications;

  2.
  copyrights or copyrightable subject matter created on or after the Closing Date;

  3.
  domain name registrations or applications for domain name registrations;

2

    4.
    Trademarks, including Excluded Marks;

    5.
    Non-Statutory Intellectual Property developed or acquired by Licensor or any of its Affiliates on or after the Closing Date;

    6.
    Verizon Proprietary Software and any other software used by Licensor or its Affiliates in the provision of Transition Services pursuant to the Transition Services Agreement;

    7.
    other Non-Statutory Intellectual Property owned by or licensed to Licensor or any Affiliate of Licensor at any time; and

    8.
    Third Party Intellectual Property.

    At no time shall Spinco or Surviving Corporation or their respective Subsidiaries, including Spinco Subsidiaries, have an ownership interest in Licensed Non-Statutory Intellectual Property, but such Licensed Non-Statutory Intellectual Property shall be licensed to Spinco and Spinco Subsidiaries pursuant to this Agreement.

  (m)
  "Licensed Statutory Intellectual Property" means Business Statutory Intellectual Property that exists as of the Closing Date. For the avoidance of confusion, Licensed Statutory Intellectual Property shall not include any:

  1.
  patents or patent applications claiming a filing date on or after the Closing Date;

  2.
  copyrights or copyrightable subject matter;

  3.
  domain name registrations and applications for domain name registrations claiming a filing date on or after the Closing Date;

  4.
  Trademarks, including Excluded Marks;

  5.
  Statutory Intellectual Property developed or acquired by Licensor or any of its Affiliates on or after the Closing Date;

  6.
  Verizon Proprietary Software and any other software used by Licensor or its Affiliates in the provision of Transition Services pursuant to the Transition Services Agreement;

  7.
  other Statutory Intellectual Property owned by or licensed to Licensor or any Affiliate of Licensor at any time; and

  8.
  Third Party Intellectual Property.

    At no time shall Spinco or Surviving Corporation or their respective Subsidiaries, including Spinco Subsidiaries, have an ownership interest in Licensed Statutory Intellectual Property, but such Licensed Statutory Intellectual Property shall be licensed to Spinco and Spinco Subsidiaries pursuant to this Agreement.

  (n)
  "Non-Statutory Intellectual Property" means (i) all unpatented inventions (whether or not patentable), trade secrets, know-how and proprietary information, including but not limited to (in whatever form or medium), discoveries, ideas, compositions, formulas, computer programs (including source and object codes), computer software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, and pricing and cost information, correspondence and notes, (ii) United States works of authorship, mask works, copyrights, and copyright and mask work registrations and applications for registration, and (iii) any rights or licenses in the foregoing which may be granted without the payment of compensation or other consideration to any Person; provided, however, that, notwithstanding anything to the contrary, the definition of "Non-Statutory Intellectual Property" shall not include any Statutory Intellectual Property.

3

  (o)
  "Original Field of Use" means the Spinco Business as conducted as of the Closing Date, as reflected in the products and services offered by Spinco and Spinco Subsidiaries in the conduct of the Spinco Business as of the Closing Date.

  (p)
  "Proprietary Business Information" means any and all non-technical, non-public information included in the Non-Statutory Intellectual Property which is owned by Licensor or its U.S. Affiliates as of the Closing, after giving effect to the assignment contemplated by Section 2.1(a) below, and is used in the Spinco Business as of the Closing Date, but excluding Customer Data.

  (q)
  "Spinco Intellectual Property" means all Statutory Intellectual Property and Non-Statutory Intellectual property owned by Spinco or Spinco Subsidiaries on or before the Closing Date, but excluding any Designated Spinco Intellectual Property.

  (r)
  "Statutory Intellectual Property" means all (i) United States patents and patent applications of any kind, (ii) Trademarks and (iii) any rights or licenses in the foregoing.

  (s)
  "Third Party Intellectual Property" means any and all Intellectual Property owned by any Person, other than Verizon or any of its Affiliates.

  (t)
  "Territory" shall mean the geographic territory comprised of the states of Maine, New Hampshire and Vermont.

  (u)
  "Trademarks" means trademarks, tradenames, trade styles, trade dress, other indicia of origin, service marks, domain names, and any and all registrations and applications for registrations of the foregoing, and all goodwill associated therewith.

  (v)
  "U.S. Affiliate" means any Affiliate of Licensor that is incorporated in and operates solely in the United States, but specifically excluding Cellco Partnership d/b/a Verizon Wireless, Telecomunicaciones de Puerto Rico, Inc., Verizon Airfone Inc. and any subsidiaries of the foregoing.

  (w)
  "Verizon Proprietary Software" means any proprietary software owned by Licensor or its Affiliates that is used in the Spinco Business, including any software used by Licensor or its Affiliates in the provision of Transition Services pursuant to the Transition Services Agreement.

Article 2—Grant of Licenses and Rights

2.1
Effective immediately prior to the Effective Time, Spinco and Spinco Subsidiaries hereby:

(a)
irrevocably assign, convey and grant to Licensor, for and on behalf of its present and future Affiliates, all right, title and interest in and to Spinco Intellectual Property, excluding any rights and licenses of Spinco and Spinco Subsidiaries, if any, in Third Party Intellectual Property; and

(b)
grant to Licensor and its Affiliates a personal, royalty-free, fully paid-up, irrevocable, perpetual and nonexclusive license to use the Designated Spinco Intellectual Property in the provision of goods and services to third parties and in the practice of any methods associated with the provision and use of such goods and services, provided, however, that (i) neither Licensor nor any Affiliate of Licensor shall use the Customer Data in connection with the provision or offering of goods and services in the Territory to residential customers competitive with those offered by the Spinco Business as of the Closing Date, and (ii) Licensor and/or its Affiliates shall be entitled to retain a copy of all Designated Spinco Intellectual Property to the extent required to comply with applicable law or regulation.

4

2.2
Effective immediately after the consummation of the assignment contemplated by Section 2.1 above, Licensor, on behalf of itself and its U.S. Affiliates, hereby grants to Spinco and Spinco Subsidiaries:

(a)
a personal, royalty-free, fully paid-up, irrevocable (except and to the extent set forth in Article 6 below), nonexclusive and nontransferable (except as permitted pursuant to Section 7.1 below) license, subject to the provisions of Section 5.1 of this Agreement, to use the Licensed Non-Statutory Intellectual Property solely in the provision of goods and services in respect of the Spinco Business solely in the Territory and solely in the Enhanced Field of Use and in the practice of any methods associated with the provision of such goods and services in the Enhanced Field of Use. The foregoing license granted to Spinco and Spinco Subsidiaries includes, but is not limited to, the right to reproduce, copy, modify, improve and enhance such Licensed Non-Statutory Intellectual Property, but does not include the right: (w) to use the Licensed Non-Statutory Intellectual Property outside of the Territory (except in support of the Spinco Business in the Territory in the Enhanced Field of Use), (x) to disclose the Licensed Non-Statutory Intellectual Property to any Person (other than to contractors of Spinco and Spinco Subsidiaries in support of such business in the Territory in the Enhanced Field of Use or to contractors outside of the Territory in support of the Spinco Business in the Territory in the Enhanced Field of Use) (provided that such disclosure may not be made to any Person that provides facilities-based voice, video or data telecommunications services in the United States), (y) to grant sublicenses to any Person (other than to contractors of Spinco and Spinco Subsidiaries in support of the Spinco Business in the Territory in the Enhanced Field of Use) (provided that such sublicense may not be granted to any Person that provides facilities-based voice, video or data telecommunications services in the United States) or (z) to assign such license, other than to permitted successors and assigns of Spinco and Spinco Subsidiaries in the Spinco Business. The foregoing license to Spinco and Spinco Subsidiaries shall not extend to other geographic territories outside of the Territory (except to the extent expressly permitted in support of the Spinco Business of Spinco and Spinco Subsidiaries in the Enhanced Field of Use); and

(b)
a personal, royalty-free, fully paid-up, irrevocable (except and to the extent set forth in Article 6, below), nonexclusive and nontransferable (except as permitted pursuant to Section 7.1 below) license, subject to the provisions of Section 5.1 of this Agreement, to use the Licensed Statutory Intellectual Property solely in the provision of goods and services in respect of the Spinco Business solely in the Territory and solely in the Original Field of Use and in the practice of any methods associated with the provision of such goods and services in the Original Field of Use. The foregoing license granted to Spinco and Spinco Subsidiaries includes, but is not limited to, the right to reproduce, copy, modify, improve and enhance such Licensed Statutory Intellectual Property, but does not include the right: (w) to use the Licensed Statutory Intellectual Property outside of the Territory (except in support of the Spinco Business in the Territory in the Original Field of Use), (x) to disclose the Licensed Statutory Intellectual Property to any Person (other than to contractors of Spinco and Spinco Subsidiaries in support of such business in the Territory in the Original Field of Use or to contractors outside of the Territory in support of the Spinco Business in the Territory in the Original Field of Use), (y) to grant sublicenses to any Person (other than to contractors of Spinco and Spinco Subsidiaries for the sole purpose of providing support to the Spinco Business in the Territory in the Original Field of Use) or (z) to assign such license, other than to permitted successors and assigns of Spinco and Spinco Subsidiaries in the Spinco Business. The foregoing license to Spinco and Spinco Subsidiaries shall not extend to: (i) any modifications, improvements, enhancements, additions or derivations of the Spinco Business after the Closing Date that are outside of the Original Field of Use, or (ii) other geographic

5

    territories outside of the Territory (except to the extent expressly permitted in support of the Spinco Business of Spinco and Spinco Subsidiaries in the Original Field of Use).

2.3    Subject to previously granted rights and licenses, if any, Licensor hereby irrevocably assigns, grants and conveys to Spinco and Spinco Subsidiaries an undivided joint ownership interest in and to the right, title and interest of Licensor and U.S. Affiliates to the Proprietary Business Information. The joint ownership interest of the Spinco and Spinco Subsidiaries on the one hand, and Licensor and its U.S. Affiliates on the other hand, includes, but is not limited to, the unrestricted right to use, reproduce, copy, modify, improve, create derivative works, enhance, transfer, assign, otherwise convey and to exercise any and all rights relating to such Proprietary Business Information without the obligation to account to the other therefor, except and to the extent set forth in Article 5.

2.4    Subject to previously granted nonexclusive licenses, if any (which licenses do not grant rights to any Designated Spinco Intellectual Property that is non-public information), Licensor hereby irrevocably assigns, grants and conveys to Spinco and Spinco Subsidiaries all right, title and interest of Licensor and its U.S. Affiliates, if any, in and to the Designated Spinco Intellectual Property.

2.5    Licensor hereby grants to Spinco and Spinco Subsidiaries a limited right to use the Licensed Excluded Marks during the Phaseout Period (as defined below) solely in the conduct of the Spinco Business in the Territory in accordance with and subject to the following:

  (a)
  Surviving Corporation acknowledges and agrees, on behalf of itself and Spinco and Spinco Subsidiaries, that (A) Licensor or its Affiliates (other than Spinco) are or will be on or prior to Closing the legal and beneficial owners of, or have the right to use pursuant to one or more licenses, all of the Excluded Marks; (B) the Excluded Marks, or any right to or license of the Excluded Marks, including any right to use, are not being transferred or conveyed to Spinco Subsidiaries or Spinco pursuant to the Merger Agreement or this Agreement; (C) as between Spinco and Spinco Subsidiaries, on the one hand, and Licensor and Licensor's U.S. Affiliates (other than Spinco and Spinco Subsidiaries), on the other hand, Licensor and Licensor's U.S. Affiliates (other than Spinco and Spinco Subsidiaries) have or will have on or prior to Closing all proprietary rights in and to the Excluded Marks; and (D) Surviving Corporation, Spinco and Spinco Subsidiaries shall not use the Excluded Marks (or any names, domain names, marks or indicia confusingly similar to the Excluded Marks) except that Spinco and Spinco Subsidiaries may use the Licensed Excluded Marks and then only to the extent expressly set forth in Sections 2.5(b) through (i), or otherwise assert any rights or claims in such Excluded Marks (or in any names, domain names, marks or indicia confusingly similar to the Excluded Marks).

  (b)
  After the Closing under the Merger Agreement, and subject to the conditions set forth in this Section 2.5, all Licensed Excluded Marks shall be replaced, removed or covered-over by Spinco and Spinco Subsidiaries, at Spinco's and Spinco Subsidiaries' expense, as soon as possible, but in no event later than sixty (60) days after the Closing Date (the "Phaseout Period") for items existing as of the Closing Date with Licensed Excluded Marks affixed to them that are used by Spinco or Spinco Subsidiaries in their operation of the Spinco Business, including, without limitation, use of Licensed Excluded Marks on Spinco Assets, buildings, vehicles, equipment, hard hats, tools, tool boxes, kits (safety and others) signs, manual covers and notebooks; provided, however, that Spinco and Spinco Subsidiaries shall have (i) the right to continue to distribute, for a period not to exceed forty-five (45) days, any existing inventory of promotional materials for the Spinco Business, provided that such promotional could not reasonably be construed to create a legal obligation on behalf of Licensor or its Affiliates; (ii) subject to the following sentence, a period of up to nine (9) months to remove Licensed Excluded Marks from signs, buildings and motor vehicles to the extent Spinco and Spinco Subsidiaries undertake efforts immediately to remove such Licensed Excluded Marks from

6

    such signs and motor vehicles, and (iii) a period of up to twelve (12) months to remove Licensed Excluded Marks from tools, equipment, manuals and other written materials or other assets that are used solely for internal purposes and are not visible by the public. Notwithstanding the foregoing, Spinco shall not be required to remove or eliminate use of Licensed Excluded Marks if removal, elimination or obscuring (including by paste-over) is commercially and physically impracticable, including, for example, because the mark is permanently etched or embedded on a building, elevator door or permanent fixture (each, an "Embedded Use"); provided, however, that Spinco shall use commercially reasonable efforts to remove, eliminate or obscure the Embedded Use as part of the first renovation of that portion of the property containing the Embedded Use. In addition, Spinco and Spinco Subsidiaries shall not be deemed to have violated this Agreement or to have infringed the rights of Licensor or its Affiliates by reason of: (A) the appearance of the Licensed Excluded Marks in or on any third party's publications, marketing materials, brochures, equipment or products that Spinco or Spinco Subsidiaries distributed in the ordinary course of Spinco Business prior to the Effective Date, and that generally are in the public domain, or any other similar uses by any third party over which the Spinco or the Spinco Subsidiaries have no control, provided that the Spinco and Spinco Subsidiaries take reasonable steps to notify such third party of such usage of which it becomes aware, or (B) the use, provided that such use shall exist for no more than sixty (60) days after the Closing Date, by Spinco and Spinco Subsidiaries of the Licensed Excluded Marks in a non-trademark manner for purposes of conveying to customers or the general public that the name of business has changed or the change in ownership.

  (c)
  Beginning on the Closing Date, Spinco, Spinco Subsidiaries and Surviving Corporation will discontinue use, and will, immediately following discovery, destroy, all items with Excluded Marks affixed to them that have no valid continuing use in Spinco's and Spinco Subsidiaries' operation of the Spinco Business (or prior to using, cover-up, paste-over or otherwise alter such items or otherwise take prominent steps to make clear that Spinco/Spinco Subsidiaries, and not the Licensor or its Affiliates, are the proper party), to the extent the use of such items could reasonably be construed to create a legal obligation on behalf of Licensor or its Affiliates. Such specific items to be destroyed or altered, or for which such other steps must be taken, include, without limitation: order, purchase or material forms; requisitions; invoices; statements; labor reports; bill inserts; stationery; personalized note pads; business cards; published organization charts; bulletins/releases; sales/price literature; manuals distributed to the public; catalogs; websites; and publicly available media contact lists/cards, in each case, that are used for communications with the public.

  (d)
  Surviving Corporation, Spinco and Spinco Subsidiaries recognize the great value of the goodwill associated with the Excluded Marks, and each acknowledges and agrees, that the Excluded Marks and all rights therein and the goodwill pertaining thereto belong exclusively to Licensor and that the Excluded Marks have a secondary meaning in the minds of the public. Surviving Corporation, Spinco and Spinco Subsidiaries each further agree that any and all permitted uses of the Licensed Excluded Marks pursuant to the Merger Agreement and this Agreement shall inure to the sole and exclusive benefit of Licensor.

  (e)
  Surviving Corporation agrees, on behalf of itself, Spinco and the Spinco Subsidiaries, that any use of the Licensed Excluded Marks in the operation of the Business after the Closing, as permitted by this Section 2.5, shall be provided in accordance with all applicable federal, state and local laws, and to the additional terms and conditions as set forth in this Agreement and that the same shall not reflect adversely upon the good name of Licensor or its Affiliates, and that the operation of the Spinco Business will be of a high standard and skill that is at least commensurate with the standard and skill of the Spinco Business immediately prior to the Closing Date. It is agreed that Licensor, as the licensor of Licensed Excluded Marks, has the

7

    right to control the nature and quality of the permitted goods and services rendered by Spinco and Spinco Subsidiaries in connection with the Licensed Excluded Marks, and Spinco, Spinco Subsidiaries and Surviving Corporation agree that Spinco and Spinco Subsidiaries shall not use the Licensed Excluded Marks in connection with any goods or services whose nature or quality is reasonably disapproved by Licensor for failure to meet the standards set forth in the previous sentence. Surviving Corporation agrees that Spinco and Spinco Subsidiaries shall not render under the Licensed Excluded Marks any permitted goods or services that do not meet such quality standards.

  (f)
  Surviving Corporation acknowledges, on behalf of itself, Spinco and Spinco Subsidiaries, that the failure of Spinco and/or Spinco Subsidiaries to cease use of the Excluded Marks as required in this Agreement, or its improper use of the Licensed Excluded Marks, will result in irreparable harm to Licensor and its Affiliates. Surviving Corporation acknowledges and admits, on behalf of itself, Spinco and Spinco Subsidiaries, that there is no adequate remedy at law for such failure to terminate use of the Excluded Marks, or for such improper use of the Licensed Excluded Marks. Surviving Corporation agrees, on behalf of itself, Spinco and Spinco Subsidiaries, that in the event of such failure or improper use, Licensor and its Affiliates shall be entitled to immediate equitable relief by way of temporary restraining order, or preliminary or permanent injunction, or any other relief available under this Agreement.

  (g)
  Neither Spinco, Spinco Subsidiaries, the Surviving Corporation nor any Affiliate of the foregoing shall contest, directly or indirectly, the ownership or validity of any rights of Licensor or its Affiliates in the Excluded Marks or any registration or application for registration for the Excluded Marks. Surviving Corporation, Spinco, Spinco Subsidiaries and their Affiliates further agree that they will never contest the right of Licensor and its Affiliates to use and register the Excluded Marks.

  (h)
  Spinco, Spinco Subsidiaries and Surviving Corporation agree to cooperate reasonably with Licensor, at Licensor's expense, in the procurement of any registration of the Licensed Excluded Marks or any portion thereof which Licensor or its Affiliates may choose to undertake at Licensor's sole discretion, including but not limited to supplying evidence of use of the Licensed Excluded Marks to Licensor.

  (i)
  Spinco, Spinco Subsidiaries and the Surviving Corporation shall, jointly and severally indemnify, defend and hold harmless Licensor, its Affiliates and their directors, officers, employees, agents, and stockholders from any and all loss, cost, damage, expense, claim, demands or judgments (including but not limited to the payment of reasonable attorneys' fees and expenses) of any nature whatsoever in connection with third party claims arising directly or indirectly from, as a result of, in connection with, or relating to Spinco's or Spinco Subsidiaries' use of the Licensed Excluded Marks after the Closing; provided, however, Seller or its U.S. Affiliates will defend any claims of infringement for Spinco's or Spinco Subsidiaries' licensed use during the Phaseout Period of the Licensed Excluded Marks.

2.6    From time to time after the date of this Agreement, as and when requested by a Party hereto, the other Party will execute and deliver, or cause to be executed and delivered, any documents hereto as may be reasonably necessary or appropriate to effectuate the intent of this Agreement.

Article 3—Taxes

3.1    The provisions of the Tax Sharing Agreement shall be applicable and shall govern the responsibility of the Parties for all Taxes imposed by any Governmental Authority with respect to the transactions contemplated by or taken in connection with this Agreement.

8

Article 4—Disclaimer, Limited Warranty, Limitation of
Liability and Indemnification

4.1    Without limiting any of the representations and warranties provided in the Merger Agreement, nothing contained in this Agreement shall be construed as:

  (a)
  requiring the securing or maintaining in force by Licensor of any Intellectual Property, including Proprietary Business Information, Licensed Intellectual Property or Licensed Excluded Marks;

  (b)
  a warranty or representation by Licensor or its Affiliates as to the validity or scope of any Intellectual Property, including Proprietary Business Information, Licensed Intellectual Property, Designated Spinco Intellectual Property or Licensed Excluded Marks;

  (c)
  a warranty or representation by Licensor or its Affiliates that any provisioning of goods and services by the Surviving Corporation, Spinco or the Spinco Subsidiaries or the use of Proprietary Business Information, Licensed Intellectual Property, Designated Spinco Intellectual Property or Licensed Excluded Marks, in whole or in part, will be free from infringement of any Intellectual Property, other than the Licensed Intellectual Property, but only to the extent to which licenses or rights are granted to Spinco and Spinco Subsidiaries pursuant to this Agreement;

  (d)
  an agreement by Licensor or its Affiliates to bring or prosecute actions or suits against third parties for infringement of any Intellectual Property, including Proprietary Business Information, Licensed Intellectual Property or Licensed Excluded Marks;

  (e)
  conferring any right to Spinco, Spinco Subsidiaries or the Surviving Corporation to use, in advertising, publicity or otherwise, any Trademarks or the Excluded Marks (except the Trademarks included in Designated Spinco Statutory Intellectual Property and the Licensed Excluded Marks and then only to Spinco and the Spinco Subsidiaries to the extent expressly provided in Section 2.5);

  (f)
  subject to Section 4.2 below, conferring by implication, estoppel or otherwise any license or other right upon Spinco, Spinco Subsidiaries or the Surviving Corporation under any other Intellectual Property; or

  (g)
  an obligation upon Licensor or its Affiliates to make any determination as to the applicability of any Intellectual Property to any product or service.
4.2
Licensor, on behalf of itself and its U.S. Affiliates, represents and warrants that (i), it has the right to grant the licenses and rights granted herein, (ii) it has the right to enter into this Agreement, and (iii) rights and licenses in and to the Proprietary Business Information previously granted by Licensor do not materially impact or restrict Spinco's or Surviving Corporation's ability to use the Proprietary Business Information in connection with Spinco's operation of the Spinco Business consistent with past practice.

4.3
EXCEPT FOR THE EXPRESS WARRANTIES OF SECTION 4.2 OF THIS AGREEMENT AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF ARTICLE V OF THE MERGER AGREEMENT, THERE ARE NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE (EVEN IF LICENSOR HAS BEEN MADE AWARE OF SUCH PURPOSE) AND ANY WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY WITH RESPECT TO THE LICENSED INTELLECTUAL PROPERTY, THE LICENSED EXCLUDED MARKS, OR THE DESIGNATED SPINCO INTELLECTUAL PROPERTY.

4.4
IN NO EVENT SHALL THE LICENSOR OR ITS AFFILIATES BE LIABLE TO SPINCO, SPINCO SUBSIDIARIES OR THE SURVIVING CORPORATION FOR ANY INDIRECT DAMAGES, INCLUDING ANY LOST PROFITS, OR OTHER INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO THE PROPRIETARY BUSINESS INFORMATION, THE DESIGNATED SPINCO INTELLECTUAL PROPERTY, THE LICENSED STATUTORY INTELLECTUAL PROPERTY AND THE LICENSED NON-STATUTORY INTELLECTUAL PROPERTY OR ANY PORTION OF THE FOREGOING.

9

Article 5—Confidentiality

5.1
Each Party (the "Receiving Party") shall protect and not disclose to any Person (other than Subsidiaries of Spinco and Affiliates of Licensor) any Confidential Information of the other Party (the "Disclosing Party") and any disclosure within the Receiving Party shall be limited to those employees and contractors who reasonably require access thereto in accordance with or as contemplated pursuant to this Agreement, the Merger Agreement or the Ancillary Agreements. In exercise of the foregoing obligation, the Receiving Party shall treat the Confidential Information of the Disclosing Party with the same degree of care it treats its own Confidential Information, but in no event using less than a reasonable degree of care. Additionally, each Party agrees to treat Proprietary Business Information as each Party treats its own Confidential Information. Notwithstanding the foregoing, the Receiving Party may disclose the Confidential Information of the Disclosing Party pursuant to law, regulation or court order, provided that the Receiving Party gives timely notice to the Disclosing Party to permit the disclosing party to limit such disclosure or to seek a protective order.

5.2
The obligations of Section 5.1 shall not apply to that portion of the Confidential Information of the Disclosing Party to the extent that (i) the Confidential Information was already in the possession of the Receiving Party without restriction on use or disclosure and, in the instance of Spinco or Spinco Subsidiaries, was not received from Licensor or its Affiliates, provided, however, that this exception shall not apply with respect to Confidential Information of Spinco in the possession of Licensor solely by virtue of ownership or operation of the Spinco Business prior to the Closing Date; (ii) the Confidential Information is rightfully received from any Person (other than Licensor or Spinco or their Affiliates) not under any duty of confidentiality to the Disclosing Party without restriction on use or disclosure; (iii) the Confidential Information is independently developed by or for the Receiving Party; (iv) is publicly disclosed by other than the Receiving Party; or (v) is disclosed without restriction on use or disclosure by the Disclosing Party.

5.3
Each Receiving Party acknowledges that the Confidential Information of the Disclosing Party constitutes proprietary information or trade secrets valuable to such Disclosing Party and that unauthorized use or disclosure of such Confidential Information shall be presumed to cause irreparable harm to the Disclosing Party, and each Receiving Party agrees that the Disclosing Party shall be entitled, without waiving other rights or remedies, to seek such injunctive relief as may be deemed proper by a court of competent jurisdiction.

5.4
The Licensed Intellectual Property and the Excluded Marks shall remain the sole and exclusive property of Licensor or its U.S. Affiliates (other than Spinco), subject to the limited rights and licenses expressly granted to Company and its Subsidiaries pursuant to this Agreement.

Article 6—Termination/Cancellation

6.1
The term of this Agreement shall commence on the Closing Date, and shall continue at all times thereafter, except and to the extent expressly provided in Section 2.5, unless terminated/cancelled earlier by either Party as provided in this Article 6.

6.2
No waiver of any breach of, or default under, this Agreement shall constitute a waiver of any other breach of, or default under, this Agreement, and no waiver shall be effective unless made in writing and signed by an authorized representative of the Party waiving the breach or default.

6.3
The rights and licenses granted to Spinco and its Subsidiaries pursuant to this Agreement with respect to Licensed Intellectual Property shall be deemed, for purposes of Section 365(n) of the United States Bankruptcy Code (the "Code"), licenses to "Intellectual Property" as defined by the Code which may be assumed by Spinco or the Spinco Subsidiaries, provided, however, such

10

  licenses may be exercised only (i) in the Spinco Business, (ii) in the Territory, (iii) in the applicable Field of Use and (iv) in accordance with the scope of rights granted in this Agreement.

6.4
In the event of any material breach of any provision of this Agreement related to the Excluded Marks by Spinco, Spinco Subsidiaries or the Surviving Corporation which is not cured within twenty (20) days of written notice to the Surviving Corporation by Licensor, Licensor shall have the right to terminate/cancel any and all rights and licenses granted to Spinco and Spinco Subsidiaries under Licensed Excluded Marks; the foregoing being in addition to any other rights and remedies available to Licensor.

6.5
In the event of any material breach of any provision of this Agreement related to Licensed Intellectual Property by Spinco, Spinco Subsidiaries or the Surviving Corporation which is not cured within thirty (30) days of written notice to the Surviving Corporation by Licensor, Licensor shall have the right to terminate/cancel all rights and licenses granted to Spinco and Spinco Subsidiaries under Licensed Intellectual Property. The foregoing shall be in addition to any other rights and remedies available to Licensor.

Article 7—General Provisions

7.1
Notwithstanding anything to the contrary, the Spinco and Spinco Subsidiaries may, upon prior notice to Licensor: (i) assign, without the consent of Licensor, any of the rights and obligations hereunder to any Affiliate of Spinco that is actually conducting the Spinco Business of Spinco and Spinco Subsidiaries in the Enhanced Field of Use and Original Field of Use, provided that such Subsidiary agrees in writing to be bound by the terms and conditions of this Agreement, or (ii) assign, without the consent of Licensor, any of their rights and obligations hereunder to a third party in connection with a sale of all or substantially all of the Spinco Business of the Spinco and Spinco Subsidiaries in the Enhanced Field of Use or the Original Field of Use (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise), provided that such third party agrees in writing to be bound by the terms and conditions of this Agreement. The foregoing shall not apply to Designated Spinco Intellectual Property or Proprietary Business Information which may be assigned and conveyed to any third party by Spinco and Spinco Subsidiaries without restriction.

7.2
Except and to the extent expressly provided herein, the provisions of Article XI (Miscellaneous) of the Merger Agreement shall apply to this Agreement and such provisions are expressly incorporated herein; provided, however, in the event of conflict between the provisions of this Agreement and the Merger Agreement, the provisions of this Agreement shall take precedence.

[Signature Page Follows]

11

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives on the respective dates entered below.

VERIZON COMMUNICATIONS INC.
By:

Name:

Title:

Date:

NORTHERN NEW ENGLAND SPINCO INC.
By:

Name:

Title:

Date:

FAIRPOINT COMMUNICATIONS, INC.
By:

Name:

Title:

Date:

12

Exhibit C

Terms of Spinco Securities

Senior notes.

10-year term.

Bullet maturity.

No call for first five years.

Unsecured.

        Will rank equally with all existing and future senior unsecured indebtedness and senior to all existing and future subordinated indebtedness.

        The covenants and economic terms of the securities shall be established so that the Spinco Securities will be valued at par upon issuance (including, for the avoidance of doubt, for purposes of the Debt Exchange if Verizon elects to consummate such Debt Exchange at the Closing).

Explanatory Note Regarding Schedules

        The following schedules were omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

  Disclosure Letter to the Distribution Agreement, dated as of January 15, 2007, by and between Verizon Communication Inc. and Northern New England Spinco Inc.

  •
  Section 1.1(a) Retained Blended Customer Contracts
  •
  Section 1.1(b) Certain Excluded Contracts
  •
  Section 1.1(c) Leased Real Property
  •
  Section 1.1(d) Certain Owned Real Property
  •
  Section 1.1(e) Additional Spinco Assets
  •
  Section 1.1(f) Additional Spinco Liabilities
  •
  Section 1.1(g) Transferred Affiliate Arrangements
  •
  Section 1.1(h) Certain Verizon Assets Relating to Excluded Work Centers
  •
  Section 1.1(i) Additional Verizon Assets
  •
  Section 1.1(j) Additional Verizon Liabilities
  •
  Section 5.1 Working Capital Principles

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DISTRIBUTION AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II The Contribution
ARTICLE III Conditions
ARTICLE IV The Distribution
ARTICLE V Post Closing Adjustments
ARTICLE VI Transaction Agreements
ARTICLE VII Additional Covenants
ARTICLE VIII Access to Information
ARTICLE IX No Representations or Warranties
ARTICLE X Miscellaneous
Table of Contents
PUBLISHING AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II TERM OF AGREEMENT
ARTICLE III RIGHTS AND OBLIGATIONS OF PUBLISHER
ARTICLE IV RIGHTS AND OBLIGATIONS OF SPINCO
ARTICLE V CLAIMS, LIABILITY AND INDEMNIFICATION
ARTICLE VI TERMINATION
ARTICLE VII OTHER DEFAULTS; LIMITATION OF LIABILITY
ARTICLE VIII EXCUSED PERFORMANCE
ARTICLE IX MISCELLANEOUS
NON-COMPETITION AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II SPINCO NON-COMPETITION COVENANTS
ARTICLE III DISPUTE RESOLUTION
ARTICLE IV REMEDIES AND ENFORCEMENT
ARTICLE V MISCELLANEOUS
BRANDING AGREEMENT between [SPINCO SUBSIDIARY] and IDEARC MEDIA CORP. Dated as of [ ]
BRANDING AGREEMENT
ARTICLE I
INTELLECTUAL PROPERTY AGREEMENT among VERIZON COMMUNICATIONS INC., NORTHERN NEW ENGLAND SPINCO INC. and FAIRPOINT COMMUNICATIONS, INC. ,
INTELLECTUAL PROPERTY AGREEMENT
Article I—Definitions
Article 2—Grant of Licenses and Rights
Article 3—Taxes
Article 4—Disclaimer, Limited Warranty, Limitation of Liability and Indemnification
Article 5—Confidentiality
Article 6—Termination/Cancellation
Article 7—General Provisions
Terms of Spinco Securities
Explanatory Note Regarding Schedules